UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SERACARE LIFE SCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.001 per share, of SeraCare Life Sciences, Inc. (the “Common Stock”).

(2)	Aggregate number of securities to which transaction applies:

As of February 23, 2012, 20,199,094 shares of Common Stock and 799,874 shares of Common Stock issuable upon the exercise of options with exercise prices less than $4.00.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of: (A) 20,199,094 shares of Common Stock outstanding, multiplied by $4.00 per share and (B) options to purchase 799,874 shares of Common Stock with exercise prices less than $4.00 multiplied by $1.53, which is the difference between $4.00 and the weighted average exercise price of $2.47 per share.

(4)	Proposed maximum aggregate value of transaction:

$82,020,183

(5)	Total fee paid:

$9,400, determined based upon multiplying 0.0001146 by the proposed maximum aggregate value of the transaction.

☒	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

37 Birch Street
Milford, Massachusetts 01757
Telephone: (508) 244-6400
Fax: (508) 634-3394

March 12, 2012

MERGER PROPOSED — YOUR VOTE IS IMPORTANT

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of SeraCare Life Sciences, Inc., a Delaware corporation, which will be held on April 18, 2012, at 10:00 a.m., local time, at the offices of Foley Hoag LLP at Seaport West, 155 Seaport Boulevard, Boston, Massachusetts 02210.

At the special meeting, we will ask you to consider and vote on a proposal to adopt a merger agreement that we entered into with Project Plasma Holdings Corporation, whom we refer to as Buyer, and Project Plasma Merger Corp., a wholly owned subsidiary of Buyer whom we refer to as the Merger Subsidiary, on February 12, 2012, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of February 27, 2012. Buyer and the Merger Subsidiary are affiliates of Linden Capital Partners, or Linden, a Chicago-based private equity firm that focuses on middle-market leveraged buyout investments in the healthcare and life science industries. If stockholders representing at least a majority of the shares of our common stock outstanding on the record date adopt the merger agreement and the merger is completed, we will become a wholly owned subsidiary of Buyer, and you will be entitled to receive $4.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own.

After careful consideration, our board of directors, by the unanimous vote of all directors, approved the merger agreement and determined that the merger and the merger agreement are advisable and in the best interests of our company and our stockholders. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Your vote is very important. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date. Therefore, failure to vote will have the same effect as a vote against the adoption of the merger agreement.

In addition, the Securities and Exchange Commission has adopted rules that require us to seek a non-binding, advisory vote with respect to certain compensation arrangements for our named executive officers in connection with the merger. Our board of directors unanimously recommends that you vote “FOR” the merger-related compensation proposal described in the accompanying proxy statement.

The accompanying proxy statement provides a detailed description of the proposed merger, the merger agreement and related matters, and a copy of the merger agreement is included as Annexes A-1 and A-2 to the proxy statement. We urge you to read all of these materials carefully.

Whether or not you are able to attend the special meeting in person, please submit your proxy via the Internet (www.voteproxy.com), by telephone (1-800-PROXIES (776-9437)), or complete, sign and date the enclosed proxy card and return it in the provided envelope as soon as possible. If you have Internet access, we encourage you to record your vote via the Internet. This action will not limit your right to vote in person at the special meeting.

If you have any questions or need assistance voting your shares, please call our proxy solicitor, Phoenix Advisory Partners, at (877) 478-5038.

Thank you for your cooperation and your continued support of SeraCare Life Sciences, Inc.

Very truly yours,

Gregory A. Gould

Interim President and Chief Executive Officer
and Chief Financial Officer

This proxy statement is dated March 12, 2012 and is first being mailed to stockholders on or about March 13, 2012.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

37 Birch Street
Milford, Massachusetts 01757
Telephone: (508) 244-6400
Fax: (508) 634-3394

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On April 18, 2012

To the Stockholders of SeraCare Life Sciences, Inc.:

We will hold a special meeting of the stockholders of SeraCare Life Sciences, Inc. at the offices of Foley Hoag LLP, Seaport West, 155 Seaport Boulevard, Boston, Massachusetts 02210, on April 18, 2012, at 10:00 a.m., local time, to consider and act upon the following matters:

1.	To adopt the Agreement and Plan of Merger, dated as of February 12, 2012, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of February 27, 2012, by and among SeraCare Life Sciences, Inc. (“SeraCare,” “we,” “us,” “our,” or “ours”), Project Plasma Holdings Corporation (“Buyer”) and Project Plasma Merger Corp., a wholly owned subsidiary of Buyer (the “Merger Subsidiary”), as such may be amended from time to time, pursuant to which each holder of shares of SeraCare common stock will be entitled to receive $4.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held by such holder.
2.	To consider and vote on a proposal to approve, by a non-binding, advisory vote, certain compensation arrangements for our named executive officers in connection with the merger, which we refer to as the golden parachute proposal.
3.	To approve a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement, which we refer to as the adjournment proposal.
4.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting.

A copy of the merger agreement is attached as Annexes A-1 and A-2 to the accompanying proxy statement.

Only holders of record of our common stock as of the close of business on March 12, 2012 are entitled to receive notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date, and the approval of each of the golden parachute proposal and the adjournment proposal requires the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the special meeting. The list of stockholders entitled to vote at the special meeting will be available for inspection at our principal executive offices at 37 Birch Street, Milford, Massachusetts 01757 during ordinary business hours at least 10 days before the special meeting.

Whether or not you are able to attend the special meeting in person, please submit your proxy via the Internet (www.voteproxy.com) or by telephone (1-800-PROXIES (776-9437)), or complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. If you have Internet access, we encourage you to record your vote via the Internet. This action will not limit your right to vote in person at the special meeting. If you fail to vote by proxy or in person, it will have the same effect as a vote against the adoption of the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” adoption of the merger agreement, “FOR” approval of the golden parachute proposal and “FOR” the adjournment proposal.

Our board of directors unanimously recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the golden parachute proposal and “FOR” approval of the adjournment proposal.

If the merger becomes effective, our stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of our common stock, as determined by the Delaware Court of Chancery under applicable provisions of Delaware law, subject to the satisfaction of the requirements for exercising and perfecting such rights. A copy of the full text of the applicable Delaware statutory provisions is included as Annex C to the accompanying proxy statement, and a summary of these provisions can be found under the section entitled “Appraisal Rights” beginning on page 85 in the accompanying proxy statement.

Only stockholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of the common stock and valid photo identification.

By Order of the Board of Directors,

Gregory A. Gould Secretary

Milford, Massachusetts
March 12, 2012

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting To Be Held on April 18, 2012

The notice of special meeting, proxy statement and proxy card are available, and any additional soliciting materials sent to security holders or made available after the date of the proxy statement will also be available, at http://www.seracare.com/InvestorCenter/tabid/210/.

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SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. Accordingly, we urge you to read carefully this entire proxy statement and the annexes to this proxy statement. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

In this proxy statement, the terms “we,” “us,” “our,” “our company” and “SeraCare” refer to SeraCare Life Sciences, Inc., the term “Buyer” refers to Project Plasma Holdings Corporation, the term “Merger Subsidiary” refers to Project Plasma Merger Corp., a wholly owned subsidiary of Buyer, the term “Linden” refers to Linden Capital Partners, an affiliate of Buyer and the Merger Subsidiary, and the term “merger agreement” refers to the Agreement and Plan of Merger, dated as of February 12, 2012, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of February 27, 2012, by and among SeraCare, Buyer and the Merger Subsidiary, as it may be amended from time to time.

Parties to the Merger

SeraCare Life Sciences, Inc.
37 Birch Street
Milford, Massachusetts 01757
Telephone: (508) 244-6400

SeraCare serves the global life sciences industry by providing vital products and services to facilitate the discovery, development and production of human diagnostics and therapeutics. SeraCare’s innovative portfolio includes diagnostic controls, plasma-derived reagents and molecular biomarkers, biobanking and contract research services. SeraCare’s quality systems, scientific expertise and state-of-the-art facilities support its customers in meeting the stringent requirements of the highly regulated life sciences industry.

Linden Capital Partners
c/o Linden LLC
111 S. Wacker Drive, Suite 3350
Chicago, Illinois 60606
Telephone: (312) 506-5600

Linden is a Chicago-based private equity firm focused on leveraged buyouts in the healthcare and life science industries. Linden’s investment strategy is based upon three elements: healthcare and life science industry specialization, integrated private equity and operating expertise, and strategic relationships with large corporations.

Project Plasma Holdings Corporation
c/o Linden LLC
111 S. Wacker Drive, Suite 3350
Chicago, Illinois 60606
Telephone: (312) 506-5600

Buyer is an affiliate of Linden and was formed solely for the purpose of acquiring and holding us. Buyer has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the proposed merger, we will become a wholly owned subsidiary of Buyer.

Project Plasma Merger Corp.
c/o Linden LLC
111 S. Wacker Drive, Suite 3350
Chicago, Illinois 60606
Telephone: (312) 506-5600

The Merger Subsidiary is a direct, wholly owned subsidiary of Buyer and was formed solely for the purpose of facilitating Buyer’s acquisition of us. The Merger Subsidiary has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the proposed merger, the Merger Subsidiary will merge with and into us and will cease to exist.

The Merger (page 18)

Upon the terms and subject to the conditions of the merger agreement, the Merger Subsidiary will be merged with and into us, and each holder of shares of our common stock will be entitled to receive $4.00 in cash, without interest and less any applicable withholding taxes, for each share of common stock held by such holder immediately prior to the merger (unless such holder has not voted in favor of the merger agreement and has properly exercised his or her statutory appraisal rights with respect to the merger). Following the merger, we will cease to be a publicly traded company and will instead become a wholly owned subsidiary of Buyer. You will not own any shares of the surviving corporation of the merger. The merger agreement is attached as Annexes A-1 and A-2 to this proxy statement. Please read it carefully.

The Special Meeting of Stockholders (page 15)

The special meeting will be held on April 18, 2012 at 10:00 a.m., local time, at the offices of Foley Hoag LLP at Seaport West, 155 Seaport Boulevard, Boston, Massachusetts 02210. At the special meeting, you will be asked to vote upon a proposal to adopt the merger agreement that we have entered into with Buyer and the Merger Subsidiary, which we refer to as the merger proposal. You will also be asked to vote upon a non-binding proposal to approve the compensation that may become payable to certain of our named executive officers in connection with the completion of the merger, which we refer to as the golden parachute proposal, and a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement, which we refer to as the adjournment proposal. You may also be asked to vote upon such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

Record Date; Stock Entitled to Vote (page 15)

Our board of directors has fixed the close of business on March 12, 2012, as the record date for determining stockholders entitled to receive notice of and to vote at the special meeting. On the record date, we had 20,186,555 outstanding shares of common stock held by approximately 132 stockholders of record. We have no other class of voting securities outstanding.

Stockholders of record on the record date will be entitled to one vote per share of our common stock on any matter that may properly come before the special meeting and any adjournment or postponement of that meeting.

Vote Required for Approval (page 16)

Pursuant to the requirements of the General Corporation Law of the State of Delaware, or the DGCL, the approval of the merger proposal requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date. Abstentions and broker non-votes, as described below, will have the same effect as a vote “AGAINST” the approval of the merger proposal.

The affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the special meeting will be required to approve each of the golden parachute proposal and the adjournment proposal. Abstentions will have the same effect as a vote “AGAINST” the approval of these proposals. Broker non-votes will have no effect on the approval of these proposals.

Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not, in the absence of specific instructions from those customers, give a proxy to vote their customers’ shares with respect to the approval of the merger proposal, the golden parachute proposal or the adjournment proposal. Shares held by brokers or other nominees that are not voted for lack of instructions from their customers are referred to as “broker non-votes.” Broker non-votes will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” the merger proposal. Assuming a quorum is present at the special meeting, broker non-votes will have no effect on the approval of the golden parachute proposal or the adjournment proposal.

Our Board’s Recommendation (page 15)

Our board of directors has unanimously (i) determined that the merger and the merger agreement are advisable and in the best interests of our company and our stockholders, (ii) approved the merger agreement, (iii) resolved to recommend that stockholders vote in favor of the adoption of the merger agreement, and

(iv) directed that such matter be submitted for the consideration of our stockholders at the special meeting. Accordingly, our board of directors unanimously recommends that our stockholders vote “FOR” the merger proposal, “FOR” the golden parachute proposal and “FOR” the adjournment proposal.

For the factors considered by our board of directors in reaching its decision to approve the merger agreement, see “The Merger — Reasons for the Merger and Recommendation of our Board of Directors” beginning on page 35 of this proxy statement.

Opinion of SeraCare’s Financial Advisor (page 40 and Annex B)

In connection with the merger, our financial advisor, Lazard Frères & Co. LLC, or Lazard, rendered to our board of directors its oral opinion, subsequently confirmed in writing, that as of February 12, 2012, and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the consideration to be received by holders of shares of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Lazard, dated as of February 12, 2012, is attached as Annex B to this proxy statement and is incorporated by reference into this proxy statement in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Lazard in rendering its opinion. The summary of the opinion of Lazard in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Lazard’s opinion is directed to our board of directors and addresses only the fairness, from a financial point of view, of the consideration to be received by holders of shares of our common stock pursuant to the merger agreement as of the date of the opinion. Lazard’s opinion does not address any other aspects of the merger and does not constitute a recommendation to any holder of our common stock as to how to vote at any stockholders’ meeting held in connection with the merger or whether to take any other action with respect to the merger.

Conditions to the Merger (page 79)

Conditions to Each Party’s Obligations.  The respective obligations of each party to effect the merger are subject to the satisfaction or, to the extent permitted by law, waiver of each of the following conditions:

•	the adoption of the merger agreement by the holders of a majority of the shares of our common stock outstanding on the record date for the special meeting;
•	the termination or expiration of any waiting period (and any extension thereof) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act; and
•	no governmental authority of competent jurisdiction in the United States will have enacted, issued or promulgated any law, or issued or granted any order, that is in effect as of immediately prior to the effective time of the merger and that has the effect of making the merger illegal in the United States or that has the effect of prohibiting or otherwise preventing the consummation of the merger in the United States.

Conditions to Buyer’s and the Merger Subsidiary’s Obligations.  The obligations of Buyer and the Merger Subsidiary to consummate the merger are subject to the satisfaction or, to the extent permitted by law, waiver of further conditions, including:

•	our representations and warranties in the merger agreement relating to corporate existence, good standing, power, authority, approval, broker’s and finder’s fees, and certain anti-takeover statutes must be true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger, except to the extent that such representation or warranty relates to an earlier time (in which case as of such earlier time);
•	our representations and warranties in the merger agreement relating to capitalization must be true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger, except where the failure to be so true and correct would not result in the payment by Buyer or the surviving corporation of aggregate merger consideration in excess of $500,000 over the aggregate merger consideration that would have been payable by Buyer or the surviving corporation in the absence of such failure to be true and correct;
•	our other representations and warranties in the merger agreement that are qualified by reference to a material adverse effect on us must be true and correct as of the date of the merger agreement and as of the closing date of the merger, except where made as of a specific earlier date, in which case they must be true and correct as of such earlier date;
•	our other representations and warranties in the merger agreement that are not qualified by reference to a material adverse effect on us must be true and correct as of the date of the merger agreement and as of the closing date of the merger, except where made as of a specific earlier date, in which case they must be true and correct as of such earlier date, other than where the failures to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on us (provided that, for this purpose, our representations and warranties will be deemed not qualified by any references therein to materiality);
•	we must have performed in all material respects all obligations required to be performed by us under the merger agreement at or prior to the closing date of the merger;
•	since the date of the merger agreement, there must not have been any condition, circumstance, event, change, occurrence, state of facts or effect that has had or would reasonably be expected to have a material adverse effect on us;
•	Buyer must have received a certificate signed on our behalf by our chief executive officer and chief financial officer as to the satisfaction of the conditions described in the preceding six bullets;
•	we must have filed with the Securities and Exchange Commission, or the SEC, all reports required to be filed with the SEC prior to the effective time of the merger and that are required to contain financial statements; and
•	Buyer must have received an affidavit, sworn by us under penalties of perjury, stating that we are not and have not been a United States real property holding corporation during a specified time period.

Conditions to SeraCare’s Obligations.  Our obligation to consummate the merger is subject to the satisfaction or waiver of further conditions, including:

•	the representations and warranties of Buyer and the Merger Subsidiary in the merger agreement relating to corporate existence, good standing, power, subsidiaries, conduct of business, authority, approval, broker’s and finder’s fees, availability of funds, the sponsor guarantee, agreements with our stockholders or employees, and interested stockholders must be true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger, except to the extent that such representation or warranty relates to an earlier time (in which case as of such earlier time);
•	the other representations and warranties of Buyer and the Merger Subsidiary in the merger agreement that are qualified by reference to a material adverse effect on Buyer must be true and correct as of the date of the merger agreement and as of the closing date of the merger, except where made as of a specific earlier date, in which case they must be true and correct as of such earlier date;
•	the other representations and warranties of Buyer and the Merger Subsidiary in the merger agreement that are not qualified by reference to a material adverse effect on Buyer must be true and correct as of the date of the merger agreement and as of the closing date of the merger, except where made as of a specific earlier date, in which case they must be true and correct as of such earlier date, other than where the failures to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Buyer (provided that, for this purpose, their representations and warranties will be deemed not qualified by any references therein to materiality);
•	Buyer and the Merger Subsidiary must have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date of the merger; and
•	we must have received a certificate signed on behalf of Buyer and the Merger Subsidiary by the respective chief executive officers and chief financial officers of Buyer and the Merger Subsidiary as to the satisfaction of the conditions described in the preceding four bullets.

No Solicitation (page 74)

Immediately upon signing of the merger agreement, we agreed not to, and agreed not to authorize or permit any of our officers, directors or employees, or authorize any of our financial advisors, attorneys or other advisors or representatives to (i) solicit, initiate, or knowingly encourage or induce the submission or announcement of any takeover proposal, (ii) publicly approve, endorse or recommend to our stockholders any takeover proposal, or enter into any agreement or instrument with respect to any takeover proposal or any agreement or instrument that by its express written terms requires us to terminate the merger agreement, (iii) participate or engage in any discussions or negotiations with any person or group other than Buyer or its affiliates regarding any takeover proposal, or furnish any confidential information relating to us, or afford access to our business, properties, assets, books or records, to any third party that to our knowledge is seeking to make or has made any takeover proposal, (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement with a third party whom we have reason to believe is seeking to make or has made any takeover proposal, unless our board of directors determines in good faith that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties, or (v) agree to or publicly propose to do any of the foregoing.

Notwithstanding the restrictions described above, at any time before the adoption of the merger agreement by our stockholders, if our board of directors receives an unsolicited written takeover proposal from a third party that did not result from a breach of the provisions of the merger agreement regarding restrictions on solicitations, we are entitled to participate or engage in discussions or negotiations regarding such takeover proposal and may provide or furnish information to the third party making the takeover proposal so long as our board of directors: (i) determines in good faith that the takeover proposal is bona fide, (ii) determines in good faith, after consultation with our financial advisor and outside counsel, that the takeover proposal is, or could reasonably be expected to result in or lead to, a superior proposal, and (iii) determines in good faith, after consultation with our outside counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of our board of directors. We may furnish information to a third party that has made a takeover proposal only in accordance with a confidentiality agreement that predates the merger agreement or that does not prohibit us from complying with our obligations under the merger agreement, and that generally contains provisions no less favorable to us in the aggregate than the provisions of our confidentiality agreement dated as of August 27, 2011 with Linden Manager LP.

Termination of the Merger Agreement (page 81)

We, Buyer and the Merger Subsidiary may terminate the merger agreement by mutual written consent at any time before the effective time of the merger. In addition, either Buyer or we may terminate the merger agreement, subject to certain conditions, at any time before the consummation of the merger if:

•	the merger has not been consummated on or prior to July 16, 2012, which we refer to as an outside date termination. The right to terminate the merger agreement for this reason shall not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the merger to be consummated by July 16, 2012;

•	any law or order enacted, issued, granted or promulgated by any governmental authority of competent jurisdiction in the United States that has the effect of making the merger illegal in the United States or that has the effect of prohibiting or otherwise preventing the consummation of the merger in the United States shall be in effect and, in the case of an order, shall have become final and non-appealable, but only if the party seeking to terminate the merger agreement for this reason shall have used the efforts required by the merger agreement to resist, lift or resolve such law or order; or
•	upon a vote at a duly held meeting of our stockholders the adoption of the merger agreement fails to obtain approval by the holders of a majority of the outstanding shares of our common stock, which we refer to as a stockholder vote termination.

Buyer may also terminate the merger agreement at any time before the receipt of the affirmative vote of the holders of a majority of the outstanding shares of our common stock to adopt the merger agreement if:

•	our board of directors effects a change in recommendation (as described under “The Merger Agreement — No Solicitation — Change in Recommendation” beginning on page 75 of this proxy statement);
•	we have breached or failed to perform any of our covenants or other agreements contained in the merger agreement, or any of our representations or warranties in the merger agreement were inaccurate when made, or have since become inaccurate, in any case such that the breach, failure to perform or inaccuracy would give rise to a failure of a closing condition of Buyer and is incapable of being cured or has not been cured by the earlier of 20 business days after receipt of written notice thereof or the close of business on July 11, 2012, which we refer to as a company breach termination; or
•	we breach any of our obligations under the non-solicitation provisions in the merger agreement in any material respect, which we refer to as a non-solicitation breach termination.

Buyer may not terminate the merger agreement for the reasons described in the preceding three bullet points if a breach of the merger agreement by Buyer or the Merger Subsidiary would cause any of our closing conditions with respect to the accuracy of the representations and warranties of Buyer and the Merger Subsidiary or their compliance with their obligations under the merger agreement not to be satisfied.

We may also terminate the merger agreement at any time before the receipt of the affirmative vote of the holders of a majority of the outstanding shares of our common stock to adopt the merger agreement if:

•	(i) our board of directors has received a superior proposal (as described under “The Merger Agreement — No Solicitation — Change in Recommendation” beginning on page 75 of this proxy statement), (ii) we have complied with our obligations under the non-solicitation provisions of the merger agreement, (iii) our board of directors concurrently approves, and we enter into, an alternative acquisition agreement with respect to the superior proposal, and (iv) we pay the termination fee described under “Summary — Termination Fees” beginning on page 7 of this proxy statement, which we refer to as a superior proposal termination; or
•	Buyer or the Merger Subsidiary has breached or failed to perform any of their covenants or other agreements contained in the merger agreement, or any of their representations or warranties in the merger agreement were inaccurate when made, or have since become inaccurate, in any case such that the breach, failure to perform or inaccuracy would give rise to a failure of a closing condition of ours and is incapable of being cured or has not been cured by the earlier of 20 business days after receipt of written notice thereof or the close of business on July 11, 2012, which we refer to as a buyer breach termination.

We may not terminate the merger agreement based on a buyer breach termination if a breach of the merger agreement by us would cause any of Buyer’s closing conditions with respect to the accuracy of our representations and warranties or our compliance with our obligations under the merger agreement not to be satisfied.

Additionally, we may terminate the merger agreement at any time prior to the effective time of the merger if:

•	all of the conditions described under “Summary — Conditions to the Merger — Conditions to Each Party’s Obligations” beginning on page 3 of this proxy statment and “— Conditions to Buyer’s and the Merger Subsidiary’s Obligations” beginning on page 3 of this proxy statement have been satisfied or, to the extent permitted by law, waived;
•	we have confirmed to Buyer in writing that we are ready, willing and able to consummate the merger; and
•	Buyer and the Merger Subsidiary have failed to consummate the merger within two business days following the satisfaction or, to the extent permitted by law, waiver of the conditions described under “Summary — Conditions to the Merger” beginning on page 3 of this proxy statement, other than conditions that by their nature cannot be satisfied until the closing date, which we refer to as a failure to close termination.

Termination Fees (page 82)

We have agreed to pay Buyer a termination fee of $2.5 million, which we refer to as the termination fee, in the event that:

•	Buyer terminates the merger agreement on the basis that our board of directors has effected a change in recommendation;
•	we terminate the merger agreement based on a superior proposal termination; or
•	(i) either (A) Buyer or we terminate the merger agreement based on an outside date termination or a stockholder vote termination, and a takeover proposal has been publicly announced or otherwise publicly communicated to our stockholders and not withdrawn before the special meeting or (B) Buyer terminates the merger agreement based on a non-solicitation breach termination, (ii) at the time of termination neither Buyer nor the Merger Subsidiary was in breach of the merger agreement such that our closing conditions would not be satisfied, and (iii) within 12 months after the special meeting, we enter into an agreement to effect, or we consummate, any takeover proposal as a result of which (1) the proponent of such takeover proposal acquires 50% or more of the outstanding shares of our common stock, (2) the proponent of such takeover proposal acquires assets or businesses that constitute, represent or generate 50% or more of our total revenue or total assets, or (3) the holders of our common stock immediately prior to the consummation of such takeover proposal hold 50% or less of the equity interests of the surviving or resulting entity that are outstanding immediately following the consummation of such takeover proposal.

Buyer has agreed to pay us a termination fee of $5.0 million, which we refer to as the reverse termination fee, in the event that we terminate the merger agreement based on a buyer breach termination or a failure to close termination.

Expenses (page 83)

We and Buyer are required to pay our own expenses in connection with the merger agreement and consummation of the transactions contemplated thereby, whether or not the merger is consummated, except that Buyer agreed to pay any fees payable under or pursuant to antitrust or competition laws.

We also agreed that, if we terminate the merger agreement based on a stockholder vote termination, or if Buyer terminates the merger agreement based on a company breach termination or a non-solicitation breach termination, and at the time of termination neither Buyer nor the Merger Subsidiary was in breach of any provision of the merger agreement such that our closing conditions would not be satisfied, we will reimburse Buyer for up to $1.0 million of its reasonable and documented out-of-pocket fees and expenses, including legal fees and expenses, incurred in connection with the merger and the merger agreement. If we reimburse such expenses and must later pay the termination fee described above, the termination fee will be reduced by the amount of expenses so reimbursed.

Appraisal Rights (page 85)

Under Delaware law, holders of our common stock may have the right to an appraisal of the fair value of their shares of common stock in connection with the merger and to receive that value in lieu of the merger consideration. To exercise appraisal rights, a holder of our common stock must not vote for the proposal to adopt the merger agreement, must deliver to us a written appraisal demand before the stockholder vote on the merger agreement is taken at the special meeting, must not submit a letter of transmittal, and must strictly comply with all of the procedures required by Delaware law.

A copy of the full text of Section 262 of the DGCL is included as Annex C to this proxy statement. Failure to follow the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Material United States Federal Income Tax Consequences (page 58)

If the merger is completed, the exchange of common stock by our stockholders for the cash merger consideration will generally be treated as a taxable transaction for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended. Because of the complexities of the tax laws, we advise you to consult your personal tax advisors concerning the applicable United States federal, state, local, foreign and other tax consequences of the merger to you.

Treatment of Options and Restricted Stock Awards; Stock Plans (page 63)

Options and Restricted Stock Awards.  We have issued options to purchase shares of our common stock under our Amended and Restated 2001 Stock Incentive Plan and our 2009 Equity Incentive Plan (which, together, we refer to as the stock plans). Each stock option which has not been exercised and has not expired or terminated and remains outstanding immediately prior to the effective time of the merger will be canceled, and the holder of any such option will be entitled to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of our common stock issuable upon exercise of the stock option and (ii) the merger consideration less the exercise price per share of the stock option and less applicable withholding taxes. Any stock option with an exercise price equal to or greater than $4.00 per share will be canceled without any payment.

As of the effective time of the merger, each share of common stock issued pursuant to a stock plan that is subject to a risk of forfeiture or a right of repurchase until vested by continued employment or other service to us (which we refer to as restricted stock) that is outstanding and unvested immediately prior to the effective time of the merger will become fully vested and the holder of any such restricted stock will be entitled to receive the merger consideration less applicable withholding taxes.

Stock Plans.  Unless we, Buyer and the Merger Subsidiary agree otherwise, as of the effective time of the merger, we will terminate the stock plans and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of our capital stock.

Interests of Our Directors and Executive Officers in the Merger (page 51)

In considering the recommendation of our board of directors with respect to the merger agreement, holders of shares of our common stock should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board of directors was aware that these interests existed when it approved the merger agreement. These interests include:

•	accelerated vesting, as a result of the merger, of certain equity awards held by our directors and executive officers;
•	severance arrangements for our Interim President and Chief Executive Officer and Chief Financial Officer pursuant to the terms of his employment agreement;
•	indemnification of our directors and executive officers by the surviving corporation following the merger; and
•	certain provisions of the merger agreement for the benefit of our employees.

These arrangements are further described under “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 51 of this proxy statement.

Common Stock Ownership of Our Directors and Executive Officers (page 89)

As of March 12, 2012, our current directors and executive officers beneficially owned in the aggregate 1,330,759 shares of our common stock or approximately 6.6% of our total outstanding shares. The share ownership of our directors and executive officers is further described under “Security Ownership of Management and Certain Beneficial Owners” beginning on page 89 of this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers briefly address some commonly asked questions about the special meeting of stockholders and the merger. These questions and answers may not address all questions that may be important to you as a stockholder. You should carefully read this entire proxy statement, including each of the annexes.

Q.	What is the proposed transaction?
A.	We, Buyer and the Merger Subsidiary have entered into a definitive agreement pursuant to which, and subject to the terms and conditions thereof, Buyer will acquire us by merging the Merger Subsidiary with and into us, with our company as the surviving corporation of the merger. We will cease to be a publicly traded company and will become a wholly owned subsidiary of Buyer.
Q.	If the merger is completed, what will I be entitled to receive for my shares of SeraCare common stock, and when will I receive it?
A.	You will be entitled to receive $4.00 in cash, without interest and less any applicable withholding taxes, for each share of SeraCare common stock that you own. This does not apply to shares held by our stockholders, if any, who properly perfect appraisal rights under Delaware law.

After the merger closes, Buyer will arrange for a letter of transmittal to be sent to each of our stockholders for use in surrendering stock certificates or transferring uncertificated shares in exchange for the merger consideration. The merger consideration will be paid to a stockholder once that stockholder submits a properly completed letter of transmittal, his, her or its stock certificates and any other required documentation or, in the case of book-entry transfer of uncertificated shares of our common stock, an “agent’s message”.

Q.	When is the merger expected to be completed?
A.	We expect the merger to be completed in the second quarter of the 2012 calendar year. However, the merger is subject to various closing conditions, including stockholder and regulatory approvals, and it is possible that the failure to timely meet these closing conditions or other factors outside our control could require us to complete the merger at a later time or not at all.
Q.	What will happen to my shares of SeraCare common stock after the merger?
A.	Following the effectiveness of the merger, your shares of SeraCare common stock will represent only the right to receive the merger consideration, and trading in our common stock on The NASDAQ Capital Market will cease. Price quotations for our common stock will no longer be available, and we will cease filing periodic reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act.
Q.	What will I be asked to vote upon at the special meeting?
A.	You will be asked to vote on:
•	the adoption of the merger agreement that we have entered into with Buyer and the Merger Subsidiary, pursuant to which the Merger Subsidiary will be merged with and into us and we will become a wholly owned subsidiary of Buyer, which we refer to as the merger proposal;
•	the approval, by a non-binding, advisory vote, of certain compensation arrangements for our named executive officers in connection with the merger, which we refer to as the golden parachute proposal; and
•	the approval of the adjournment or postponement, if necessary, of the special meeting to solicit additional proxies in favor of adoption of the merger agreement, which we refer to as the adjournment proposal.

Whether or not you are able to attend the special meeting in person, please submit your proxy via the Internet (www.voteproxy.com) or by telephone (1-800-PROXIES (776-9437)), or complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible.

Q.	What stockholder approval is required for the merger proposal?
A:	The holders of a majority of the outstanding shares of our common stock on March 12, 2012, which is the record date for the special meeting of stockholders, must vote in favor of the merger proposal. Only holders of record of our common stock at the close of business on the record date are entitled to receive notice of and to vote at the special meeting. As of the close of business on the record date, there were 20,186,555 shares of our common stock outstanding, held by approximately 132 stockholders of record, and entitled to vote at the special meeting. Abstentions and broker non-votes (as described below) will have the same effect as a vote “AGAINST” the adoption of the merger agreement.
Q.	What stockholder approval is required for the golden parachute proposal?

The holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the special meeting will be required to approve the golden parachute proposal. Abstentions will have the same effect as a vote “AGAINST” the golden parachute proposal. Broker non-votes will have no effect on the approval of the golden parachute proposal.

Q.	What stockholder approval is required for the adjournment proposal?

The holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the special meeting will be required to approve the adjournment proposal. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal. Broker non-votes will have no effect on the approval of the adjournment proposal.

Q.	Who is entitled to vote at the special meeting?
A.	Holders of record of shares of our common stock as of the close of business on March 12, 2012 are entitled to vote at the special meeting. Such holders are entitled to one vote per share of our common stock held.
Q.	Why is our board of directors recommending the merger?
A.	Our board of directors engaged in a lengthy process, with the assistance of Lazard, to explore the strategic alternatives available to us, including a sale of our company. After careful consideration and consultation with our senior management, legal counsel and financial advisor, our board of directors, by the unanimous vote of all directors, approved the merger agreement and determined that the merger and the merger agreement are advisable and in the best interests of our company and our stockholders. Our board of directors unanimously recommends that you adopt the merger agreement. For a more detailed explanation of the factors that our board of directors considered in determining whether to recommend the merger, see “The Merger — Reasons for the Merger and Recommendation of our Board of Directors” beginning on page 35 of this proxy statement.
Q.	What should I do now?
A.	After carefully reading and considering the information contained in this proxy statement, please vote in one of the following three ways, regardless of whether you plan to attend the special meeting: (i) by completing your proxy through the Internet at the address listed on the accompanying proxy card, (ii) by completing your proxy using the toll-free telephone number listed on the proxy card, or (iii) by completing, signing and dating the proxy card and returning it in the enclosed postage-prepaid envelope. You can also attend the special meeting and vote in person. Do NOT enclose or return your stock certificate(s) with your proxy card.
Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?
A.	No. Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of those shares may not, in the absence of specific instructions from those customers, give a proxy to vote their customers’ shares with respect to the approval of the merger proposal, the golden parachute proposal or the adjournment proposal. You should follow the procedures provided by your broker regarding the voting of your shares. Shares of our common stock that are not voted by brokers for lack of specific instructions from their customers are referred to as “broker non-votes” and will not be counted as votes cast or shares voting and will have the same effect as a vote “AGAINST” the approval of the merger proposal. Assuming a quorum is present at the special meeting, broker non-votes will have no effect on the approval of the golden parachute proposal or the adjournment proposal.
Q.	What if I do not vote?
A.	If you fail to vote in person or by proxy, it will have the same effect as a vote “AGAINST” the merger proposal. Failure to vote will have no effect on the golden parachute proposal or the adjournment proposal. Failure to vote could adversely affect our ability to obtain a quorum at the special meeting.

If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the merger proposal, “FOR” the golden parachute proposal and “FOR” the adjournment proposal.

If you submit your properly signed proxy and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will have the same effect as a vote “AGAINST” the merger proposal, “AGAINST” the golden parachute proposal and “AGAINST” the adjournment proposal.

Q.	When should I cast my vote?
A.	You should complete your proxy card through the Internet or by telephone or mail in your proxy card as soon as possible, but in any event before April 18, 2012, so that your shares will be voted at the special meeting.
Q.	May I change my vote after I have mailed my signed proxy card or voted via the Internet or by telephone?
A.	Yes. You may change your vote and revoke your proxy at any time before the polls close at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to our Secretary stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker or other nominee to vote your shares, you must follow the directions received from your broker to change those instructions. With respect to voting your proxy via the Internet or by telephone, you can revoke your proxy by voting again, and only your last action via the Internet or by telephone will be counted.
Q.	May I vote in person?
A.	Yes. You may attend the special meeting of stockholders and vote your shares of our common stock in person. If you hold shares in “street name,” you must provide a proxy executed by your broker or other nominee in your favor in order to vote your shares at the special meeting. In accordance with our security procedures, all persons attending the special meeting will be required to present picture identification.
Q:	Am I entitled to appraisal rights?
A:	Under the DGCL, holders of shares of our common stock who do not vote for the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as, or less than the amount that a stockholder will be entitled to receive under the merger agreement. Any holder of shares of our common stock intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to us prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of the adoption of the merger agreement. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights. Because of the complexity of the Delaware law relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel. For more information, see “Appraisal Rights” beginning on page 85 of this proxy statement. In addition, a copy of the full text of Section 262 of the DGCL is attached as Annex C to this proxy statement.

Q.	Will the merger be a taxable transaction to me?
A.	The receipt of cash for shares of our common stock pursuant to the merger will generally be a taxable transaction for United States federal income tax purposes. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of our common stock. For a more detailed explanation of the tax consequences of the merger, see “Material United States Federal Income Tax Consequences” beginning on page 58 of this proxy statement. You should consult your tax advisor on how specific tax consequences of the merger apply to you.
Q.	Should I send in my stock certificates now?
A.	No. After the merger closes, Buyer will arrange for a letter of transmittal containing detailed instructions to be sent to each stockholder. The merger consideration will be paid to a stockholder once that stockholder submits a properly completed letter of transmittal accompanied by that stockholder’s stock certificates and any other required documentation.

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES NOW.

Q.	What should I do if I have questions?
A.	You should direct any questions regarding extra copies of the proxy materials, the special meeting of stockholders or the merger to our proxy solicitor, Phoenix Advisory Partners, at (877) 478-5038.

If your brokerage firm, bank, trust or other nominee holds your shares in “street name,” you should also call your brokerage firm, bank, trust or other nominee for additional information.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We caution you that this document contains disclosures that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about us and the merger. All statements regarding our expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budget, projected costs or cost savings, capital expenditures, competitive positions, growth opportunities for existing products or products under development, plans and objectives of management for future operations, markets for stock, and our evaluation of strategic alternatives, including the merger, are forward-looking statements. In addition, forward-looking statements include statements in which we use words such as “expect,” “believe,” “anticipate,” “intend,” or similar expressions. These forward-looking statements are based upon information presently available to our management and are inherently subjective, uncertain and subject to change, due to any number of risks and uncertainties. Factors that could cause events not to occur as expressed in the forward-looking statements in this document include, but are not limited to, unanticipated delays; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of the litigation that has been instituted with respect to the merger; and the inability to complete the merger due to the failure to obtain the approval of our stockholders of the adoption of the merger agreement or the failure to satisfy other closing conditions, including the receipt of required regulatory approvals, as well as other risk factors detailed in our Annual Report on Form 10-K filed with the SEC on November 21, 2011, as amended, under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” and otherwise in our reports and filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to control or predict. You should not place undue reliance on any forward-looking statements, since those statements speak only as of the date that they are made. We assume no obligation to update, revise or correct any forward-looking statements after the date of this document or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise, except as otherwise may be required by law.

THE SPECIAL MEETING OF STOCKHOLDERS

We are furnishing this proxy statement to you, as a holder of our common stock, as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders, or at any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

The special meeting of our stockholders will be held at the offices of Foley Hoag LLP at Seaport West, 155 Seaport Boulevard, Boston, Massachusetts 02210, on April 18, 2012, at 10:00 a.m., local time.

Purpose of the Special Meeting

The purpose of the special meeting is:

•	to vote on a proposal to adopt the merger agreement, a copy of which is attached as Annex A-1 and Annex A-2 to this proxy statement, which we refer to as the merger proposal;
•	to vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for our named executive officers in connection with the merger, which we refer to as the golden parachute proposal;
•	to vote on a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement, which we refer to as the adjournment proposal; and
•	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting.

Our Board’s Recommendation

Our board of directors, by the unanimous vote of all directors, approved the merger agreement and determined that the merger and the merger agreement are advisable and in the best interests of our company and our stockholders. Accordingly, our board of directors unanimously recommends that you vote “FOR” the merger proposal, “FOR” the golden parachute proposal and “FOR” the adjournment proposal.

Record Date; Stock Entitled to Vote

The holders of record of shares of our common stock as of the close of business on March 12, 2012, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, there were 20,186,555 shares of our common stock outstanding and entitled to vote held by approximately 132 stockholders of record. Each share of our common stock entitles the holder to one vote on all matters properly coming before the special meeting or any adjournment or postponement thereof.

Quorum

Our by-laws and Delaware law require the presence, in person, or by duly authorized proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting to constitute a quorum. Both abstentions and “broker non-votes” (as that term is described under “— Voting” beginning on page 16 of this proxy statement) will be counted as present for purposes of determining the existence of a quorum. If a quorum is not present at the special meeting, the special meeting may be adjourned by either the chairman of the meeting or by the holders of a majority of the shares of our common stock represented at the meeting, but no other business may be conducted. If a quorum is not present, we expect to adjourn the special meeting to solicit additional proxies and intend to vote any proxies we have received at the time of the special meeting in favor of an adjournment.

Vote Required for Approval

Our charter and by-laws and Delaware law require the affirmative vote of holders of a majority of the shares of our common stock outstanding on the record date to approve the merger proposal. For the merger proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the special meeting will be required to approve the golden parachute proposal and the adjournment proposal. Abstentions will have the same effect as a vote “AGAINST” the golden parachute proposal and the adjournment proposal. Assuming a quorum is present at the special meeting, broker non-votes will have no effect on the approval of the golden parachute proposal or the adjournment proposal.

Voting

If you are a holder of record of shares of our common stock, you may vote your shares by attending the special meeting and voting your shares of common stock in person, or by one of the following three ways, regardless of whether you plan to attend the special meeting:

•	by completing your proxy through the Internet at www.voteproxy.com, as listed on the accompanying proxy card;
•	by completing your proxy using the toll-free telephone number 1-800-PROXIES (776-9437), as listed on the proxy card; or
•	by completing, signing and dating the proxy card and returning it in the enclosed postage-prepaid envelope.

All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a stockholder and returned without instructions, the shares of common stock represented by the proxy will be voted “FOR” the merger proposal, “FOR” the golden parachute proposal, “FOR” the adjournment proposal and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact our proxy solicitor, Phoenix Advisory Partners, at (877) 478-5038.

Stockholders who hold their shares of our common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of our common stock how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting. Brokers or other nominees may not, in the absence of specific instructions from their customers, give a proxy to vote their customers’ shares with respect to the merger proposal, the golden parachute proposal or the adjournment proposal. Shares held by brokers or other nominees that are not voted for lack of instructions from their customers are commonly referred to as “broker non-votes.” You should follow the procedures provided by your broker or nominee regarding the voting of your shares. Broker non-votes will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” the adoption of the merger agreement. Assuming a quorum is present at the special meeting, broker non-votes will have no effect on the golden parachute proposal or the adjournment proposal.

Revocability of Proxies

You may change your vote at any time before the polls close at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to our Secretary at SeraCare Life Sciences, Inc., 37 Birch Street, Milford, Massachusetts 01757, stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card with a later date. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker or nominee to vote your shares, you must follow directions received from your broker or nominee to change those instructions. If you have voted your proxy via the Internet or by telephone, you can revoke your proxy by voting again and only your last action via the Internet or by telephone will be counted.

Solicitation of Proxies

This proxy solicitation is being made and paid for by SeraCare on behalf of our board of directors. In addition, we have retained Phoenix Advisory Partners to assist in the solicitation for a fee of approximately $7,500, a nominal fee per stockholder contact, reimbursement of reasonable out-of-pocket expenses and indemnification against certain losses, costs and expenses. In addition to solicitation by mail, our directors, officers and employees may solicit proxies in person or by e-mail, telephone, facsimile or other means of communication. Our directors, officers and employees will not receive any additional compensation for their services, but we will reimburse them for their reasonable out-of-pocket expenses, if any. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our common stock and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Proposal to Approve Adjournment of the Special Meeting

We are submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments or postponements of the special meeting if there are not sufficient votes to adopt the merger agreement at the time of the special meeting, which we refer to as the adjournment proposal. Even though a quorum may be present at the special meeting, it is possible that we may not have received sufficient votes to adopt the merger agreement by the time of the special meeting. In that event, we would determine to adjourn or postpone the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite stockholder approval to adopt the merger agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

The approval of the adjournment proposal would require the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the special meeting. Assuming that a quorum is present, broker non-votes would have no effect on the approval of the adjournment proposal.

Our board of directors recommends that you vote “FOR” the adjournment proposal so that proxies may be used for that purpose, should it become necessary. Properly executed proxies will be voted “FOR” the adjournment proposal, unless otherwise noted on the proxies. If the special meeting is adjourned or postponed, we are not required to give notice of the time and place of the adjourned meeting unless our board of directors fixes a new record date for the special meeting.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Phoenix Advisory Partners, at (877) 478-5038.

Availability of Documents

The reports, opinions or appraisals referenced in this proxy statement will be made available for inspection and copying at our principal executive offices during our regular business hours by any interested holder of our common stock. In addition, our list of stockholders entitled to vote at the special meeting will be available for inspection at our principal executive offices at least 10 days before the special meeting.

PROPOSAL ONE — THE MERGER

Parties to the Merger

SeraCare Life Sciences, Inc.
37 Birch Street
Milford, Massachusetts 01757
Telephone: (508) 244-6400

SeraCare serves the global life sciences industry by providing vital products and services to facilitate the discovery, development and production of human diagnostics and therapeutics. SeraCare’s innovative portfolio includes diagnostic controls, plasma-derived reagents and molecular biomarkers, biobanking and contract research services. SeraCare’s quality systems, scientific expertise and state-of-the-art facilities support its customers in meeting the stringent requirements of the highly regulated life sciences industry.

Linden Capital Partners
c/o Linden LLC
111 S. Wacker Drive, Suite 3350
Chicago, Illinois 60606
Telephone: (312) 506-5600

Linden is a Chicago-based private equity firm focused on leveraged buyouts in the healthcare and life science industries. Linden’s investment strategy is based upon three elements: healthcare and life science industry specialization, integrated private equity and operating expertise, and strategic relationships with large corporations.

Project Plasma Holdings Corporation
c/o Linden LLC
111 S. Wacker Drive, Suite 3350
Chicago, Illinois 60606
Telephone: (312) 506-5600

Buyer is an affiliate of Linden and was formed solely for the purpose of acquiring and holding us. Buyer has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the proposed merger, we will become a wholly owned subsidiary of Buyer.

Project Plasma Merger Corp.
c/o Linden LLC
111 S. Wacker Drive, Suite 3350
Chicago, Illinois 60606
Telephone: (312) 506-5600

The Merger Subsidiary is a direct, wholly owned subsidiary of Buyer and was formed solely for the purpose of facilitating Buyer’s acquisition of us. The Merger Subsidiary has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the proposed merger, the Merger Subsidiary will merge with and into us and will cease to exist.

Background of the Merger

Our board of directors and management periodically review and assess our long-term strategy and objectives, as well as developments in the markets in which we operate. Over the past several years, we have considered a diverse range of strategic alternatives with a view to increasing stockholder value, including potential opportunities for business combinations, acquisitions and other strategic alternatives.

On May 14, 2009, our board of directors held a telephonic meeting at which the directors appointed an ad hoc committee to undertake a strategic review of our company, including potential opportunities for the services business, our dependence on government contracts and a review of our product offerings.

On June 17, 2009, the ad hoc committee met with our executive management team and received detailed presentations regarding the principal aspects of our business, our business strategy, our prospects and business opportunities. On June 22, 2009, the ad hoc committee gave a preliminary report to our board of directors and indicated that a further report would be forthcoming.

On July 24, 2009, our board of directors held a telephonic meeting at which the directors resolved that we pursue strategic alternatives and cost reductions as recommended by the ad hoc special committee of our board of directors. Our chairman also requested that the special committee undertake to interview potential financial advisors.

On September 15, 2009, we engaged William Blair & Co., LLC, or William Blair, as our financial advisor, to explore strategic and financial alternatives for us, including a possible sale or merger.

Between November 2009 and January 2010, William Blair contacted 27 financial sponsors and 48 strategic parties to assess their interest in pursuing a potential acquisition of us. Of those contacted, we entered into confidentiality agreements with 30 parties, including Linden, and circulated our confidential information memorandum.

Between January 20 and 21, 2010, we received preliminary indications of interest from five participants, three of which indicated that they were only interested in acquiring our services business. A financial buyer, whom we refer to as Company A, offered the highest purchase price of $4.72 per share.

Between January 2010 and April 2010, we conducted management presentations, hosted facility tours at our Massachusetts and Maryland locations and granted data room access for selected potential suitors.

On March 31, 2010, our board of directors created a special committee of our board directors, which was comprised of independent directors Eugene Davis, Harold S. Blue and Sarah L. Murphy, to manage our sale process and to report back the results of the process to the entire board for its decision on any potential sale.

On April 14, 2010, we received an updated proposal from Company A to acquire us for a purchase price of $4.88 per share and a proposal from another financial buyer, whom we refer to as Company B, for a purchase price of $5.25 per share.

On April 17, 2010, the special committee of our board of directors held a telephonic meeting. Representatives of Ropes & Gray, then our outside counsel, and William Blair attended this meeting. The two proposals from Company A and Company B were discussed. A concern was raised about the requirement in each proposal that the transaction receive unanimous board approval because one or more directors might oppose any possible sale of our company in light of the proposed prices. The directors engaged in a discussion of the relative merits of the two proposals and noted that we were in a good financial position and under no compulsion to sell.

On April 26, 2010, we received revised proposals to acquire us from Company A for a purchase price of $5.25 per share and from Company B for a purchase price of $5.60 per share.

On April 28, 2010, the special committee of our board of directors held a telephonic meeting. Members of management, and representatives of Ropes & Gray and William Blair attended this meeting. The representatives of William Blair reviewed the terms of the two proposals, noting that both bids included a term requiring unanimous board approval. The directors observed that our strong performance in the second quarter of fiscal 2010 might lead to higher bids. Our then-President and Chief Executive Officer,

Susan L.N. Vogt, then led a discussion of our outlook for the coming year and she concluded that a bid of $5.60 per share appeared to be in the range of a fair valuation of our company.

On May 3, 2010, we received a final proposal from Company B for $5.75 per share and Company A declined to increase its offer.

On May 4, 2010, the special committee of our board of directors held a telephonic meeting to discuss the two outstanding proposals. Representatives of Ropes & Gray and William Blair attended this meeting. Our board concluded that Company A’s proposal of $5.25 per share was inadequate, but determined that Company B’s proposal of $5.75 per share represented a fair price and that it would be productive to negotiate further terms to make progress toward more transaction certainty. However, the directors noted that certain terms were unacceptable and they were not inclined to grant exclusivity at that time.

On May 10, 2010, our board of directors held a telephonic meeting. Members of management and representatives of Ropes & Gray and William Blair attended this meeting. The directors discussed the merits of Company B’s proposal and of granting Company B a short period of exclusivity in order to line up bank financing, complete diligence and negotiate a definitive agreement. They also discussed the possibility of our remaining a stand-alone company and our ability to grow and increase value for our stockholders. After further discussion, the directors expressed their support for a transaction with Company B if the $5.75 price was firm and certain adjustments were made to the terms of the transaction. They then approved the proposal to grant Company B a period of exclusivity not to exceed 30 days, subject to mutual extension, as long as Company B agreed to our proposed adjustments to the terms of the transaction.

On May 21, 2010, we signed a letter of intent with Company B in which Company B proposed to purchase all of our outstanding shares of common stock for $5.75 per share and was granted 30 days of exclusivity to complete due diligence.

On May 27, 2010, our board of directors held a telephonic meeting. A representative of Ropes & Gray attended this meeting. At the meeting, in response to a question from the directors, Ms. Vogt stated that she believed the fundamentals of our business remained unchanged from when we commenced the strategic process in 2009, but that operational improvements had started to gain traction, which had improved margins more than expected and increased the likelihood that we could successfully execute on our business plan.

On June 15, 2010, the special committee of our board of directors held a telephonic meeting. Representatives of Ropes & Gray and William Blair attended this meeting. The representatives of William Blair reported on the status of Company B’s diligence and efforts to obtain a financing commitment, noting that both were continuing. Members of the special committee expressed concern about the absence of a firm financing term sheet at that stage. The representative of Ropes & Gray then reported on the negotiations of the merger agreement and indicated that the parties had not made sufficient progress on several issues, as Company B was continuing to raise new substantive issues.

On June 18, 2010, our board of directors held a telephonic meeting. Members of management and a representative of Ropes & Gray attended this meeting. Management and our board discussed our May results and considered how we could increase revenues for the third quarter of fiscal 2010 and whether the May results might lead Company B to reduce its offer price. The representative of Ropes & Gray then provided an update regarding the merger agreement and reported that the remedies section continued to be a central point of negotiation. The directors discussed that Company B’s period of exclusivity was set to expire in two days and agreed, by a vote of five to one, to approve a 15-day extension, provided that Company B continued to pursue its bid at the price and on the other terms specified in the letter of intent.

On June 28, 2010, Company B contacted William Blair to raise a number of issues identified during the course of its due diligence and to inform William Blair that it was reducing its offer by $1.25 per share to $4.50 per share.

On June 29, 2010, our board of directors held a telephonic meeting at which the revised proposal from Company B was discussed. Representatives of Ropes & Gray and William Blair attended this meeting. After discussion, our board of directors determined that we should end negotiations with Company B in order to allow us to focus on our business and to avoid distractions to management. The representatives of William

Blair then provided an update on discussions with another potential buyer indicating that it had conducted some diligence but was not prepared to submit a bid. Our board concluded that we should pursue further discussions with this potential buyer, but limit its access to certain members of management and set a deadline for the delivery of an indication of interest by the end of the third week of July 2010. Our chairman directed Ms. Vogt to prepare a more detailed business plan in the event the exploration of strategic alternatives were to end. This potential buyer subsequently engaged in only limited contact with us and did not submit a bid.

On August 9, 2010, the special committee of our board of directors held a telephonic meeting. Members of management, Sam Anderson and Jill Tillman, both independent directors, and representatives of William Blair and Ropes & Gray attended this meeting. The representatives of William Blair reported on the continuing interest of certain parties in acquiring only one of our businesses, as well as Company A’s continuing interest in a transaction at a purchase price no higher than $5.25 per share. They also reported on the interest of a private equity firm in partnering to acquire a majority of our shares, noting that the firm had not yet discussed valuation. It was the consensus of the committee that we should remain in touch with William Blair regarding any developments but should focus on our business and strategic plan.

On September 30, 2010, the special committee of our board of directors held a telephonic meeting. Members of management, Mr. Anderson and a representative of Ropes & Gray attended this meeting. Ms. Vogt informed the committee that a meeting with Company A had been scheduled for late October. Ms. Vogt expressed a concern that Company A’s suggested purchase price of $5.25 per share might not be firm since we had previously decided to move forward with Company B. Ms. Vogt then discussed Company C, noting that it had expressed interest only in the products business. One director commented that he did not believe Company A would continue to offer $5.25 per share and expressed concern that continuing to consider whether or not to sell our company would be distracting. Other directors agreed that we should not expend significant effort with respect to Company A, but that we should consider meeting with Company A to assess the certainty of its offer.

In early November 2010, members of our management provided to our board of directors management projections for fiscal 2011 showing projected revenue of $53.5 million, or approximately a 6% improvement over our revenue for fiscal 2010, and projected net income of $8.5 million, or approximately a 27% improvement over our net income for fiscal 2010.

On November 17, 2010, the special committee of our board of directors held a telephonic meeting. Members of management and a representative of Foley Hoag, our outside counsel, attended this meeting. Ms. Vogt reported that she had met with Company A at our Massachusetts facility to discuss due diligence and other matters. She also stated that William Blair was still seeking to determine whether Company A would make a new offer and that there was no timetable for the receipt of a new offer.

On December 1, 2010, we reported our financial results for fiscal 2010. We reported that our revenue had increased 13% to $50.4 million over our fiscal 2009 revenue and that our net income had increased to $6.7 million for fiscal 2010 from a net loss of $15.4 million for fiscal 2009, which included impairment charges of $15.7 million.

On December 17, 2010, we received a revised proposal from Company A for a purchase price of $4.85 per share.

On December 22, 2010, our board of directors held a telephonic meeting. Members of management and representatives of Foley Hoag and William Blair attended this meeting. A representative of William Blair described the status of recent negotiations with Company A and stated that he had informed Company A that we were not engaged in an active process. The directors discussed the possibility of a transaction with Company A and the range of prices that might be acceptable. Our board determined that we should request that Company A submit its highest and best bid for consideration.

On February 11, 2011, we reported our financial results for the first quarter of fiscal 2011, which were substantially below our expectations. We reported revenue of $10.5 million for that quarter, which reflected a 7% decline over our revenue in the first quarter of fiscal 2010, rather than an improvement. We reported that our net income, excluding a one-time benefit, had also declined from the net income that we reported for the first quarter of fiscal 2010.

On February 17, 2011, the special committee of our board of directors held a telephonic meeting. Ms. Vogt and representatives of Foley Hoag and William Blair attended this meeting. A representative of William Blair reported that he had received a call from Company A on February 11, 2011 reaffirming its interest in pursuing an acquisition of our company for $4.85 per share. The William Blair representatives then reviewed the evolution of Company A’s bid since initial discussions had begun in 2009, as well as the proposals that had been made by Company B. Our committee discussed Company A’s revised proposal, including the terms and the size of the premium relative to recent trading prices, as well as whether its price would decline over the course of negotiations. The directors also considered our plan of operation for fiscal 2011 and beyond, our strong cash position, the absence of debt, the likely impact of the announcement of our anticipated results for the second quarter of fiscal 2011, the amount of cash anticipated to be generated in upcoming quarters, the distraction of management that would result from pursuing the offer and the absence of compelling operational reasons to pursue a transaction. After further discussion, the special committee determined that pursuing a transaction at the offered price was not in the best interests of our stockholders and that the interests of our stockholders would best be served by dedicated management focus on our operational plan.

On May 10, 2011, our stockholders elected Joseph M. Nemmers, Jr. and E. Kevin Hrusovsky as new members of our board of directors and re-elected each of Ms. Vogt, Ms. Murphy and Jill Tillman. Following the election, our board of directors consisted of four independent directors and Ms. Vogt. After our annual meeting of stockholders, our board of directors held an in-person meeting in Boston. Management and a representative of Foley Hoag attended this meeting. Ms. Vogt provided an overview of our recent and expected financial results, including anticipated declines in our services revenue and continued lumpiness in our revenue stream. Our board requested additional detail regarding our strategic business plan at its next meeting. Management also described for the board a potential acquisition opportunity, and the board provided feedback regarding pricing negotiations and related matters.

On May 12, 2011, we reported our financial results for the second quarter of fiscal 2011, which were again substantially below our expectations. We reported revenue of $11.0 million for that quarter, which reflected a 14% decline over our revenue of $12.9 million in the second quarter of fiscal 2010. We also reported that our net income of $1.4 million for the second quarter of fiscal 2011 had declined from our net income of $2.1 million in the second quarter of fiscal 2010.

On May 31, 2011, Ms. Vogt received a voicemail from Martin Shkreli, Chief Investment Officer of MSMB Capital Management, or MSMB Capital, which was followed by a brief e-mail and a short telephone conversation. In these communications, Mr. Shkreli offered, on behalf of MSMB Capital, to purchase all of the outstanding shares of our capital stock at a purchase price of $4.25 per share and requested that we respond to the unsolicited offer by June 23, 2011.

On June 3, 2011, our board of directors held a telephonic meeting at which the offer from MSMB Capital was discussed. Members of management and a representative of Foley Hoag attended this meeting. At the request of the chairman, the representative of Foley Hoag reviewed our directors’ fiduciary obligations with respect to MSMB Capital’s proposal and described certain courses of action open to our board of directors. Our board of directors then discussed our current business strategy and possible acquisition targets that we had been considering, noting that the board had previously scheduled an in-person meeting on June 28, 2011 to undertake a thorough review of our company, our operations and our prospects. In light of the MSMB Capital offer, the directors discussed the prior work of our board of directors with William Blair concerning a possible sale transaction and the indications of interest that had been received in connection with that process. Our board also considered the possibility of engaging an investment banker to assist in a response, but ultimately concluded that hiring an investment banker was premature at that time. Our board of directors determined that Ms. Vogt should ask Mr. Shkreli for further information about MSMB Capital and its offer and that it should proceed with its planned meeting on June 28, 2011.

Between June 3, 2011 and June 22, 2011, we received several follow-up inquiries from MSMB Capital regarding our response to its proposal.

On June 22, 2011, our board of directors held a telephonic meeting. Members of management and a representative of Foley Hoag attended this meeting. After discussion of a proposed acquisition target, our board briefly discussed the unsolicited offer from MSMB Capital.

On June 23, 2011, MSMB Capital delivered a letter to us proposing again to purchase all of our outstanding shares of common stock for $4.25 per share and clarifying that the proposal was not subject to a financing condition. The proposal stated that it was subject to the performance of cursory due diligence and customary closing conditions, and it was contingent on our entering into a definitive agreement with MSMB Capital prior to July 29, 2011. The letter noted that, in the event that we did not accept the offer, MSMB Capital may make an offer directly to our stockholders. MSMB Capital announced the delivery of the letter to us by press release. We announced receipt of the unsolicited offer on June 23, 2011 and stated that we would review the proposal in due course.

On June 28, 2011, our board of directors held an in-person meeting at our headquarters in Milford, Massachusetts. Representatives of management attended the meeting and provided our directors with a comprehensive overview of our business, including, among other matters, our strategic goals, our strategic business plan to attain those goals, our budget and revenue forecasts, analyses of our markets and our competitive position, an update regarding the effectiveness of our commercial operation, and potential acquisition opportunities. Our board of directors discussed our anticipated results of operations for the three months ending June 30, 2011, which our management expected to represent our third consecutive quarter of year-over-year declines, as well as the likely reaction of analysts and investors. Our board of directors directed management to take steps to improve our future results of operations, including the implementation of our key account sales strategy.

Between June 30, 2011 and July 25, 2011, our independent directors held several meetings to discuss whether Ms. Vogt was the right person to lead the effort to revise our business strategy and whether our board of directors should take further steps to realign the trajectory of our business, including the possible termination of Ms. Vogt’s employment.

Beginning on June 30, 2011 and reconvening on July 1, 2011, our board of directors held a telephonic meeting. A representative of Foley Hoag attended this meeting. Also attending the June 30, 2011 meeting were representatives of William Blair. Although not engaged by us at the time, our board had asked William Blair to attend the meeting to provide guidance regarding the unsolicited offer from MSMB Capital. During the meeting, management reviewed financial projections for the third and fourth quarters of fiscal 2011, and the William Blair representatives presented certain financial analyses with respect to our company. The representatives of William Blair also provided a summary of our strategic process commenced in 2009, an overview of current market conditions for mergers and acquisitions, and the advisability of pursuing a sale process at that time. Our board of directors and the representatives of William Blair discussed the reasonably available alternatives to maximize value for our stockholders, including remaining a stand-alone public company and a potential sale, either as a whole or in one or more divisions. The representatives of William Blair noted that they had limited familiarity with MSMB Capital, but they understood it to be a relatively small fund that likely would be unable to complete a transaction without third-party financing. After the William Blair representatives left the meeting, the directors continued to discuss the challenges facing our business and then directed management to analyze the costs and impact of separating our services business, more clearly articulate our strategic vision for continued stand-alone operation and provide a plan for making demonstrable progress in the upcoming fiscal year.

On July 5, 2011, our board of directors held a telephonic meeting. Members of management and a representative of Foley Hoag attended this meeting. Management provided a detailed review of our projected financial results for the third and fourth quarters of fiscal 2011 and responded to questions from the directors regarding increases in selling, general and administrative expenses, which reflected increases in compensation expense in connection with the expansion of our sales team. Mr. Gould also reviewed our anticipated financial results in comparison to the forecasts made by the principal financial analysts that cover our company. Our board of directors then considered whether we needed to reset expectations for the fourth quarter of fiscal 2011. Our board of directors turned to a review of our services business and the potential for an orderly divestment of that business. The directors considered whether the divestiture of the services business would have a positive impact on the valuation of our remaining business and would lead to an improved outcome for stockholders. The directors considered management’s estimates that a divestiture of the services business would require significant expenditures to replace certain personnel and assets used in both the products business and the services business. The directors also considered whether the divestiture would make us more attractive to financial buyers and whether acquisitions could increase our attractiveness by helping to build a critical mass. Our board of directors briefly discussed feedback from stockholders regarding the unsolicited offer from MSMB Capital. On the same day, Mr. Gould had a call with a potential financial buyer, whom we refer to as Company D, who expressed interest in a possible transaction with us.

On July 12, 2011, MSMB Capital delivered a second letter to us restating its proposal to purchase all of our outstanding shares of common stock for $4.25 per share. On the same day, MSMB Capital and certain affiliates filed a Schedule 13D with the SEC disclosing that Martin Shkreli beneficially owned approximately 5.2% of our outstanding common stock and attaching as exhibits to the Schedule 13D both the June 23, 2011 and July 12, 2011 letters.

On July 13, 2011, our board of directors held a telephonic meeting. Members of management and a representative of Foley Hoag attended this meeting. At the meeting, management noted that on the previous day MSMB Capital had filed a Schedule 13D reporting ownership of more than 5% of our common stock. Our board of directors then discussed feedback from stockholders regarding the unsolicited offer from MSMB Capital, noting that several were not convinced that the offer was serious. Our board discussed MSMB Capital, the nature of its proposal and the risks of engaging in discussions with MSMB Capital. Management presented to our board of directors sales projections for both the products and services businesses for the fourth quarter of fiscal 2011, including a review of individual large accounts, the status of sales efforts with specific customers, our strategy to consummate sales with those customers and the risks associated with completing projected sales by the end of the quarter. After discussion of our financial results for the third quarter of fiscal 2011 and expected financial results for the fourth quarter of fiscal 2011, as well as the potential market reaction to the announcement of such results, our board of directors provided guidance to management regarding announcing our financial results and updating our earnings guidance. The directors then turned to an evaluation of the strategic alternatives available to us, including remaining an independent public company, the sale of a division, the commencement of discussions with MSMB Capital, the commencement of a process to sell the entire company and, as a preliminary step, the engagement of a financial advisor. Our board determined that, in light of management’s updated forecasts for upcoming fiscal periods, we should obtain professional advice from a financial advisor regarding our valuation in order to be able better to evaluate the offer from MSMB Capital and to decide whether a sale process would be advisable at the present time. The directors discussed the risks associated with pursuing any strategic alternative prior to disclosure of our third-quarter earnings. Our board considered various candidates to serve as our financial advisor and instructed management to obtain proposals from William Blair, Lazard and one other financial advisor.

On July 16, 2011, our board of directors held a telephonic meeting. A representative of Foley Hoag attended this meeting. Our board considered the proposals from William Blair, Lazard, and one other financial advisor, including each financial advisor’s capabilities, proposed fees and prior experience with us. Our board of directors determined it appropriate to enter into an engagement letter with Lazard, due in part to the favorable terms offered by Lazard and its good understanding of our business. Our board directed management to work with Lazard to negotiate, execute and deliver a definitive engagement letter, indemnity agreement and confidentiality agreement. It was the consensus of our board of directors that we should announce, as soon as possible, the engagement of Lazard and the acceleration of our earnings release to July 26, 2011.

On July 18, 2011, we announced that we had retained Lazard to provide advisory services to our board of directors and that we would release our financial results for the third quarter of fiscal 2011 on July 26, 2011.

On July 25, 2011, our board of directors held a telephonic meeting. A representative of Foley Hoag attended this meeting. At the meeting, our board of directors resolved to terminate the employment of Ms. Vogt without cause and appointed Mr. Gould as our Interim President and Chief Executive Officer.

Mr. Gould and representatives of Lazard then joined the meeting and provided an overview of the various strategic alternatives that we might pursue, including a rejection of the offer from MSMB Capital, exclusive negotiations with MSMB Capital, a narrow market check with key strategic buyers or a broader auction process involving both strategic and financial buyers. The Lazard representatives also described their preliminary research regarding MSMB Capital, including their belief that MSMB Capital likely had access to funding sources, the substantial uncertainty regarding MSMB Capital’s real intentions, and MSMB Capital’s lack of prior experience in acquiring a public company. Our board then considered feedback from existing investors, noting that certain investors had expressed concern about our lack of response to the offer from MSMB Capital and that another large investor was interested in liquidity.

On July 26, 2011, we announced the termination of Ms. Vogt as our President and Chief Executive Officer and the appointment of Mr. Gould as our Interim President and Chief Executive Officer, as well as our financial results for the third quarter of fiscal 2011. We reported revenue of $11.0 million for that quarter, a 15% decline from our revenue of $13.0 million in the third quarter of fiscal 2010, and net income of $0.5 million, which had declined from net income of $1.3 million in the third quarter of fiscal 2010.

On July 28, 2011, our board of directors held a telephonic meeting to receive a presentation from Lazard regarding its financial analysis and to consider next steps. Mr. Gould and representatives of Foley Hoag and Lazard attended this meeting. The Lazard representatives reviewed the materials they had provided to the directors, including historical trends of our stock price, recent trading activity and an overview of various valuation methods. They then turned to a discussion of parties that might be interested in participating in a sale process, noting they had already received inquiries from two parties, one of which was Linden. Mr. Gould noted that he had also received an inquiry from Company D. Our board discussed these and other potential candidates and reflected upon prior discussions of the challenges of separating the services business. Our board continued to assess the alternatives to a sale process, including continuing as a stand-alone company, augmenting our research and development efforts and pursuing strategic acquisitions, and evaluated the execution risks associated with each of these alternatives. After further discussion about a possible sale process, including the consequences of a failed process, the distractions that would be created by pursuing any sale process, Lazard’s recommendation that we should conduct a comprehensive sale process that included a broad market check involving both financial and strategic buyers and the possibility of using the MSMB Capital offer as leverage to obtain better offers from other potential buyers, the directors tentatively concluded that we should commence a public sale process. Our board also directed Lazard to begin negotiations of a confidentiality agreement with MSMB Capital.

On July 31, 2011, our board of directors held a telephonic meeting to continue to discuss the strategic alternatives available to us. Mr. Gould and representatives of Foley Hoag and Lazard attended this meeting. The Lazard representatives reviewed their supplementary analysis of us, noting that relatively few strategic buyers would regard an acquisition of us as strategically necessary and that we were more likely to receive an attractive valuation from a broad competitive bidding process. They also provided an update from their conversation with MSMB Capital, including that MSMB Capital was eager to proceed and that they had informed MSMB Capital that we were pursuing our own process, which would drive the timing of any negotiations. The directors discussed with the Lazard representatives the timing of any sale process and the information that would be provided to bidders. They also considered the proposed timeline in relation to earnings announcements and other events that could impact valuation. Our board of directors ultimately resolved to explore strategic alternatives and to solicit broadly indications of interest and/or offers from third parties and authorized Mr. Gould and Lazard to negotiate and enter into confidentiality agreements with potential bidders. Because our board of directors was then comprised entirely of independent directors, we did not form a special committee of directors to direct our exploration of strategic alternatives.

On August 1, 2011, we announced that our board of directors had initiated a process to explore and evaluate potential strategic alternatives to enhance stockholder value, including a potential sale of our company.

Beginning August 8, 2011 and continuing through October 2011, Lazard contacted 66 financial sponsors (including Company A, Company B, Company D and Linden) and 29 strategic parties (including Company C) to assess their interest in pursuing a potential acquisition of us. Of those contacted, we entered into confidentiality agreements with 33 parties, 32 of which subsequently received our confidential information memorandum. The confidentiality agreements contained customary non-disclosure and standstill provisions. In addition, the confidentiality agreements contained provisions designed to facilitate a competitive bidding environment by prohibiting the potential bidders who would receive our confidential information from sharing confidential information with prospective financing sources or co-bidders or entering into exclusive financing arrangements without our consent.

On August 11, 2011, representatives of Lazard informed Mr. Gould that Linden had expressed an interest in a possible transaction with us.

On August 24, 2011, our board of directors held a telephonic meeting. Mr. Gould and representatives of Foley Hoag and Lazard attended this meeting. The Lazard representatives provided an update on the status of their discussions with both strategic and financial buyers and reviewed the degree of interest displayed by various participants. They reviewed the list of participants that had declined to proceed, noting that explanations for the declines included lack of strategic fit, lack of expertise in our industry and our size. The Lazard representatives also reported that MSMB Capital had reiterated its offer of $4.25 per share and noted that it was looking for significant changes to the standstill provisions of our confidentiality agreement, which would permit it to circumvent the process designed by our board of directors. They reviewed the current timeline for the sale process and stated that the timeline was designed in part to ensure that the larger strategic players would be afforded sufficient time to participate. The discussion then turned to Linden’s engagement of the same team from William Blair that had represented us in our 2009 sale process. It was noted that William Blair was subject to a confidentiality agreement with us and that its familiarity with our business would likely facilitate Linden’s due diligence.

Between August 26, 2011 and November 4, 2011, Lazard sent process letters to 32 participants requesting that each participant submit to Lazard a preliminary non-binding indication of interest for a possible acquisition of us.

On September 16, 2011, Lazard received written preliminary indications of interest from Linden and Company D regarding a possible acquisition of us. In its preliminary indication of interest, Linden indicated that it was interested in pursuing an acquisition of us at a purchase price in the range of $3.75 to $4.10 per share, which Linden expected to fund through a combination of equity and third-party debt financing. In its preliminary indication of interest, Company D indicated that it was interested in pursuing an acquisition of us at a purchase price of $4.30 per share, which Company D expected to fund entirely with equity.

On September 19, 2011, our board of directors held a telephonic meeting to discuss the status of our strategic process. Mr. Gould and representatives of Foley Hoag and Lazard attended this meeting. The Lazard representatives provided an overview of their contacts with various participants and stated that negotiations were ongoing with certain potential bidders regarding the form of the confidentiality agreement and therefore these potential bidders had not yet received the confidential information memorandum. They also noted that we had received two written proposals, from Linden and Company D, and that they expected to receive another proposal shortly. The representatives of Lazard stated that they did not expect to receive additional proposals from participants who had signed a confidentiality agreement and then turned to a discussion of potential strategic buyers, noting that at least one of the participants had expressed interest in only our biorepository business. The Lazard representatives reported that they had not heard from MSMB Capital in three weeks and reminded the directors that we had not yet reached agreement on a confidentiality agreement with MSMB Capital because of its position regarding the standstill provision in the agreement. They also shared their experiences that, in negotiating with financial buyers, preliminary purchase prices could decrease. Our board considered further the possibility of segregating and selling our biorepository business or services business and discussed the feasibility of a two-buyer transaction. Our board of directors also discussed whether a stock repurchase program might be an attractive means to return value to our stockholders.

On September 20, 2011, Lazard received a written preliminary indication of interest from another financial buyer, whom we refer to as Company E. In its preliminary indication of interest, Company E indicated that it was interested in pursuing an acquisition of us at a purchase price in the range of $3.95 to

$4.27 per share. Company E stated that it had a current portfolio company which, if combined with our company, it believed would notably enhance the current portfolio company’s presence in the life sciences market.

On September 27, 2011, Lazard sent second-round process letters and provided data room access to Linden, Company D and Company E.

Between September 2011 and November 20, 2011, management and representatives of Lazard engaged with a number of parties, including Linden, Company D and Company E, in confidential management meetings, site visits and diligence calls. During this time, Company C executed a new confidentiality agreement with us and indicated that it was interested only in our products business.

On October 5, 2011, our board of directors held a telephonic meeting to discuss the status of our strategic process. Members of management and representatives of Foley Hoag and Lazard attended this meeting. The Lazard representatives provided an update on the process, noting that various participants had been scheduling meetings with management, visiting our facilities and arranging for due diligence. They also described the varying degrees of interest shown by a few strategic parties, including that certain strategic buyers were interested in only one of our business divisions. The Lazard representatives and the directors discussed the preliminary bids that had been received and considered the merits of extending deadlines to potentially increase competitive pressure. The directors then turned to a discussion of MSMB Capital’s request for a provision in its confidentiality agreement that would cause the standstill period to expire if we did not announce a definitive acquisition agreement by December 20, 2011, and they engaged in a discussion with the Lazard representatives about the benefits of including MSMB Capital in the process and what a reasonable standstill period for MSMB Capital would be. Our board of directors concluded that it would be beneficial to include MSMB Capital in the current process and directed Lazard to reject MSMB Capital’s proposed deadline of December 20, 2011 for the standstill and to counter-offer a standstill period of nine months. Mr. Gould reported on our financial results for the fourth quarter of fiscal 2011, noting that actual results were slightly better than forecasted, and he provided additional detail regarding trends in research and development expense, selling, general and administrative expenses and changes in product revenue. Our board engaged in a discussion about the timing and content of our earnings guidance, including whether to continue to give quantitative guidance or to give only directional guidance. Mr. Gould reviewed our fiscal 2012 operating plan and expressed confidence in our new sales force, noting that he did not expect their efforts to be reflected in our financial results until at least the second quarter of fiscal 2012.

On October 17, 2011, Company D declined to continue to participate in the process for lack of strategic fit.

On October 19, 2011, Linden submitted a revised proposal to acquire 100% of our shares of common stock for a purchase price in the range of $3.85 to $3.95 per share in cash, which Linden expected to fund through a combination of equity and third-party debt financing. Linden’s proposal included a 45-day exclusivity period.

On October 20, 2011, Company E declined to continue to participate in the process for lack of strategic fit.

On October 25, 2011, our board of directors held a telephonic meeting in order to receive an update regarding our strategic process. Members of management and representatives of Foley Hoag and Lazard attended this meeting. Mr. Gould summarized the proposal from Linden and noted that we had not received any other updated proposals. The representatives of Lazard then provided a more detailed overview of the status of the sale process, including the level of interest from parties continuing to participate in the process. They reported that Linden continued to be the most engaged participant and noted that other potential strategic buyers were interested in buying only one of our business segments. Our board of directors engaged in a discussion of the merits of Linden’s proposal, including available financing, its request for exclusivity and its outstanding diligence requests. The representatives of Lazard reported Linden’s statement that its offer represented a healthy premium over current trading prices. Our board requested that Lazard ask Linden to conduct the additional diligence necessary to submit a proposal with a specific per share price, rather than a range. Our board of directors then turned to a discussion of MSMB Capital, which continued to negotiate ardently regarding the standstill terms that other participants had agreed to, and considered how best to induce MSMB Capital to join the sales process on substantially the same terms as other participants. The directors also considered the merits of continuing to pursue a stand-alone strategy. Our board continued to consider Linden’s proposal and concluded that we should not yet agree to exclusivity with any bidder and that the interests of our stockholders would be served by including MSMB Capital in the process to enable us to better assess the validity of its proposed purchase price of $4.25 per share. The directors authorized Mr. Gould and Lazard to negotiate a confidentiality agreement with MSMB Capital that included a standstill period that would expire on February 1, 2012 if we did not announce a definitive acquisition agreement by that date but would otherwise continue on terms similar to those in place with respect to other participants. Our board discussed the ongoing turmoil in the stock market and the impact on our sales process. The directors also considered again the feasibility of selling a single business division. Our board briefly discussed proposed earnings guidance for fiscal 2012, the potential impact of our earnings release on the sale process and the fact that a major stockholder had expressed unhappiness that our stock price was below $3.00 per share.

On October 26, 2011, we entered into a confidentiality agreement with MSMB Capital.

On October 27, 2011, an additional potential buyer, whom we refer to as Company F, contacted Lazard and made a request to participate in the process. We agreed to allow Company F to participate and we entered into a confidentiality agreement with Company F.

From November 2, 2011 to November 8, 2011, we engaged with Company F in management meetings, telephone calls and a site visit.

On November 7, 2011, Linden submitted a third proposal to acquire 100% of our shares of common stock for a price of $3.90 per share, which Linden expected to fund through a combination of equity and third-party debt financing. Linden subsequently followed up with a proposal to fund the transaction solely with equity from Linden. On the same day, management participated in a meeting with MSMB Capital at our Massachusetts facility.

On November 9, 2011, Company F submitted a proposal to acquire us at a purchase price of $4.26 per share through a transaction to be financed entirely with equity from a fund that was in the process of formation.

On November 10, 2011, Linden supplemented its proposal with a letter from its lender to the effect that Linden had available a $75.0 million line of credit as evidence of its ability to fund the proposed transaction quickly and with certainty.

On November 11, 2011, our board of directors held a telephonic meeting. Mr. Gould and representatives of Foley Hoag and Lazard attended this meeting. The Lazard representatives reviewed the status of negotiations with each of Linden, Company F and MSMB Capital. They reported that Company F had proposed a purchase price of $4.26 per share, the highest definitive offer received during the current strategic process, but only $0.01 per share more than MSMB Capital’s public offer of $4.25 per share. They noted that Company F was a late entrant into the process but had moved quickly and invested significant resources to conduct diligence, hold several meetings with management and submit a proposal. The Lazard representatives reported that Linden had proposed $3.90 per share and had eliminated some of the diligence conditions stated in its offer. They also noted that Linden had provided a letter from its lender stating that Linden had a $75.0 million line of credit. They reported Linden’s growing impatience and its insistence on exclusivity in order to move forward. The representatives of Lazard reported that MSMB Capital had met with management, had been conducting diligence and had reached out to three funding sources. They provided our board with more background information regarding Company F and its anticipated equity financing sources. They noted that, although Company F had not yet completed the formation of its fund, the Company F management team had prior proven successes and had volunteered to provide us with direct access to Company F’s anticipated equity investors. Based on Lazard’s diligence, the Lazard representatives expressed a high degree of confidence that Company F would complete its equity financing but expressed uncertainty regarding the exact timing of the closing of that financing. Our board considered the risks associated with Company F’s lack of fully committed capital, whether there was an opportunity to negotiate an increase in its offer price, and its request for exclusivity. The directors then engaged in a discussion of the three outstanding proposals, including strategies for obtaining the best price and whether to grant exclusivity to any participant. It was the consensus of our board of directors that Linden was the most promising buyer with the greatest likelihood of completing a transaction but that its offer price of $3.90 per share was low. Our board then instructed Lazard to ask Company F for additional clarity and evidence regarding the likelihood and timing of completing the formation of its fund. Our board also instructed Lazard to request a proposal from MSMB Capital and to inform Linden that it would not receive exclusivity at an offer price of $3.90 per share.

On November 15, 2011, an affiliate of MSMB Capital submitted a proposal to acquire us for $3.75 per share in cash, which would be funded with $35.0 million in equity from the affiliate and with new third-party debt for the balance.

On November 16, 2011, Company F provided us with non-binding written equity commitments from two of its anticipated investors. Also on that day, our board of directors held an in-person meeting in Boston. Members of management and representatives of Foley Hoag and Lazard attended this meeting. The Lazard representatives reviewed the three current proposals with our board, including the $0.50 per share price reduction from MSMB Capital, and a representative of Foley Hoag provided advice regarding our board’s fiduciary obligations. Lazard reported that Linden was aware that it had not offered the highest price and that Linden was emphasizing instead its track record in completing transactions and its belief that it was offering certainty of completion. Our board of directors considered strategies to cause Linden to raise its price closer to that offered by Company F. Based on the Lazard representative’s description of negotiations with Linden regarding price, our board of directors did not expect that Linden would match Company F’s offer price but thought that, if Linden were given credit for its stated certainty of completion, it would agree to a price increase in exchange for exclusivity. Our board also considered the risk that Linden would terminate negotiations if our asking price were too high. After weighing the benefits of the Linden proposal, including the greater certainty of financing and the perceived higher likelihood of completion, against the higher price offered by Company F, our board authorized Lazard to offer Linden a 30-day period of exclusive negotiation if it would commit to a price of $4.25 per share, which matched the public offer made by MSMB Capital. Our board of directors expected that Linden would make a counter-offer at a lower price, thereby affording us additional time to negotiate with Company F. Our board of directors determined that, if Linden did not commit to a purchase price of $4.25 per share, it would allow all parties to finalize their diligence without exclusivity, recognizing that it was unlikely that Linden would move forward without exclusivity.

On November 17, 2011, we reported our financial results for the fourth quarter of fiscal 2011, which represented the fourth consecutive quarter of year-over-year declines. We reported revenue of $11.0 million for that quarter, which reflected a 17% decline over our revenue of $13.3 million in the fourth quarter of fiscal 2010. We also reported a net loss of $0.8 million for the fourth quarter of fiscal 2011, which reflected $1.4 million of costs related to severance charges and our evaluation of strategic alternatives, and which also represented a $2.8 million decline from our net income of $2.0 million in the fourth quarter of fiscal 2010.

Also on November 17, 2011, MSMB Capital orally increased its proposal to $4.00 per share with no change to the financing arrangement. On the same day, Linden orally agreed to a purchase price of $4.25 per share, which would be fully financed with Linden equity, with a 30-day exclusivity period.

On November 18, 2011, our board of directors held a telephonic meeting. Mr. Gould and representatives of Foley Hoag and Lazard attended this meeting. Our board considered the latest proposal from Linden and directed Lazard to advise Company F that it should submit its best and final offer, including terms that would enhance the certainty of financing, by the end of the day. Our board believed that it should continue to weigh pricing against risks to completion and that, if Company F were to offer a meaningfully higher price than Linden, then our board would reassess whether the increase in price would be sufficient to offset the greater uncertainty of successful completion. Our board authorized Mr. Gould to execute and deliver an exclusivity agreement with Linden unless Company F increased its offer price before such execution and delivery. Company F did not offer any increase in its proposed purchase price of $4.26 per share.

On November 21, 2011, we entered into a 30-day exclusivity period with Linden and circulated a draft of the proposed merger agreement to Kirkland & Ellis LLP, Linden’s counsel. Mr. Gould and representatives of Lazard and Foley Hoag participated in a call with Linden and its advisors to discuss due diligence, the schedule for additional meetings with management and the timing of potential calls with our key customers.

From November 21, 2011 through the execution of the merger agreement, Linden conducted due diligence, engaged in meetings with management and completed customer calls.

On November 25, 2011, representatives of Foley Hoag contacted representatives of Kirkland & Ellis to discuss our proposal to structure the acquisition as a two-step tender offer.

On November 29, 2011, we engaged BDO, our independent registered public accounting firm, in connection with the proposed transaction diligence that Linden would perform.

On November 30, 2011, Linden advised Mr. Gould that it intended to appoint someone from outside our Company as our President and Chief Executive Officer upon consummation of the transaction.

On December 1, 2011, representatives of Foley Hoag and Kirkland & Ellis had a preliminary call regarding the structure of the proposed transaction and the terms of the merger agreement.

On December 2, 2011, our board of directors held a telephonic meeting. Mr. Gould and representatives of Foley Hoag and Lazard attended this meeting. A representative of Lazard reported on the status of events with Linden, including progress with due diligence and meetings with management. He also reported that a representative of Linden had been conducting employee interviews, touring our facilities in Massachusetts and Maryland and accompanying Mr. Gould to various meetings for a week. The representative of Lazard reported on Linden’s expected timing for the execution of the definitive agreement and reminded our board of directors that Linden’s period of exclusivity would expire the week of December 19, 2011. The representative of Foley Hoag reported on his recent conversation with Linden’s counsel regarding Linden’s preference to structure the transaction as a traditional merger rather than as a two-step tender offer, and he described the merits of the two approaches. Mr. Gould provided an overview of our preliminary financial results for the months of October and November, noting that the results generally were ahead of budget, including a significant increase in revenue over the comparable periods of the prior year.

On December 3, 2011, Foley Hoag circulated a draft of the sponsor guarantee to Kirkland & Ellis and on December 7, 2011, Kirkland & Ellis circulated a revised draft of the merger agreement to Foley Hoag.

On December 9 and 10, 2011, we had calls with Linden and our respective financial advisors to discuss the competitive landscape for our business, as well as the merger agreement and progress on diligence.

On December 12, 2011, representatives of Foley Hoag and Kirkland & Ellis discussed the revised draft of the merger agreement circulated by Kirkland & Ellis. On the same day, our board of directors held a telephonic meeting. Mr. Gould and representatives of Foley Hoag and Lazard attended this meeting. Lazard provided an update on the status of Linden’s diligence review, noting that Linden typically took 45 to 60 days to complete its due diligence investigation of any target and that it was seeking to conduct the same level of diligence with respect to us in less than 30 days. The representative of Foley Hoag summarized the principal issues raised in the revised draft of the merger agreement. Our board of directors provided management and the representatives of Foley Hoag and Lazard with guidance for preparing our response to Linden’s draft.

On December 13, 2011, Foley Hoag circulated a revised draft of the merger agreement to Kirkland & Ellis, and on December 15, 2011, representatives of Foley Hoag and Kirkland & Ellis had a call to negotiate open items in the merger agreement.

On December 16, 2011, our board of directors held a telephonic meeting. Mr. Gould and representatives of Foley Hoag and Lazard attended this meeting. Mr. Gould reviewed with our board of directors our most recent financial results and his revised forecast for our financial performance in fiscal 2012, which reflected earlier-than-anticipated improvements in sales. Mr. Gould and the Lazard representatives then provided an update regarding the status of negotiations with Linden. The representative of Foley Hoag reported on the status of the merger agreement, noting in particular that the parties had significantly different positions regarding our remedies in the event of Linden’s failure to perform, with Linden proposing that specific performance would be our sole remedy under the agreement and that under no circumstances would we be entitled to receive monetary damages. The directors considered whether we should agree to any extension of exclusivity after Linden’s 30-day exclusivity period expired on December 21, 2011 and concluded that no extension of exclusivity was warranted. They then discussed the message to be conveyed to Linden, including our board’s intention not to extend exclusivity, its desire to complete a transaction with Linden on the terms previously agreed, its frustration with Linden’s slow pace and its fiduciary obligations to take steps to plan for Linden’s potential failure or refusal to proceed. Our board of directors directed Lazard and management to formulate plans to revive negotiations with Company F promptly after the expiration of Linden’s exclusivity period.

On December 21, 2011, our exclusivity agreement with Linden expired, and we denied its request to extend exclusivity.

On December 22, 2011, our board of directors held a telephonic meeting. Mr. Gould and representatives of Foley Hoag and Lazard attended this meeting. The representatives of Lazard reported that Linden was not pleased with our refusal to extend exclusivity, but that it had agreed to continue negotiations without exclusivity. The Lazard representatives also noted that Linden was still pursuing customer calls and did not expect to be ready to execute the merger agreement until the end of the first week of January 2012 at the earliest. Our board considered available means to accelerate negotiations with Linden and discussed whether, in light of the pending holidays, it would be possible to make meaningful progress with Company F during the upcoming weeks. Our board of directors instructed Mr. Gould and Lazard to rekindle discussions with Company F immediately and Lazard had a call with Company F later that same day.

On December 28, 2011, Lazard contacted William Blair about the status of the merger agreement and was informed that Linden was focusing on diligence at that time.

On or about December 29, 2011, Company F engaged a consultant to advise it regarding a proposed transaction with us.

On January 5, 2012, our chairman spoke with a Linden representative regarding how long the process was taking and was informed by the Linden representative that he was looking forward to the in-person meeting scheduled for the following Tuesday in San Francisco, at which time Linden would make a revised offer.

On January 9, 2012, Mr. Gould and representatives of Lazard met with representatives of Company F to discuss its interest in a transaction with us, as well as diligence and Company F’s process timeline.

On January 10, 2012, our chairman of the board, Mr. Gould and representatives of Lazard met with representatives of Linden and a representative of William Blair. The representatives of Linden did not present a revised offer but instead stated that they would provide a price and revised documents to us by January 17, 2012. Our chairman informed Linden that we were prepared to continue to operate as a stand-alone company and that we wanted to announce a transaction, if at all, by the end of the month.

On January 18, 2012, our board of directors had a telephonic meeting. Mr. Gould and representatives of Foley Hoag and Lazard attended this meeting. A representative of Lazard reported that William Blair had advised him that Linden was preparing a package, including the merger agreement and price, to be delivered to us no later than January 20, 2012. Our board of directors discussed the delay in receiving the revised proposal from Linden, as well as available alternatives to expedite the process. A Lazard representative then provided an update regarding recent communications with Company F. He reported that Lazard had approached Company F immediately after Linden’s exclusivity period expired and that Lazard and our management had had a number of calls with representatives of Company F, as well as a site visit to our Maryland location. He noted that Company F continued to express interest in a transaction with us, but that it was reluctant to engage in substantial diligence while we continued to negotiate with Linden because of the risk of expending resources on due diligence only to have us conclude a deal with Linden. The directors considered whether it would be advantageous to shift our focus to Company F, or even to grant it a limited exclusivity period, to encourage it to conduct diligence. The representatives of Lazard reported that MSMB Capital had made an oral offer of $4.00 per share and that Lazard had advised MSMB Capital that $4.00 was too low, especially in light of its uncertain financing and uncertain ability to consummate a transaction. Our board of directors discussed the timing of our earnings release, and Mr. Gould noted that, in recent periods, we had announced our results of operations for the first quarter around February 7 or 8 of the following year. The directors considered whether we should seek to release our results for the first quarter of fiscal 2012 earlier this year and what might be said about our strategic process.

On January 19, 2012, Linden submitted a revised proposal pursuant to which it offered to purchase all of our outstanding shares of common stock for $3.75 per share and circulated a revised draft of the merger agreement. Linden provided a definitive bid analysis purporting to justify the reduction in its offer price from $4.25 per share to $3.75 per share. On the same day, Mr. Gould and representatives of Lazard spoke with representatives of Company F about re-engaging with them and continuing diligence. Company F confirmed that it was interested and that it would follow up on January 24 regarding price and a process timeline. Company F requested exclusivity and was informed that we needed to understand its proposed timeline before responding to the request.

On January 21, 2012, our board of directors had a telephonic meeting to discuss the revised offer from Linden. Mr. Gould and representatives of Foley Hoag and Lazard attended this meeting. After considering the revised proposal from Linden, our board of directors unanimously rejected it and directed Lazard to remove Linden’s access to our data room. The directors decided to consider other alternatives and directed management and Lazard to proceed with preparing a merger agreement for Company F. Our board asked management and Lazard to make a presentation to the board regarding other strategic alternatives, including a stock repurchase program, a substantial, one-time cash dividend and a program of continuing dividends.

On January 22, 2012, we circulated a draft merger agreement to Company F.

On January 24, 2012, Linden revised its proposal to offer $4.00 per share, but did not circulate revised merger documents. On the same day, our board of directors had a telephonic meeting. Mr. Gould and representatives of Foley Hoag and Lazard attended this meeting. A representative of Lazard provided an update regarding his call with Linden on January 21, 2012 in which he had informed Linden that our board of directors had determined that we would not be moving forward with Linden’s proposal. He reported on Linden’s revised proposal of $4.00 per share, which had been received shortly before the board call, and stated that Linden considered the $4.00 price to be the “maximum” that it would pay. The Lazard representative indicated that Linden also wanted to compromise on the outstanding issues with respect to the remedies provision in the merger agreement. He noted that Linden had given us 48 hours to respond to its latest proposal. The Lazard representative next reported that Company F had completed the formation of its fund and was still interested, but that Company F had stated that it would need at least 30 days to get to an agreement. After further discussion with the Lazard representative, Company F had stated that it might be able to move faster, but only at a substantially lower purchase price. Our board of directors discussed how to respond to Linden and Company F, as well as the timing of the earnings announcement. Our board directed management and Lazard to continue to negotiate with Linden while seeking to engage Company F to pursue a transaction with us.

On January 25, 2012, Lazard had a call with Company F, who agreed to operate non-exclusively for the moment while conducting additional due diligence. Also on that day, representatives of Foley Hoag and Kirkland & Ellis participated in a call to discuss Linden’s proposal for the remedies we would have under the merger agreement, which had not changed materially from its last proposal on December 16, 2011.

On January 26, 2012, Kirkland & Ellis reported to Foley Hoag that Linden would submit a revised proposal that would include a reverse break-up fee and an equity commitment letter. The next day, Kirkland & Ellis circulated a revised merger agreement and guarantee, as well as a draft equity commitment letter.

On January 28, 2012, our counsel circulated a list of open issues regarding the merger agreement to our board of directors. On the same day, Linden and Blair called Lazard about the timing of the transaction.

On January 30, 2012, our board of directors had a telephonic meeting to discuss Linden’s current proposal and merger documents. Mr. Gould and representatives of Foley Hoag and Lazard attended this meeting. The Foley Hoag representative discussed the open issues regarding the merger agreement, and our board of directors provided feedback on how to respond to each issue. The directors then discussed the message to send to Linden, including whether to compromise on price. After discussion, our board of directors directed Mr. Gould and Lazard to contact Linden with a counterproposal of $4.15 per share, to be followed by revised merger documents. The board expressed its desire to see from Linden both a final price and final terms. A Lazard representative reported that Company F was attempting to schedule a management meeting, but had been unsuccessful due to competing priorities.

On January 31, 2012, Foley Hoag circulated revised merger documents to Kirkland & Ellis.

On February 1, 2012, Linden rejected our proposal of $4.15 per share and maintained its offer price of $4.00 per share.

On February 2, 2012, Linden suggested an in-person meeting to resolve the outstanding issues. We proposed instead a lawyers’ call to be held on February 3, 2012 to determine whether the outstanding legal issues could be resolved before asking our board of directors to respond to Linden’s position on price.

On February 3, 2012, counsel for each side continued to negotiate the merger documents. Representatives of Foley Hoag and Kirkland & Ellis circulated updated lists of the open issues to their respective clients. On the same day, a representative from Lazard attempted to contact Company F to schedule a management meeting.

On February 4, 2012, Mr. Gould and representatives of Lazard provided Linden with a rebuttal of Linden’s definitive bid analysis and arguments supporting a purchase price of $4.15 per share. Linden maintained its offer price of $4.00 per share, arguing that it was providing the best package with the most deal certainty. During the same time, our and Linden’s tax specialists negotiated the tax provisions of merger agreement, and Foley Hoag circulated revised drafts of the merger documents to Kirkland & Ellis.

On February 6, 2012, our board of directors had a telephonic meeting. Mr. Gould and representatives of Foley Hoag and Lazard attended this meeting. A representative of Lazard reported that Linden had reviewed our rebuttal analysis but was unwilling to change its price. Mr. Gould then reported on his call with one of Linden’s principals, which was consistent with the message that Lazard had received. The directors noted that we had not yet received comments on the merger documents and determined that we should not respond on price until after receiving revised drafts of the merger documents. On the same day, Company F notified Lazard that it could not schedule a management meeting until the end of the month due to competing priorities.

On February 7, 2012, Mr. Gould and representatives of Linden, Lazard, William Blair, Foley Hoag and Kirkland & Ellis participated in a conference call to discuss the remaining open issues on the merger documents. During the call, the parties agreed to put aside price and finalize the terms of the merger documents.

On February 8, 2012, we hosted a site visit by one of Linden’s representatives for further diligence.

On February 8 and 9, 2012, representatives of Foley Hoag and Kirkland & Ellis continued to negotiate the terms of the merger documents.

On February 9, 2012, our board of directors held a telephonic meeting to review the progress of the transaction. Mr. Gould and representatives of Foley Hoag and Lazard attended this meeting. Following a presentation by the Foley Hoag representative, the directors considered the key terms of the proposed merger agreement, including final compromises on terms involving our remedies, the size of the termination fee, the size of the reverse termination fee, the cap on Linden’s expense reimbursement and the terms of the non-solicitation covenant, including Linden’s associated termination rights. The representatives of Lazard then reviewed with our board of directors the financial analyses of the proposed transaction that Lazard had performed in preparation for the delivery of its fairness opinion. The directors discussed the financial analyses with the representatives of Lazard, noting that Lazard’s discounted cash flow analysis was based on the “middle” case of the financial projections provided by management. After discussion, our board asked Lazard whether it could also analyze the fairness of the merger consideration based on the “high” case of the financial projections provided by management.

On February 10, 2012, we announced our financial results for the first quarter of fiscal 2012, which showed year-over-year improvement in our revenue. Later that day, our board of directors held a telephonic meeting. Mr. Gould and representatives of Foley Hoag and Lazard attended this meeting. Our board of directors considered our financial results for the quarter, noting that, although the single quarter reflected a change in the trajectory of our financial performance from the prior four quarters, significant future operational risks and uncertainties remained. The directors discussed Linden’s proposed price of $4.00 per share and whether the board should accept that price. Our board of directors discussed whether there remained any opportunity to negotiate a further increase in the offer price from Linden. In light of the extended negotiations and Linden’s repeated refusal to consider any price over $4.00 per share, our board of directors concluded that $4.00 per share was the maximum price that Linden would pay. Our board also considered that either Company F had not engaged in meaningful diligence due to competing priorities and that MSMB Capital had orally offered $4.00 per share but with only limited diligence and subject to the condition that it would require debt financing. Our board weighed the immediate availability of Linden’s offer against the possibility that either Company F or MSMB Capital would, after additional diligence and negotiation of definitive documentation, both exceed Linden’s price and offer the same or better terms, if at all. Our board also considered the increasing risk that Linden would terminate negotiations and pursue other opportunities if we did not accept its offer. Our board of directors ultimately approved Linden’s purchase price of $4.00 per share, subject to the delivery of Lazard’s fairness opinion and related revised financial analyses and the finalization of the merger documents and the disclosure schedule.

On February 12, 2012, our board of directors held a telephonic meeting to discuss the transaction. Mr. Gould and representatives of Foley Hoag and Lazard attended this meeting. The representatives of Lazard reviewed with our board of directors Lazard’s updated financial analyses of the proposed transaction, noting that Lazard had updated its discounted cash flow analysis to consider each of the “high,” “middle” and “low” cases of the financial projections prepared by management. After discussion, the representatives of Lazard delivered Lazard’s oral opinion, subsequently confirmed in writing, that, as of February 12, 2012, based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the cash merger consideration of $4.00 per share to be received by holders of shares of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The Foley Hoag representative then reviewed with the directors their fiduciary duties in connection with a decision to sell the company. Our board of directors considered the thoroughness of the sale process that Lazard had conducted, including the number of parties contacted, the number of indications of interest delivered and the number of proposals received. Our board of directors considered the other strategic alternatives that the board had evaluated as means to deliver value to stockholders, including a sale of a business division, potential mergers and acquisitions, a stock repurchase program, a substantial, one-time cash dividend and a program of ongoing dividend payments. Our board considered whether any of these options, as well as remaining a stand-alone company, in lieu of a sale, would offer better value to stockholders. Our board considered its prior discussions of our financial performance over recent periods, including the four consecutive quarters of year-over-year declines during fiscal 2011. Following a presentation by the Foley Hoag representative, our board of directors considered the key terms of the merger agreement, the sponsor guarantee and the equity commitment letter, including in particular the terms of the non-solicitation covenant, the size of the termination fee, the ability to pursue superior offers under specified conditions, Linden’s matching rights, the parties’ remedies for breach, the reverse termination fee provisions, the terms under which the parties could terminate the merger agreement and the fees and expenses that would or might become payable upon or following termination.

Following these presentations and the related discussions, our board of directors unanimously approved the $4.00 per share price and the other terms of the transaction, unanimously determined that the merger agreement was advisable and in the best interests of our company and our stockholders, unanimously approved the merger in accordance with the General Corporation Law of the State of Delaware, and unanimously recommended that our stockholders vote in favor of adoption of the merger agreement.

Later that evening, we and Linden executed the merger agreement and Linden delivered the executed sponsor guarantee and equity commitment letter.

On February 13, 2012, we issued a press release announcing the execution of the merger agreement.

On February 26, 2012, our board of directors held a telephonic meeting. Representatives of Foley Hoag were present at this meeting. Our board of directors considered an amendment to the merger agreement to amend and restate the certificate of incorporation of the surviving corporation to substantially conform its indemnification and advancement of expenses provisions to those included in our current certificate of incorporation. After discussing the amendment with the Foley Hoag representative, our board of directors approved the amendment.

On February 27, 2012, Buyer and the Merger Subsidiary approved the amendment and the parties entered into the amendment.

Reasons for the Merger and Recommendation of our Board of Directors

Our board of directors, with the assistance of our management and our legal and financial advisors, carefully evaluated the terms and conditions of the proposed merger, including the terms of the merger agreement, the equity commitment letter and the sponsor guarantee, and concluded that the proposed merger represented the best course of action reasonably available for our stockholders. At the meeting held on February 12, 2012 described above, the board of directors unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of our company and our stockholders, (ii) approved the merger agreement, (iii) resolved to recommend that stockholders vote in favor of the adoption of the merger agreement, and (iv) directed that such matter be submitted for the consideration of our stockholders at the special meeting.

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the board of directors considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the merger. Our board of directors believed that, taken as a whole, the following factors supported its decision to approve the proposed merger:

•	All-Cash Consideration; Historical Market Prices. After extended discussions and negotiations with Linden during the period from August 2011 through February 2012, our board came to the conclusion that the merger consideration of $4.00 per share represented the highest price that Linden was willing to pay. Our board of directors considered that the all-cash merger consideration would provide our stockholders with an immediate, certain value for their shares, while avoiding long-term business risk. Our board of directors considered the historical market prices of our common stock and noted that the proposed merger consideration of $4.00 per share represented:
º	a premium of approximately 12% over the closing price of our common stock on February 10, 2012, the last trading day prior to the board meeting;
º	a premium of approximately 25% over the weighted average closing price of our common stock over the one month prior to the board meeting;
º	a premium of approximately 35% over the weighted average closing price of our common stock over the three months prior to board meeting; and
º	a premium of approximately 33% over the weighted average closing price of our common stock over the six months prior to the board meeting.
•	Limited Existing Liquidity. Our board of directors considered the market capitalization of our company and the relatively low volume of trading in our common stock, which limit the ability of our stockholders, particularly our larger stockholders, to realize upon the value of their shares in the short term at an attractive price.
•	Uncertainty of Future Market Price. Our board of directors considered the financial condition, results of operations, competitive position and prospects of our business, as well as current economic, financial market and stock market conditions, historical trading values of our common stock in the open market, and the decline in the trading price of our common stock that had occurred since July 2011. Our board of directors believed it to be unlikely that the trading price of our common stock would, in the reasonably near term, reach and sustain a value greater than the merger consideration of $4.00 per share.
•	Absence of Reasonably Available Superior Acquisition Proposals. Our board of directors considered the fact that, after our lengthy, publicly announced review of strategic alternatives, the cash merger consideration of $4.00 per share offered by Linden represented the best acquisition proposal reasonably available to us. Our board of directors considered that, following our July 18, 2011 press release announcing our retention of Lazard to advise our board of directors and our August 1, 2011 press release announcing our exploration of strategic alternatives, including a possible sale of our company, we engaged in a thorough process to identify parties who might have an interest in acquiring our company. Our board considered the fact that a total of 95 prospective strategic and financial buyers were contacted for potential indications of interest, a total of 33 potential buyers entered into confidentiality agreements with us, and only five potential buyers, including Linden, eventually submitted preliminary proposals. Our board considered that two of these potential buyers declined to submit second round bids and that the other two potential buyers submitted proposals with less certain financing and had exhibited less interest in pursuing a transaction with us. Following this process, our board of directors concluded that the merger was more favorable to our stockholders than any other acquisition proposal reasonably available.
•	Comparability to Other Alternatives. Our board of directors considered strategic alternatives available to us other than a sale of our entire company, including a potential sale of our services division (in which some potential buyers expressed interest), potential acquisitions of other companies or divisions, potential merger-of-equals transactions, a substantial stock repurchase program, the declaration of an extraordinary, one-time cash dividend and the institution of regular quarterly dividends. Our board of directors considered that each of these alternatives, even if successful, either would likely generate uncertain future benefits and entail significant risks and costs or, in the case of potential dividends, fail to address our long-term strategic challenges. Our board of directors considered that, while mergers and acquisitions might enable us to grow to a size that would better enable us to take advantage of our status as a public company, we serve relatively unique markets and we had historically identified relatively few feasible and promising acquisition opportunities that would help us to achieve such growth. Our board of directors concluded that none of the reasonably available strategic alternatives to a sale of the company represented a superior outcome for our stockholders.
•	Risks of Remaining an Independent Public Company. Our board of directors also considered the risks, uncertainties and costs of continuing to operate as an independent public company, including the range of possible values to our stockholders arising from remaining an independent public company, and the timing and uncertainty of successfully accomplishing meaningful growth by continuing to pursue our existing business plan. Among other factors, our board considered the impact of our recent management transition and the recent changes to our sales force, including the substantial number of new hires and our newly implemented key account strategy. Our board considered the risks inherent in achieving our revenue growth targets. Our board considered that, while we believe that our sales team has had earlier-than-anticipated success in increasing our revenues, there remains substantial uncertainty regarding the long-term success of our sales and marketing plans, which are still in the relatively early stages of implementation. In light of the foregoing, our board of directors concluded that the merger was more favorable to our stockholders than other reasonably available alternatives, including the possibility of continuing to operate as an independent public company, either alone or in combination with one or more of the other strategic alternatives described above.
•	Opinion of Financial Advisor to the Board of Directors. Our board of directors considered Lazard’s financial analyses and its oral opinion delivered to our board of directors (which opinion was confirmed by delivery of a written opinion dated February 12, 2012) to the effect that, as of that date and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in its opinion, the merger consideration to be received by holders of our common stock (other than stockholders who properly demand an appraisal of their shares under the DGCL, Buyer or Merger Subsidiary, or the affiliates of such holders), was fair, from a financial point of view, to such holders. The opinion is more fully described under “— Opinion of SeraCare’s Financial Advisor” beginning on page 40 of this proxy statement.
•	Likelihood of Consummation. Our board of directors considered the likelihood that the merger will be completed on a timely basis on the terms set forth in the merger agreement based on, among other factors:
º	the absence of a financing condition to Linden’s obligation to consummate the transaction;
º	Linden’s favorable reputation in the industry;
º	our receipt of an equity commitment letter from Linden in the amount of $82.0 million, which we expect to be sufficient to fund the purchase of all outstanding shares of our common stock, and our ability under certain circumstances to seek specific performance of Linden’s obligations under the equity commitment letter;
º	our ability, pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement by Buyer or the Merger Subsidiary and to enforce specifically the terms of the merger agreement upon certain conditions; and
º	the belief of our board of directors that the acquisition by Linden would not present significant regulatory impediments.
•	Terms of the Merger Agreement. Our board of directors considered the terms and conditions of the merger agreement and the other transaction documents, including:
º	our ability, under specified conditions, to furnish information to, and engage in discussions and negotiations with, other potential buyers in response to a bona fide unsolicited written takeover proposal that we conclude in good faith is, or could reasonably be expected to result in or lead to, a superior proposal, as more fully described in “The Merger Agreement — No Solicitation” beginning on page 74 of this proxy statement;
º	our ability, under specified conditions, to terminate the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal, provided that we pay Linden a termination fee of $2.5 million, as more fully described in “The Merger Agreement — Termination of the Merger Agreement” beginning on page 81 of this proxy statement, and “The Merger Agreement — Termination Fees” beginning on page 82 of this proxy statement;
º	our ability, under specified conditions, to change the recommendation of our board of directors with respect to the merger in response to a superior proposal or a material development or change in material circumstances occurring or arising after the date of the merger agreement, the existence and material consequences of which were not known by our board of directors on or before the date we entered into the merger agreement, on the understanding that Linden would then have the right to terminate the merger agreement and collect the termination fee of $2.5 million, as more fully described in “The Merger Agreement — No Solicitation — Change in Recommendation” beginning on page 75 of this proxy statement, “The Merger Agreement — Termination of the Merger Agreement” beginning on page 81 of this proxy statement and “The Merger Agreement — Termination Fees” beginning on page 82 of this proxy statement;
º	the requirement that, under specified conditions, if Buyer or the Merger Subsidiary fails to complete the transaction when obligated to do so or otherwise materially breaches its obligations such that the conditions to closing would not be satisfied, Buyer must pay us a reverse termination fee of $5.0 million, without our having to establish any damages, as more fully described in “The Merger Agreement — Termination Fees” beginning on page 82 of this proxy statement;

º	the limited number and nature of the conditions to Buyer’s and the Merger Subsidiary’s obligations to consummate the merger; and
º	that the merger agreement provides us with adequate operational flexibility to conduct our business generally in the ordinary course between the signing of the merger agreement and the completion of the merger.

See “The Merger Agreement” beginning on page 61 of this proxy statement, for a more complete description of the terms and conditions of the merger agreement.

•	Reasonable Termination Fee. Our board of directors considered the $2.5 million termination fee, including the views of our financial and legal advisors as to the customary nature of the presence and size of termination fees in transactions similar to the merger. Our board of directors concluded that a termination fee of this size for the transactions contemplated by the merger agreement, representing approximately 3% of the equity value of our company implied by the merger consideration, was not likely to preclude or unduly deter a third party from making, or inhibit our board of directors from evaluating and negotiating, and, if appropriate, our terminating the merger agreement to enter into a transaction that is, a superior proposal, as more fully described under “The Merger Agreement — No Solicitation — Change in Recommendation” beginning on page 75 of this proxy statement and “The Merger Agreement — Termination of the Merger Agreement” beginning on page 81 of this proxy statement.
•	Availability of Appraisal Rights. Our board of directors considered the fact that dissenters’ rights of appraisal would be available to our stockholders under Delaware law and that there was no condition in the merger agreement relating to the number of shares of common stock that could dissent from the merger and request appraisal. See “Appraisal Rights” beginning on page 85 of this proxy statement.

Our board of directors also considered potential risks or negative factors relating to the merger, including the following:

•	Recent Favorable Financial Results. Our board of directors considered our results of operations for the three months ended December 31, 2011, which we announced on February 10, 2012, the last business day before our board of directors approved the merger agreement. Our board of directors considered the favorable reception of those results among analysts and investors, including the fact that the closing price of our common stock increased from $3.37 per share on February 9, 2012 to $3.58 per share on February 10, 2012, an increase of approximately 6%. Our board of directors considered that, while our recent financial results had improved, we still faced the risks and uncertainties described above with respect to the achievement of our long-term business plan.
•	Historical Market Prices. Our board of directors considered that the weighted average closing price of our common stock over the one year prior to the board meeting was $3.60 per share and that our common stock had traded at prices over $4.00 per share within that year.
•	Risk of Non-Completion. Our board of directors considered the risk that the merger might not be completed as a result of Linden’s failure to fulfill its equity commitment or for other reasons. Our board considered that we would incur significant transaction and opportunity costs attempting to consummate the merger, including the distraction of our management and employees, the potential disruption of our relationships with customers, suppliers and others with whom we do business, and possible employee attrition. Our board considered the risk that, if our stockholders do not approve the merger proposal, we may be required to reimburse Linden for up to $1.0 million in expenses incurred in connection with the merger agreement.
•	Non-Solicitation Covenant. Our board of directors considered that the merger agreement precludes us from actively soliciting takeover proposals and restricts our ability to provide information to, or engage in discussions or negotiations with, third parties regarding any takeover proposal except under specified conditions. Our board considered that these provisions could prevent the emergence or consummation of a takeover proposal that would be more favorable to our stockholders than the merger. Our board also considered the risk that the $2.5 million termination fee that we would have to pay in order to accept a superior proposal could discourage third parties from making a takeover proposal that would be more favorable to our stockholders than the merger. However, our board of directors also took into account the public and active solicitation of bids that occurred before the execution of the merger agreement, its belief that the non-solicitation provisions were reasonable in the circumstances and its belief that they were not likely to preclude or unduly deter a third party from making a takeover proposal.
•	Restrictions on Our Business. Our board of directors considered the fact that the merger agreement restricts our ability to engage in certain activities between the date of the merger agreement and the effective time of the merger, and that these restrictions could prevent us from taking advantage of attractive business opportunities outside the ordinary course of business, such as potential acquisitions, which would be advisable if we were to remain an independent company. See “The Merger Agreement — Conduct of Our Business Pending the Merger” beginning on page 67 of this proxy statement.
•	Taxable Transaction. Our board of directors considered that an all-cash transaction would be taxable to our stockholders for United States federal income tax purposes. See “Material United States Federal Income Tax Consequences” beginning on page 58 of this proxy statement.
•	Cash-out Transaction. Our board of directors considered that the nature of the merger as a cash transaction will prevent our stockholders from participating in our future earnings or growth and any potential appreciation in the value of our shares, including any value that could be achieved if we were to engage in future strategic or other transactions or if our business were to continue to improve despite the risks and uncertainties we currently face.
•	Buyer’s Limited Liability for Breach. Our board of directors considered that Buyer and the Merger Subsidiary are newly formed corporations with no assets and that, unless a court is willing to enforce specifically Buyer’s and the Merger Subsidiary’s obligations to consummate the merger, Linden’s liability for a breach of the merger agreement by Buyer or the Merger Subsidiary is generally limited to the payment of a reverse termination fee of $5.0 million, regardless of the actual amount of damages that our stockholders may have incurred.

Our board of directors concluded that the potentially negative factors associated with the proposed merger were outweighed by the opportunity for our stockholders to realize a significant premium on the value of their common stock and monetize their investment in us for the cash merger consideration of $4.00 per share. Our board of directors believed that the proposed merger would maximize the immediate value of the stockholders’ shares and eliminate the unavoidable risks and uncertainties affecting our future prospects. Accordingly, our board of directors determined that the merger is fair to, and in the best interests of, our company and our stockholders, and approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement.

The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The board of directors based its recommendation on the totality of the information presented.

The board of directors recommends that you vote “FOR” approval of the merger proposal.

In considering the recommendation of our board of directors with respect to the merger proposal, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, those of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by our stockholders. See “— Interests of Our Directors and Executive Officers in the Merger” beginning on page 51 of this proxy statement.

Opinion of SeraCare’s Financial Advisor

In connection with the merger, on February 12, 2012, Lazard rendered its oral opinion, subsequently confirmed in writing, to our board of directors that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the merger consideration of $4.00 per share in cash was fair, from a financial point of view, to holders of our common stock.

The full text of Lazard’s opinion, dated February 12, 2012, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. We encourage you to read Lazard’s opinion and this section carefully and in their entirety.

Lazard’s opinion was directed to our board of directors for the information and assistance of our board of directors in connection with its evaluation of the merger and addressed only the fairness as of the date of the opinion, from a financial point of view, of the merger consideration to the holders of our common stock. Lazard’s opinion was not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any matter relating thereto. Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of the date of, the opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. Lazard did not express any opinion as to the prices at which shares of our common stock may trade at any time subsequent to the announcement of the merger.

In connection with its opinion, Lazard:

(i)	reviewed the financial terms and conditions of a draft, dated February 8, 2012, of the merger agreement;
(ii)	analyzed certain publicly available historical business and financial information relating to our company;
(iii)	reviewed various financial forecasts and other data that we provided to Lazard relating to our business, which included three alternative sets of forecasts, which Lazard refers to as “Case A”, “Case B” and “Case C,” and which correspond to the middle case, low case and high case, respectively, of the projections; for more information, see “— Certain Prospective Financial Information” beginning on page 44 of this proxy statement;
(iv)	held discussions with members of our senior management with respect to our business and prospects;
(v)	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating our business;
(vi)	reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating our business;
(vii)	reviewed historical stock prices and trading volumes of our common stock; and
(viii)	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard relied upon the accuracy and completeness of the foregoing information and has not assumed any responsibility for any independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of our assets or liabilities or concerning our solvency or fair value and was not furnished with any such valuation or appraisal. With respect to financial forecasts, Lazard assumed, with our consent, that the forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to our future financial performance. Lazard did not assume any responsibility for and expressed no view as to such financial forecasts and estimates or the assumptions on which they were based.

In rendering its opinion, Lazard assumed, with our consent, that the final terms of the merger agreement would not vary materially from those set forth in the latest draft reviewed by Lazard, and that the merger would be consummated on the terms described in the latest draft of the merger agreement, without any waiver or modification of any material terms or conditions, and that obtaining the necessary regulatory approvals for the merger would not have an adverse effect on us. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor does its opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that we had obtained such advice as we deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects of the transaction (other than the merger consideration to the extent expressly specified in its opinion), including without limitation, the sponsor guarantee. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation of any officers, directors or employees of any parties to the transaction, or class of such persons, relative to the merger consideration or otherwise.

The following is a summary of the material financial and comparative analyses that Lazard deemed to be appropriate for this type of transaction and that were reviewed with our board of directors in connection with rendering its opinion. The summary of Lazard’s analyses described below is not a complete description of the analyses underlying Lazard’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, is not readily susceptible to summary description. In arriving at its opinion, Lazard considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any factor or analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

In its analyses, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control. No company, business or transaction used in Lazard’s analyses is identical or directly comparable to us or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or businesses analyzed. The estimates contained in Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses are inherently subject to substantial uncertainty.

The financial analyses summarized below include information presented in tabular format. In order to fully understand Lazard’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Lazard’s financial analyses.

Discounted Cash Flow Analysis

Lazard performed an analysis of the net present value of (i) projected operating free cash flows through the end of fiscal 2016 using each of the Case A, Case B and Case C forecast prepared by our management plus (ii) our terminal value at the end of such period. Lazard noted that our management had advised them that the Case A forecast was based on the best estimates and judgments of our management on the expected future performance of our business, the Case B forecasts reflected potential concerns that could lead to lower than expected future performance of the business and the Case C forecast was adjusted to incorporate potential upside that could lead to higher than expected future performance of the business. Our terminal value was calculated based on a range of perpetuity growth rates of 4.0%, 5.0% and 6.0% for our diagnostic and biopharmaceutical products segment and a range of perpetuity growth rates of 1.0%, 2.0% and 3.0% for our bioservices segment. The cash flows and terminal value were then discounted using discount rates ranging from 17.5% to 22.5%. The assumed discount rate range was derived from the weighted average cost of capital analysis that Lazard calculated for us. Based on this analysis, Lazard arrived at the following implied value per share range for our common stock in each of Case A, Case B and Case C, as follows:

Case A	$3.27 – $4.41
Case B	$2.41 – $3.04
Case C	$3.65 – $5.00

Lazard noted that the ranges for Case A and Case C are inclusive of the merger consideration of $4.00 per share and that the range for Case B is below the merger consideration of $4.00 per share.

Selected Comparable Companies Analysis

Lazard reviewed and analyzed selected publicly available financial and other data of the companies listed below having businesses and trading characteristics that it deemed reasonably comparable to us. Lazard noted that, given our unique profile, there is a very limited number of comparable publicly traded comparable companies.

Affymetrix, Inc.
Harvard Bioscience, Inc.
Enzo Biochem, Inc.

Based on publicly available information, Lazard reviewed, among other things, the enterprise value of each selected comparable company as a multiple of such comparable company’s revenues and EBITDA for the last twelve months, or LTM. A company’s enterprise value is equal to its short-term and long-term debt plus the market value of its common equity and the value of any preferred stock (at liquidation value), minus its cash and cash equivalents.

Lazard calculated the following multiples for the above comparable companies:

	Enterprise Value/ LTM Revenue	Enterprise Value/ LTM EBITDA
High	1.5x	9.2x
Median	1.1x	9.1x
Low	0.8x	9.1x

Based on the foregoing, Lazard applied revenue multiples of 0.8x to 1.5x to our LTM revenues and EBITDA multiples of 9.1x to 9.2x to our LTM EBITDA and determined an implied price range for our common stock of $2.78 to $4.09 per share based on the revenue multiple and an implied price range for our common stock of $3.67 to $3.68 per share based on the EBITDA multiple. Lazard noted that the range based on the revenue multiple is inclusive of the merger consideration of $4.00 per share and the range based on the EBITDA multiple is below the merger consideration of $4.00 per share.

Selected Precedent Transactions Analysis

Lazard reviewed, to the extent publicly available, financial information relating to four selected transactions involving life sciences companies. In performing these analyses, Lazard analyzed certain financial information and transaction multiples relating to companies in the selected transactions and compared such information to the corresponding information for us.

Specifically, Lazard reviewed four merger and acquisition transactions since May 2007 involving companies in the life sciences industry for which sufficient public information was available. Lazard reviewed the transaction value compared to the LTM revenue of the target company.

The precedent transactions reviewed were:

Announcement Date	Acquiror	Target
11/18/2010	Sekisui Chemical Co., Inc.	Genzyme Corporation (Diagnostics Business)
08/30/2010	New Mountain Capital, LLC	Mallinckrodt Baker, Inc.
09/23/2009	North Atlantic Value LLP	Celesis International plc
05/30/2007	Enzo Biochem, Inc.	Axxora Life Sciences, Inc.

Lazard calculated the following multiples for the above selected transactions used in its analysis:

Transaction Value as a Multiple of LTM Revenue
High	1.7x
Median	1.3x
Low	0.7x

Based on the foregoing, Lazard applied multiples of 0.7x to 1.7x to our LTM revenues and determined an implied price range for our common stock of $2.48 to $4.61 per share. Lazard noted that this range is inclusive of the merger consideration of $4.00 per share.

Premia Paid Analysis

Lazard also performed a premia paid analysis, which is designed to provide a valuation of our company based on the premia paid in selected life sciences transactions involving all-cash acquisitions of public company targets with a transaction value of between $50 million and $500 million. Lazard’s analysis was based on the one-month implied premia of such transactions. The implied premia in this analysis were calculated comparing the transaction price prior to the announcement of the transaction to the target company’s stock price one month prior to the announcement of the transaction. The results of these calculations are as follows:

	Range	Median
One-Month	12% – 49%	26%

From these premia, Lazard, based on its experience with merger and acquisitions transactions, derived a reference range for our common stock as of February 12, 2012 of $3.45 to $4.59 per share. Lazard noted that the market price of our common stock of $3.58 per share as of February 12, 2012 and the per share consideration of $4.00 were both within the range.

Miscellaneous

Under the terms of our engagement letter with Lazard, we paid Lazard a $150,000 financial advisory fee upon execution of the engagement letter, and we paid Lazard an additional $500,000 upon the delivery of its fairness opinion. We also agreed to pay Lazard an additional $1.1 million upon completion of the transaction. In addition, we agreed to reimburse Lazard for all reasonable expenses incurred in connection with its engagement, including travel costs, document production fees and the fees of Lazard’s outside counsel.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In the ordinary course of their respective businesses, affiliates of Lazard Frères & Co. LLC and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard Frères & Co. LLC) may actively trade our securities for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in our securities. The issuance of Lazard’s opinion was approved by an authorized committee of Lazard Frères & Co. LLC.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Our board of directors selected Lazard to act as our investment banker because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions, its familiarity with our business and the terms of its engagement.

We and Buyer determined the merger consideration to be paid to the holders of our common stock in the merger through arm’s-length negotiations, and our board of directors approved the merger consideration. Lazard conducted the analyses and reviews summarized above for the purpose of providing an opinion to our board of directors as to the fairness, from a financial point of view, to the holders of our common stock (other than Buyer, the Merger Subsidiary and stockholders who properly demand an appraisal of their shares under the DGCL) of the merger consideration to be paid to such holders in the merger. Lazard did not recommend any specific consideration to our board of directors or any other person or indicate that any given consideration constituted the only appropriate consideration for the merger.

Lazard’s opinion was one of many factors considered by our board of directors. Consequently, the summary of the analyses and reviews provided above should not be viewed as determinative of the opinion of our board of directors with respect to the merger consideration or of whether our board of directors would have been willing to recommend a different transaction or determine that a different merger consideration was fair. For a description of the other factors considered by our board of directors, see “— Reasons for the Merger and Recommendation of our Board of Directors” beginning on page 35 of this proxy statement. Lazard has consented to the inclusion of and references to its opinion in this document.

In performing its analyses, Lazard made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters. Because those analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond our control or the control of our advisors, neither we, Lazard nor any other person assumes any responsibility if future results or actual values are materially different from the forecasts or estimates contained in the analyses.

Certain Prospective Financial Information

During the third quarter of fiscal 2011, we ceased making specific public projections regarding our future financial performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. However, in connection with the strategic process described under “The Merger — Background of the Merger” beginning on page 19 of this proxy statement, our management prepared certain stand-alone financial forecasts for fiscal 2011 through fiscal 2016 for use by our board of directors and Lazard. During the period between our engagement of Lazard in July 2011 and the rendering of its fairness opinion in February 2012, we updated these forecasts to reflect new information, including our actual results for fiscal 2011 and the three months ended December 31, 2011. The projections consist of three different cases, a “high case,” a “middle case” and a “low case,” which reflect our management’s judgment of a reasonable range of possible future financial results of our business. We have included below a summary of the most recent forecasts for fiscal 2012 through fiscal 2016 provided to Lazard prior to the rendering of its fairness opinion to our board of directors and performing its related financial analyses, as described under “The Merger — Opinion of SeraCare’s Financial Advisor” beginning on page 40 of this proxy statement. We refer to these five-year forecasts as the projections. In many respects, the projections are subjective. We cannot provide any assurance that our actual financial results will not fall outside the range of results reflected in the projections. Each of the three cases represents substantially the same operating plan except with respect to the amount of revenue and the expenses that we would expect to vary with changes in revenue, such as the amounts payable under our management incentive plan (under which bonus amounts would vary with changes in revenue and other financial metrics), our profit margins (which would vary with changes in revenue as a result of economies of scale), and the size of and compensation for our sales force (which we would expect to grow more quickly with more substantial increases in revenue), and except as described in the additional assumptions set forth below. Our current operating plan is intended to enable us to achieve the high case in the projections for fiscal 2012, but we regard the revenue targets in the high case as aggressive, since they require achievement of quarterly product revenue targets in each of the third and fourth quarters of fiscal 2012 that would set a record for quarterly product revenue for the last five years.

We shared earlier versions of some of our projections for fiscal 2011 through fiscal 2014 on a confidential basis with Linden and other potential buyers in connection with their due diligence review of our company. These earlier versions did not reflect the new information, including our actual results for the three months ended December 31, 2011, reflected in the projections and, accordingly, to the extent that these earlier versions varied materially from the projections, they are even less reliable than the projections.

The projections were prepared by, and are the responsibility of, our management. The projections were intended for use only by sophisticated business persons who have extensive experience analyzing subjective financial projections, who are capable of appreciating the uncertainties inherent in those projections and who were expected to perform their own critical analyses of the projections based on a thorough understanding of our industry and competitive position. You should read the projections with a much lower level of confidence in their accuracy than you have when reading historical financial statements. Moreover, the projections were not prepared with a view toward public disclosure and, accordingly, do not comply with published guidelines of the Securities and Exchange Commission, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles, or GAAP. BDO USA, LLP, our independent registered public accounting firm, has not audited, compiled or performed any procedures with respect to the projections and does not express an opinion or any other form of assurance related thereto. The projections are not being included to influence a stockholder’s decision whether or not to vote to adopt the merger agreement, but instead are being included because they were provided to Lazard in connection with the preparation of its fairness opinion and because a subset of earlier versions of the projections was presented to Linden and certain other potential buyers in connection with their due diligence investigation of our company. We note that, in the course of our price negotiations, Linden disputed the projections on the basis that Linden projected significantly lower revenue growth from some of our larger customers.

The projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond our control. Because the projections cover multiple years, by their nature, they become subject to increasing uncertainty with each successive year. The assumptions upon which the projections were based involve judgments with respect to, among other things, future economic, competitive and financial market conditions, all of which are difficult or impossible to predict accurately and most of which are beyond our control. The projections reflect assumptions as to certain business decisions that are subject to change. In addition, the projections may be affected by our ability to achieve strategic goals, objectives and targets over the applicable periods. For example, all of the projections assume a basic level of stability in our business, including assumptions that:

•	there are no adverse changes in the general worldwide economic or financial outlook, such as might occur in connection with the possible default by Greece or another European country on its debt;
•	federal, state and foreign governments will continue historical patterns in spending levels for healthcare matters;
•	there are no unanticipated changes in the competitive landscape, such as the introduction of disruptive products or technology by competitors or dramatic changes in the prices of competing products and services, and we continue to increase prices at a level consistent with past practice;
•	our business continues to operate in the ordinary course consistent with past practice, without any unusual, one-time or non-recurring charges or other unanticipated expenses or changes in our cost structure (for example, the projections exclude costs related to our exploration of strategic alternatives in fiscal 2012);
•	we continue to benefit from the services of our current employees, distributors, suppliers and other parties with whom we do business on the same terms and conditions we currently enjoy, and we do not incur severance or other expenses associated with employee turnover;
•	we continue to achieve improvements in efficiency that favorably impact our gross margins;
•	there is no consolidation among customers or suppliers that would alter our bargaining position;
•	there are no legal or regulatory changes that would affect our compliance obligations, cost structure or operations;
•	there are no changes in GAAP;
•	we will not face any claims or litigation, such as claims of intellectual property infringement;

•	we will continue to meet or exceed our customers’ demanding quality standards and the requirements of regulators; and
•	we will continue to be successful in our research and development and new product introduction efforts.

Our projections were made with the knowledge that one or more of these and other simplifying assumptions may prove to be inaccurate or unrealistic, given the large number and breadth of the assumptions, the uncertainty of the current state of affairs in these areas and the high probability that significant, unanticipated events may result in material changes to the outcomes reflected in the projections.

Accordingly, there can be no assurance that the projections will be realized, and actual results may vary materially from those shown. The inclusion of the projections should not be regarded as an indication that we or any of our directors, officers, employees, advisors, agents or representatives considered or consider the projections to be predictive of actual future events, and the projections should not be relied upon as such. Neither we nor any of our directors, officers, employees, advisors, agents or representatives can give any assurance that actual results will not differ materially from the projections, and neither we nor any of them undertakes any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date the projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be incorrect. We do not intend to make publicly available any update or other revision to the projections, except as otherwise required by law. Neither we nor any of our directors, officers, employees, advisors, agents or representatives has made or makes any representation to any of our stockholders or any other person regarding our ultimate performance compared to the information contained in the projections or that the projections will be achieved. We have made no representation to Linden, Buyer, the Merger Subsidiary or any of their respective affiliates, in the merger agreement or otherwise, concerning the projections.

In light of the foregoing factors and the uncertainties inherent in the projections, stockholders are cautioned not to place undue, if any, reliance on the projections.

The following is a summary of the projections:

High Case

	Fiscal Year Ending September 30,
	2012E	2013E	2014E	2015E	2016E
	(in millions)
Revenue:
Diagnostic & biopharma products	$38.8	$43.5	$49.4	$55.8	$62.8
BioServices	12.0	13.8	15.7	17.7	19.9
Total revenue	$50.9	$57.3	$65.1	$73.5	$82.7
Gross profit:
Diagnostic & biopharma products	$20.1	$21.8	$25.2	$28.9	$32.9
BioServices	2.1	2.6	3.3	3.9	4.8
Total gross profit	22.2	24.4	28.5	32.8	37.7
Operating expenses:
Selling, general & administrative	13.9	15.3	15.7	16.6	17.5
Research & development	1.6	1.5	1.7	1.9	2.0
Total operating expenses	15.6	16.8	17.4	18.4	19.5
Operating income	$6.6	$7.7	$11.0	$14.4	$18.2
Adjusted EBITDA	$9.1	$10.6	$14.1	$17.6	$21.4

Due to rounding, totals may not equal the sum of the line items in the above table.

In addition to those set forth above, the key assumptions underlying the high case of the projections include assumptions that:

•	the efforts of our new sales force, including our new key account strategy, will cause us to significantly out-perform our estimates for revenue growth in the molecular diagnostics industry generally, but that our rate of growth will decline some each year as new revenue opportunities become more scarce;
•	we will achieve greater efficiencies from increased utilization of our existing facilities, which will allow us to realize an increased gross profit margin from our diagnostic and biopharma products segment;
•	an increasing percentage of our revenue growth in our bioservices segment will come from contracts with commercial customers, rather than government customers, which generally utilize fixed-margin, cost-plus contracts, which will allow us to achieve increased gross profit margins from our bioservices segment;
•	we will hire new personnel during fiscal 2012 to fill open positions in our sales force, and that fiscal 2013 will represent the first fiscal year for which we will bear a full year of expenses relating to those employees;
•	our selling, general and administrative expenses will increase year-over-year as a result of:
º	increased base compensation expense for our upgraded sales force;
º	continued hiring of additional employees, particularly in our sales force; and
º	increased incentive compensation expense, including bonuses and sales commissions, to reward our employees for revenue growth;
•	salaries of our employees and related compensation will increase by an average of approximately three percent per year;
•	our research and development expenses will continue to increase in a manner largely consistent with historical trends as we continue to introduce new products to address our customers’ evolving needs; and
•	our business will not encounter any unforeseen obstacles.

Middle Case

	Fiscal Year Ending September 30,
	2012E	2013E	2014E	2015E	2016E
	(in millions)
Revenue:
Diagnostic & biopharma products	$36.5	$40.1	$45.0	$50.6	$57.0
BioServices	11.5	13.6	15.4	17.3	19.5
Total revenue	$48.0	$53.7	$60.4	$67.9	$76.5
Gross profit:
Diagnostic & biopharma products	$18.7	$20.1	$22.9	$26.2	$29.9
BioServices	1.9	2.6	3.2	3.9	4.7
Total gross profit	20.6	22.7	26.1	30.0	34.6
Operating expenses:
Selling, general & administrative	13.7	14.7	15.5	16.4	17.3
Research & development	1.6	1.5	1.7	1.9	2.0
Total operating expenses	15.4	16.2	17.2	18.2	19.3
Operating income	$5.2	$6.5	$8.9	$11.8	$15.3
Adjusted EBITDA	$7.7	$9.3	$11.8	$14.7	$18.3

Due to rounding, totals may not equal the sum of the line items in the above table.

The key assumptions underlying the middle case of the projections differ from those set forth above for the high case of the projections insofar as we assume that:

•	our revenue growth will be closer to our estimates for revenue growth in the molecular diagnostics industry generally;
•	we will continue to pay increased incentive compensation, including bonuses and sales commissions, but at a rate lower than that assumed for the high case of the projections; and
•	we will hire additional personnel, but fewer than the number we assumed for the high case of the projections.

Low Case

	Fiscal Year Ending September 30,
	2012E	2013E	2014E	2015E	2016E
	(in millions)
Revenue:
Diagnostic & biopharma products	$34.5	$35.1	$36.9	$38.8	$40.7
BioServices	11.3	12.1	12.7	13.4	14.0
Total revenue	$45.8	$47.3	$49.6	$52.1	$54.7
Gross profit:
Diagnostic & biopharma products	$17.4	$17.1	$18.2	$19.2	$20.3
BioServices	1.8	2.0	2.3	2.4	2.7
Total gross profit	19.2	19.2	20.4	21.6	22.9
Operating expenses:
Selling, general & administrative	13.1	13.7	14.2	14.6	15.1
Research & development	1.6	1.5	1.7	1.9	2.0
Total operating expenses	14.8	15.2	15.9	16.5	17.1
Operating income	$4.5	$4.0	$4.5	$5.1	$5.9
Adjusted EBITDA	$7.0	$6.8	$7.4	$8.0	$8.9

Due to rounding, totals may not equal the sum of the line items in the above table.

The key assumptions underlying the low case of the projections differ from those underlying the high case and the middle case of the projections insofar as we assume that:

•	we will substantially under-perform our estimates for revenue growth in the molecular diagnostics industry generally, growing at a rate of approximately five percent per year, which is more in line with our expectations for revenue growth in the general diagnostic industry;
•	as a result of lower utilization or our existing facilities, the gross profit margins for our diagnostic and biopharma products segment will be lower than those assumed for the high case or the middle case of the projections;
•	we do not materially increase the proportion of revenue for our bioservices segment generated by commercial customers, resulting in gross profit margins for that segment that are lower than those assumed for the high case or the middle case of the projections;
•	we will pay substantially lower bonuses and our expenses for sales commissions will be lower than those assumed for the high case or the middle case of the projections;
•	we will increase salaries only on a case-by-case basis and the extent of the increases, if any, will average less than three percent on a company-wide basis; and
•	we will hire new personnel, but fewer than the number we assumed for the high case or the middle case of the projections.

We did not provide Lazard, Linden or any other potential buyer with projections of our free cash flow. However, at the request of Lazard in order to facilitate its discounted cash flow analysis described above under “The Merger — Opinion of SeraCare’s Financial Advisor — Discounted Cash Flow Analysis” beginning on page 41 of this proxy statement, we confirmed the following assumptions:

•	our projected non-cash share-based compensation expense and depreciation and amortization expense for fiscal 2012 through 2016 would be as set forth below in the reconciliation of Adjusted EBITDA to net income for each of the high, middle and low cases of the projections;
•	our projected capital expenditures for fiscal 2012 through 2016 would be $1.0 million per year;
•	our projected working capital would increase on a year-over-year basis for fiscal 2012 through 2016 at a rate equal to ten percent of our revenue growth rate; and
•	the combined tax rate applicable to us in all jurisdictions in which we are subject to taxation for fiscal 2012 through 2016 would be 40% (before giving effect to any benefit from our deferred tax assets).

Adjusted EBITDA is a non-GAAP financial measure that we define as net income, excluding depreciation and amortization, interest expense, reorganization items, provision for (benefit from) income taxes and non-cash share-based compensation expense. In these projections, we have included forecasts for Adjusted EBITDA solely because they were included in the projections that we provided to Lazard. We provided similar Adjusted EBITDA information for fiscal 2012 through fiscal 2014 to Linden and certain other potential buyers, although that information also excluded estimates of the expenses we expect to incur as a result of being a public company. We included Adjusted EBITDA in the projections we provided to certain potential buyers because we believed that it is one of the financial metrics commonly used by some buyers to evaluate pricing in a potential acquisition transaction. However, Adjusted EBITDA has significant limitations as an analytical tool, should not be considered in isolation and should not be considered as a substitute for GAAP measures. Among other limitations, in considering Adjusted EBITDA in connection with the projections, you should understand that Adjusted EBITDA does not include interest expenses or taxes. Interest expense or the cash requirements necessary to service interest or principal payments on existing indebtedness or indebtedness that we may incur in the future may have a significant impact on our future net income and future cash flows. Similarly, future tax payments may represent a significant use of our cash and may significantly affect our future net income. A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure, is set forth below. In analyzing this reconciliation, you should consider that we have made assumptions regarding our interest expense and future taxes. Our projections of our future interest expense assume that interest rates will continue at their current levels for the foreseeable future and that our level of indebtedness will not change. Similarly, for purposes of projecting our future taxes, we have assumed that the effective tax rates applicable to us in the jurisdictions where we are subject to taxation will remain at their current levels. Due to the speculative nature of these assumptions, you should not unduly rely on Adjusted EBITDA in evaluating the projections, and should consider Adjusted EBITDA only after considering the potential impact of, and potential variations in, interest expense and tax payments in the future.

	Fiscal Year Ending September 30,
	2012E	2013E	2014E	2015E	2016E
	(in millions)
High Case:
Adjusted EBITDA	$9.1	$10.6	$14.1	$17.6	$21.4
Depreciation and amortization	1.4	1.4	1.5	1.6	1.5
Interest expense	0.1	0.1	0.1	0.1	0.1
Reorganization items(1)	0.8	—	—	—	—
Provision for (benefit from) income taxes	(14.9)	3.0	4.4	4.5	5.7
Non-cash share-based compensation expense	1.1	1.5	1.6	1.6	1.7
Net income	$20.6	$4.5	$6.6	$9.7	$12.4
Middle Case:
Adjusted EBITDA	$7.7	$9.3	$11.8	$14.7	$18.3
Depreciation and amortization	1.4	1.2	1.3	1.3	1.3
Interest expense	0.1	0.1	0.1	0.1	0.1
Reorganization items(1)	0.8	—	—	—	—
Provision for (benefit from) income taxes	(14.9)	2.6	3.5	4.5	5.7
Non-cash share-based compensation expense	1.1	1.5	1.6	1.6	1.7
Net income	$19.2	$3.9	$5.3	$7.2	$9.5
Low Case:
Adjusted EBITDA	$7.0	$6.8	$7.4	$8.0	$8.9
Depreciation and amortization	1.4	1.2	1.3	1.3	1.3
Interest expense	0.1	0.1	0.1	0.1	0.1
Reorganization items(1)	0.8	—	—	—	—
Provision for (benefit from) income taxes	(14.9)	1.6	1.8	2.0	2.3
Non-cash share-based compensation expense	1.1	1.5	1.6	1.6	1.7
Net income	$18.4	$2.4	$2.7	$3.0	$3.5

Due to rounding, totals may not equal the sum of the line items in the above table.

(1)	Consists of certain expenses associated with our exploration of strategic alternatives, which were estimated without reflecting all expenses that will be incurred in connection with the proposed merger, such as the fairness opinion fee incurred in February 2012 and the success fee payable to Lazard upon consummation of the proposed merger.

The projections should be evaluated, if at all, in conjunction with our historical financial statements and other information regarding us contained elsewhere in this proxy statement and our public filings with the Securities and Exchange Commission.

Financing of the Merger

The merger is not conditioned on Buyer’s ability to obtain financing. Pursuant to a financing commitment, Linden Capital Partners II LP and Linden Capital Partners II-A LP, which we refer to collectively as the sponsors, have committed to invest, directly or indirectly, at or immediately prior to the effective time of the merger, $82.0 million in Buyer or the Merger Subsidiary, solely for the purpose of (i) funding the consideration payable in the merger and (ii) paying all related fees and expenses pursuant to, and in accordance with, the merger agreement. The aggregate proceeds from the financing commitment are expected to be sufficient for Buyer to finance the merger. The sponsors have also agreed to guarantee certain obligations of Buyer and the Merger Subsidiary under the merger agreement, on the terms and subject to the conditions set forth in a sponsor guarantee in favor of us, including the payment of any reverse termination fee and specified costs and expenses that may become payable to us by Buyer.

Delisting and Deregistration of SeraCare Common Stock

If the merger is completed, our common stock will be removed from listing on The NASDAQ Capital Market and deregistered under the Securities Exchange Act of 1934, as amended, and we will no longer file periodic reports with the SEC.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, holders of shares of our common stock should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board of directors was aware that these interests existed when it approved the merger and the merger agreement. The material interests are summarized below.

Common Stock, Stock Options and Restricted Stock to be Cashed Out in the Merger

The following table provides the cash proceeds that each of our current directors and named executive officers, as well as some of our former directors and executive officers, are expected to receive at the closing of the merger from:

•	the conversion into the merger consideration of the shares of our common stock that they already own free of any restrictions, as well as the shares of restricted stock that are expected to vest on or before the date of the special meeting;
•	the “cash-out” of their “in-the-money” options to purchase shares of our common stock (i.e., options with an exercise price less than $4.00 per share) that are already vested, as well as the in-the-money options that are expected to vest on or before the date of the special meeting, in each case in an amount equal to the merger consideration less the applicable exercise price of such options;
•	the accelerated vesting, as a result of the merger, of shares of restricted common stock that will not be vested as of the date of the special meeting and the conversion of such shares into the merger consideration; and
•	the accelerated vesting, as a result of the merger, of in-the money options to purchase shares of our common stock that will not be vested as of the date of the meeting and the cash-out of those options in an amount equal to the merger consideration less the applicable exercise price of such options, in each case, based on his or her beneficial ownership as of March 12, 2012. Information regarding the beneficial ownership of vested and unrestricted common stock is based on information provided by or on behalf of the individuals named in the table. For purposes of this table, we assume that the merger will occur on the date of the special meeting. The amounts in the table do not reflect any taxes that will be incurred upon the conversion of shares into the merger consideration or the cash-out of options.

Value of Equity Securities
(estimated as of the date of the special meeting)

	Value of Vested and Unrestricted SeraCare Equity			Value of SeraCare Equity That Will Vest Upon the Merger			Total Cash Payment for Equity Securities ($)
Name	Common stock ($)	Stock options ($)	Subtotal ($)	Restricted stock ($)	Stock options ($)	Subtotal ($)
Named Executive Officers:
Gregory A. Gould	$293,876	$252,916	$546,792	$657,500	$23,334	$680,834	$1,227,626
Ronald R. Dilling	72,096	102,500	174,596	287,652	10,000	297,652	472,248
Kathryn E. Shea	58,208	75,000	133,208	217,752	10,000	227,752	360,960
John J. (Sean) O’Connor II	—	—	—	360,000	—	360,000	360,000
Susan L.N. Vogt(1)	1,658,720	—	1,658,720	—	—	—	1,658,720
William J. Smutny(2)	44,664	—	44,664	—	—	—	44,664
Non-employee Directors:
Joseph M. Nemmers, Jr.	32,156	9,779	41,935	—	23,813	23,813	65,748
E. Kevin Hrusovsky	10,956	5,867	16,823	—	14,288	14,288	31,111
Sarah L. Murphy	97,580	63,113	160,693	—	14,288	14,288	174,981
Jill Tillman	94,436	63,113	157,549	—	14,288	14,288	171,837
Samuel D. Anderson(3)	976,824	58,350	1,035,174	—	—	—	1,035,174
Harold S. Blue(3)	—	2,100	2,100	—	—	—	2,100
Eugene I. Davis(3)	3,744	3,500	7,244	—	—	—	7,244
All current directors and executive officers as a group (8 persons)	$659,308	$572,288	$1,231,596	$1,522,904	$110,011	$1,632,915	$2,864,511

(1)	Prior to July 25, 2011, Ms. Vogt served as our President and Chief Executive Officer. On July 25, 2011, Ms. Vogt’s employment with us terminated.
(2)	Prior to December 31, 2010, Mr. Smutny served as our Vice President, Sales and Marketing. On December 31, 2010, Mr. Smutny’s employment with us terminated.
(3)	Prior to May 10, 2011, each of Messrs. Anderson, Blue and Davis served as a member of our board of directors. On May 10, 2011, each of Messrs. Anderson’s, Blue’s and Davis’ term of office as a director ended.

Employment-Related Provisions of the Merger Agreement

The merger agreement provides that Buyer will provide our continuing employees (including our executive officers) with certain benefits following the closing of the merger. See “The Merger Agreement —  Employee Benefit Matters” beginning on page 70 of this proxy statement

Information About Golden Parachute Compensation

We have several plans and agreements that provide for amounts to be paid to our named executive officers or for the accelerated vesting of equity awards held by our named executive officers in connection with a change in control. The merger will constitute a change in control under each of these plans and agreements. We describe each of these plans and agreements below and quantify the amounts that will be payable to our named executive officers and the value of any equity awards held by our named executive officers for which vesting will be accelerated in connection with the merger, assuming the merger is completed and, in the case of Mr. Gould, assuming that his employment with us is terminated upon the consummation of the merger.

Equity Incentive Plans.  We currently have two equity compensation plans, our 2001 Stock Incentive Plan and our 2009 Equity Incentive Plan. In the event of a change in control, our 2001 Stock Incentive Plan and our 2009 Equity Incentive Plan generally provide that all unvested stock options and unvested shares of restricted stock will become fully vested. Under the terms of the merger agreement, all stock options, whether vested or not, including options held by our named executive officers, that are outstanding and unexercised immediately prior to the effective time of the merger will be canceled and automatically converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of common stock otherwise issuable upon exercise of such option and (ii) the merger consideration less the exercise price per share of the stock option and less applicable withholding taxes.

Severance Payments to Mr. Gould.  On August 16, 2006, we entered into an employment agreement with Mr. Gould. We amended and restated the agreement on November 18, 2009. Under the terms of the employment agreement, if Mr. Gould’s employment is terminated by us without cause or by Mr. Gould for good reason (as such terms are defined below), then, subject to Mr. Gould’s delivery of a release of claims in our favor, Mr. Gould will be entitled to a severance benefit equal to (i) 100% of his base salary at the annualized rate in effect on his severance date, (ii) a pro-rated amount of his incentive bonus for the year in which his severance date occurs, (iii) the cost of COBRA premiums for continued medical insurance coverage for Mr. Gould and his dependents until the first anniversary of his severance date (or, earlier, as described in more detail below), (iv) immediately prior to his severance date, full vesting of all stock options and other equity or equity-related compensation or grants that vest based on the passage of time and continued performance of services (excluding any grants that include performance-based vesting criteria) and (v) reimbursement, in an amount not to exceed $36,000, for executive outplacement services, if any, received by Mr. Gould. If we terminate Mr. Gould’s employment without cause or Mr. Gould terminates his employment for good reason in connection with or following a change in control, Mr. Gould will receive the severance benefits outlined above except that the amount paid pursuant to clause (i) above would be equal to 150%, rather than 100%, of his base salary at the annualized rate in effect on his severance date and the amount otherwise payable pursuant to clause (ii) above would be increased by 150% of his target incentive bonus for the year in which the severance occurs. The severance benefits determined pursuant to clauses (i) and (ii) above would be payable in a single lump sum not later than 30 days after Mr. Gould’s termination of employment.

Mr. Gould’s employment agreement also provides that, if Mr. Gould is entitled to any payments under the employment agreement or any other plan, program or arrangement in which he participates that would constitute an “excess parachute payment” subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, and the amount of the parachute payment payable to Mr. Gould is more than 110% of the threshold at which such amount becomes an excess parachute payment, then we must pay Mr. Gould an additional amount so that the net amount retained by him will be equal to the amount of such parachute payment before the imposition of such excise tax. The agreement also provides that, if the total amount of payments to Mr. Gould is less than 110% of the threshold at which such amount becomes an excess parachute payment, then the amount of the payments will be reduced by the amount of the excess so that no such excise tax will be incurred.

Mr. Gould’s right to reimbursement for COBRA premiums will end on the earliest of his death, the date he becomes eligible for coverage under the health plan of another employer, the date we cease to offer group medical coverage to our active executive employees or the date we are no longer otherwise obligated to offer COBRA continuation coverage.

In addition, as a condition of his employment, Mr. Gould entered into a confidentiality agreement and a non-competition agreement with us pursuant to which he agreed not to compete with us or solicit our customers or employees for a period of one year after the termination of his employment. If Mr. Gould materially breaches any of his obligations under his confidentiality agreement or non-competition agreement at any time, he will no longer be entitled to receive any of his severance payments payable therafter. The term of Mr. Gould’s confidentiality agreement and non-competition agreement is generally the term of his employment plus a period of one year thereafter. The provisions of Mr. Gould’s confidentiality and non-competition agreements may be waived by a written instrument signed by the party waiving compliance.

As used in Mr. Gould’s employment agreement, cause means:

•	any act of willful personal dishonesty taken by Mr. Gould in connection with his responsibilities as our employee which is intended to result in substantial personal enrichment of Mr. Gould;
•	Mr. Gould’s conviction of, indictment for, or pleading guilty or nolo contendere to, or entering a similar plea to, a misdemeanor involving moral turpitude or a felony;
•	any fraud or willful and material misconduct by Mr. Gould;

•	a willful violation by Mr. Gould of his material obligations to us (including, without limitation, any willful refusal by Mr. Gould to perform his duties for us) or other material breach by Mr. Gould of his employment agreement;
•	Mr. Gould is found liable in any Securities and Exchange Commission or other civil or criminal securities law action; or
•	a material breach by Mr. Gould of the terms of the confidentiality agreement or non-competition agreement between us and Mr. Gould, each as reasonably determined by our board of directors.

As used in Mr. Gould’s employment agreement, good reason means the occurrence of any of the following:

•	without Mr. Gould’s express written consent, a material reduction or material adverse change in the nature or scope of his duties, authorities, titles, position or responsibilities relative to his duties, authorities, titles, position or responsibilities in effect immediately prior to such reduction, or the removal of Mr. Gould from such duties, authorities, titles, position or responsibilities (in no event, however, shall our ceasing to be a publicly traded corporation, in and of itself, constitute good reason pursuant to this clause);
•	a material failure by us to provide Mr. Gould with his base salary and benefits in accordance with the terms of his employment agreement;
•	the relocation of our principal executive offices to a location that is more than 50 miles outside of West Bridgewater, Massachusetts;
•	our failure to obtain the agreement from any successor to us to assume and agree to perform Mr. Gould’s employment agreement as required thereby; or
•	any other material breach of Mr. Gould’s employment agreement by us.

Aggregate Amounts of Potential Compensation.  The following table provides information regarding the aggregate dollar value of the various elements of compensation that could be received by the named executive officers that is based on or otherwise relates to the merger. The descriptions and quantifications of the payments in the table are intended to comply with Item 402(t) of Regulation S-K promulgated by the SEC, which requires disclosure of information about compensation and benefits that each of the named executive officers will or may receive in connection with the merger. This compensation is referred to as “golden parachute” compensation by applicable SEC disclosure rules and is subject to a non-binding, advisory vote of our stockholders, as described below in the section entitled “Compensation Arrangements for our Named Executive Officers in Connection with the Merger” beginning on page 91 of this proxy statement, In preparing the table, we have made the following assumptions:

•	the merger will close on April 18, 2012;
•	Mr. Gould’s employment will be terminated by us without cause (as that term is used in his employment agreement), effective as of the effective time of the merger;
•	in lieu of providing Mr. Gould the 30 days’ advance notice of termination required by his employment agreement, we will pay Mr. Gould an amount in cash equal to 30 days’ salary and will continue to provide medical insurance coverage for those 30 days;
•	Mr. Gould will not be covered by the health plan of another employer for one year or more following the date of the termination of his employment, and he will incur charges in the amount of $36,000 or more for executive outplacement services;
•	as of May 18, 2012, 30 days after the termination of Mr. Gould’s employment, we will have achieved, on an annualized basis, such benchmarks as would entitle Mr. Gould to receive 100% of his annual incentive bonus amount; and
•	we will not withhold any shares of our common stock to cover the tax obligations of the named executive officers upon the vesting of or payment with respect to stock options or shares of restricted common stock.

In addition to the above assumptions, the costs of COBRA premiums for continued medical insurance coverage for Mr. Gould and his dependents and the calculation of potential tax reimbursements to Mr. Gould are based on estimates that we believe to be reasonable. Any changes in these estimates would affect the amounts shown in the following table. The actual amount of Mr. Gould’s incentive bonus amount will be based upon an extrapolation, over the fiscal year ending September 30, 2012, of our financial performance through the date of the termination of his employment. Under the terms of our management incentive plan, Mr. Gould’s maximum incentive bonus for the fiscal year ending September 30, 2012 is equal to 150% of his target bonus amount. Mr. Gould’s target bonus amount is equal to 75% of his base salary. Although Linden has expressed its present intention to terminate Mr. Gould’s employment effective as of the closing of the merger, it has no obligation to do so, and any delay in the termination of Mr. Gould’s employment could affect the amount of any golden parachute compensation he will receive.

Golden Parachute Compensation

Name(1)	Cash ($)		Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)		Tax Reimbursement ($)		Other ($)	Total ($)
Gregory A. Gould	$1,124,716	(4)	$680,834	—	$55,158	(5)	$642,046	(6)	—	$2,502,754
Ronald R. Dilling	—		297,652	—	—		—		—	297,652
Kathryn E. Shea	—		227,752	—	—		—		—	227,752
John J. (Sean) O’Connor II	—		360,000	—	—		—		—	360,000

(1)	Susan L.N. Vogt, a named executive officer, served as our President and Chief Executive Officer prior to the termination of her employment with us on July 25, 2011. At that time, in accordance with the terms of her employment agreement with us, Ms. Vogt became entitled to certain severance payments, and all of her stock options and shares of restricted stock vested. Ms. Vogt is not entitled to receive any additional compensation that is based on or otherwise related to the merger. Accordingly, we have omitted her from the table.
(2)	Amounts represent the cash to be received upon completion of the merger in respect of unvested stock options and unvested restricted stock that will vest upon the consummation of the merger. These amounts are payable upon the occurrence of the “single trigger” of a change in control. The following table quantifies, for each named executive officer, the amount of cash to be received in respect of unvested stock options and unvested restricted stock that will vest upon the consummation of the merger:

	Value of SeraCare Equity That Will Vest Upon the Merger
Name	Restricted stock ($)	Stock options ($)
Gregory A. Gould	$657,500	$23,334
Ronald R. Dilling	287,652	10,000
Kathryn E. Shea	217,752	10,000
John J. (Sean) O’Connor II	360,000	—
(3)	We do not have any pension plans or nonqualified deferred compensation benefit arrangements.
(4)	Amount represents the cash severance payable pursuant to Mr. Gould’s employment agreement. The amount equals the sum of (i) $530,244, which is 150% of Mr. Gould’s current base salary, (ii) $167,331, which is 100% of Mr. Gould’s target incentive bonus for fiscal 2012, pro-rated through May 18, 2012, 30 days after termination of employment, (iii) $397,683, which is 150% of Mr. Gould’s target incentive bonus for fiscal 2012 and (iv) $29,458, which is equal to 30 days’ salary in lieu of notice of termination of employment. We are required to pay this amount to Mr. Gould within 30 days of the effective date of the termination of his employment with us. This amount is payable only upon the occurrence of the “double trigger” of the termination of Mr. Gould’s employment in connection with or following a change in control.

(5)	Represents aggregate cash payments to cover (i) reimbursement of COBRA premiums for continued medical insurance coverage for Mr. Gould and his dependents until the first anniversary of 30 days after his severance date and (ii) reimbursement, in the amount of $36,000, for executive outplacement services received by Mr. Gould. These amounts are payable only upon the occurrence of the “double trigger” of the termination of Mr. Gould’s employment in connection with or following a change in control, and only upon Mr. Gould’s satisfaction of the requirements to receive such payments as described above.
(6)	Represents the estimated amount of the tax gross-up payment to which Mr. Gould would be entitled pursuant to his employment agreement. In determining the estimated tax gross-up for Mr. Gould, we assumed an excise tax rate under Section 280G of the Internal Revenue Code of 20%, a federal income tax rate of 38%, a Massachusetts state income tax rate of 5.3% and a Medicare tax rate of 1.45%. In addition, we ascribed no value to the non-competition provisions of Mr. Gould’s employment agreement. We included the full value of the grant of restricted stock made in August 2011 and the value of the acceleration of the vesting of all other grants of restricted stock and stock options, which were granted in the ordinary course of business. Based on these assumptions, the aggregate amount of parachute payments received by Mr. Gould would exceed the threshold at which such amount becomes an excess parachute payment by approximately $259,511. In certain circumstances, such as the payment of a larger incentive bonus for fiscal 2012, either as a result of a delay in the termination of Mr. Gould’s employment and/or achievement of greater than 100% of the performance targets under the management incentive plan, Mr. Gould’s parachute payments could increase, in which case the tax gross-up payment to which he would be entitled would also increase.

Director and Officer Indemnification and Insurance

We have entered into indemnification agreements with each of our directors and with Mr. Gould, our Interim President and Chief Executive Officer and Chief Financial Officer. Pursuant to these agreements and subject to the procedures set forth in them, we have agreed: (i) to indemnify the director or officer in connection with any action, suit, arbitration, alternative dispute resolution proceeding, administrative hearing or other proceeding arising after the date of the agreement as to which the director or officer is, was or is threatened to be made a party (or is otherwise involved) by reason of such director’s or officer’s status as a director or officer of our company or in certain other capacities, to the fullest extent permitted by law; (ii) that if requested by the director or officer, and subject to specified exceptions, we will advance expenses to the director or officer in connection with any such proceeding; (iii) that if we undergo a change in control, including the change in control that will result from the consummation of the merger, upon the director’s or officer’s written election, we will seek the advice of independent legal counsel with respect to whether such director or officer has met the applicable standard of conduct to be entitled to indemnification under the indemnification agreement and such director’s or officer’s right to advancement of expenses; and (iv) that the rights of the director or officer under the indemnification agreement are in addition to any other rights the director or officer may have under our certificate of incorporation or by-laws or the DGCL or otherwise. In addition, each indemnification agreement establishes procedures regarding the defense and settlement of claims by the parties, the relevant burden of proof and the period of limitations.

For a period of six years after the effective time of the merger, Buyer and the surviving corporation are required to fulfill and honor in all respects all of our obligations arising under our certificate of incorporation and by-laws and under any indemnification or other similar agreements, including the indemnification agreement described above, between us and our current and former directors and officers (whom we refer to as indemnified parties) in effect on the date of the merger agreement.

Prior to the effective time of the merger, we will purchase one or more six-year “tail” policies on our directors’ and officers’ liability insurance policies in effect on the date of the merger agreement or comparable coverage in respect of actions or omissions occurring prior to the effective time of the merger. Our cost in obtaining these policies may not exceed 300% of our current annual premium for such insurance. The surviving corporation will (and Buyer will cause the surviving corporation to) maintain such “tail” policies in full force and effect and continue to honor their respective obligations under the policies for a period of six years after the effective time of the merger.

If Buyer, the surviving corporation or any of their respective successors or assigns consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any person, then the merger agreement requires that proper provision be made so that the successors and assigns of Buyer or the surviving corporation will assume all of the applicable obligations described above. The indemnified parties are intended third-party beneficiaries of the indemnification and insurance provisions in the merger agreement.

REGULATORY MATTERS

Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the HSR Act, mergers and acquisitions that meet certain jurisdictional thresholds may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. We and Buyer have determined that the merger does not meet the jurisdictional thresholds of the HSR Act. As a result, neither Buyer nor we are required to file notification forms with the Department of Justice or the Federal Trade Commission, and no waiting period will apply to the merger as a consequence of the HSR Act. See “The Merger Agreement — Conditions to the Merger” beginning on page 79 of this proxy statement.

LITIGATION RELATED TO THE MERGER

We are aware of three purported class action complaints that have been filed in the Delaware Court of Chancery in connection with the merger: Koritala v. Nemmers, et al., No. 7250, filed on February 15, 2012, Hackenburg, et al. v. SeraCare Life Sciences, Inc., et al., No. 7254, filed on February 17, 2012 and Harelson v. SeraCare Life Sciences, Inc., et al., No. 7309, filed on March 7, 2012. Each complaint names as defendants us, each member of our board of directors, Buyer and the Merger Subsidiary. The Koritala complaint also names Linden as a defendant. The complaints allege that the board of directors breached its fiduciary duties, and that we, Buyer, the Merger Subsidiary and, in the case of the Koritala complaint, Linden aided and abetted those purported breaches, in connection with the proposed merger. The complaints challenge the merger consideration as inadequate, and make a variety of other allegations, including the following:

•	given our recent performance and potential future growth, the value of our common stock is greater than the consideration offered to stockholders in the proposed merger;
•	the merger consideration is significantly below an unsolicited offer of $4.25 that we received in June 2011 and certain analysts’ targets;
•	the “no solicitation” provisions of the merger agreement preclude us from soliciting, and otherwise restrict our ability to consider, competing offers; and
•	a “$2.5 million termination fee” payable by us to Buyer if the proposed merger is terminated may inhibit other proposals.

The plaintiffs in these cases seek orders certifying a proposed class of our stockholders, certifying the respective plaintiffs as the class representatives, granting injunctive relief against the consummation of the merger, or, if the merger is consummated, rescinding the merger and awarding damages, directing the defendants to account for all damages caused by them and all profits or special benefits obtained by them as a result of their alleged breaches of fiduciary duties and an award of costs and attorneys’ fees.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summary is a general discussion of the material United States federal income tax consequences to our stockholders whose shares of our common stock are converted into cash pursuant to the merger. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable United States Treasury Regulations, judicial authority, and administrative rulings and practice, all as in effect on the date of this proxy statement. All of these authorities are subject to change, possibly on a retroactive basis. No ruling from the Internal Revenue Service has been or will be sought with respect to any aspect of the merger.

This summary is for the general information of our stockholders only and does not purport to be a complete analysis of all potential tax effects of the merger. It addresses only stockholders who hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address any tax consequences to holders of stock options or holders of restricted stock. The summary does not address any state, local or foreign income tax consequences of the merger, nor does it address any non-income tax laws. This summary does not address all aspects of United States federal income taxation that may be relevant to a particular stockholder in light of the stockholder’s personal investment circumstances. The summary also does not address all aspects of United States federal income taxation that may be relevant to particular stockholders that are subject to special treatment under United States federal income tax laws, including, without limitation:

•	dealers, brokers and traders in securities;
•	tax-exempt entities;
•	financial institutions, mutual funds, regulated investment companies, real estate investment trusts or insurance companies;
•	partnerships (or entities or arrangements treated as partnerships for United States federal income tax purposes) and investors in such partnerships;
•	controlled foreign corporations or passive foreign investment companies;
•	“non-U.S. holders” (as defined below) that own, or have owned, actually or constructively, more than 5% of our common stock;
•	stockholders who acquired their shares of our common stock in connection with stock option or stock purchase plans or in other compensation arrangements;
•	stockholders who receive cash pursuant to the exercise of appraisal rights;
•	stockholders who hold their shares of our common stock as part of an integrated investment such as a hedge or as part of a hedging, straddle or other risk reduction strategy;
•	certain United States expatriates or former long-term residents of the United States;
•	stockholders subject to the alternative minimum tax provisions of the Code;
•	stockholders who hold common stock that constitutes “qualified small business stock” within the meaning of Section 1202 of the Code; or
•	holders who have a functional currency other than the United States dollar.

If a partnership (or an entity or arrangement treated as a partnership for United States federal income tax purposes) holds shares of our common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners of partnerships holding our common stock should consult their own tax advisors regarding the tax consequences of the merger.

For purposes of this summary, “U.S. holder” refers to a beneficial owner of our common stock that is, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States or the District of Columbia;
•	a trust (1) the administration of which is subject to the primary supervision of a United States court and one or more United States persons have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person; or
•	an estate that is subject to United States federal income tax on its income regardless of its source.

A “non-U.S. holder” is a beneficial owner of our common stock that is an individual, corporation, trust or estate that, in each case, is not a U.S. holder.

Stockholders are advised to consult their own tax advisors regarding the United States federal income tax consequences of the merger in light of their personal circumstances, as well as any tax consequences arising under any federal non-income tax laws and under any state, local and foreign tax laws.

U.S. Holders

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction to U.S. holders. Generally, this means that each U.S. holder will recognize capital gain or loss equal to the difference between the amount of cash received by such U.S. holder in the merger and the U.S. holder’s adjusted tax basis in its shares of our common stock. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) owned by a U.S. holder. If the shares of our common stock have been held for more than one year at the effective time of the merger, the gain or loss will be long-term capital gain or loss, and will be short-term capital gain or loss if the shares have been held for one year or less. For non-corporate taxpayers, long-term capital gains generally are taxable at a reduced rate and short-term capital gains are taxed at ordinary income tax rates. The deductibility of capital losses is subject to certain limitations.

Information returns will be filed with the Internal Revenue Service in connection with payments to a U.S. holder pursuant to the merger, unless the U.S. holder is an exempt recipient. Under the United States federal income tax backup withholding rules, the exchange agent to be appointed by Buyer for the purpose of paying the merger consideration generally will be required to withhold 28% of all payments to which a U.S. holder is entitled in the merger, unless the U.S. holder (i) is a corporation or comes within other exempt categories and demonstrates this fact in a manner satisfactory to the exchange agent or (ii) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other stockholders), certifies under penalties of perjury that the number is correct, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. To avoid such backup withholding, each U.S. holder and, if applicable, each other payee, should complete, sign and return to the exchange agent the substitute Form W-9 that such U.S. holder will receive with the letter of transmittal following completion of the merger. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be credited against a U.S. holder’s United States federal income tax liability, and the U.S. holder may obtain a refund of any amounts withheld in excess of its United States federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

Non-U.S. Holders

Any gain realized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if an applicable income tax treaty so provides, is also attributable to the non-U.S. holder’s permanent establishment in the United States), in which case the non-U.S. holder generally will be taxed at graduated United States federal income tax rates applicable to United States persons (as defined under the Code) and, if the non-U.S. holder is a foreign corporation, an additional branch profits tax may apply to its effectively connected earnings and profits for the taxable year at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or
•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on gain realized in the merger (unless an exception is provided under an applicable treaty), which may be offset by U.S. source capital losses of the non-U.S. holder recognized during the year, if any.

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding (at a rate of 28%) may apply to the cash received pursuant to the merger, unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder. To avoid backup withholding, non-U.S. holders generally must submit a completed and signed Form W-8BEN, “Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding,” or other applicable Form W-8. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be credited against a non-U.S. holder’s United States federal income tax liability, and the non-U.S. holder may obtain a refund of any amounts withheld in excess of its United States federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

THE FOREGOING DISCUSSION OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY HOLDER OF SHARES OF OUR COMMON STOCK. EACH OF OUR STOCKHOLDERS IS STRONGLY URGED TO CONSULT HIS, HER OR ITS TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) TO SUCH STOCKHOLDER OF THE RECEIPT OF CASH IN EXCHANGE FOR SHARES OF OUR COMMON STOCK PURSUANT TO THE MERGER.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Agreement and Plan of Merger, dated as of February 12, 2012, and Amendment No. 1 to Agreement and Plan of Merger, dated as of February 27, 2012, copies of which are attached as Annex A-1 and Annex A-2, respectively, and are incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety because it is the legal document that governs this merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms and provisions have been included to provide you with information regarding the terms and provisions of the merger agreement. Factual disclosures about us, Buyer or the Merger Subsidiary contained in this proxy statement or in our public reports filed with the SEC, which are available without charge at www.sec.gov, may supplement, update or modify the factual disclosures about us, Buyer or the Merger Subsidiary contained in the merger agreement. In your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties have been negotiated with the principal purpose of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocates risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and in some cases have been qualified in a number of important respects, including through the use of negotiated exceptions for certain matters disclosed by each party to the other parties.

The Merger

The merger agreement provides that, in accordance with the merger agreement and the General Corporation Law of the State of Delaware, which we refer to as the DGCL, at the effective time of the merger, the Merger Subsidiary will be merged with and into us and, as a result of the merger, the separate existence of the Merger Subsidiary will cease and we will continue as the surviving corporation and become a wholly owned subsidiary of Buyer. At the effective time of the merger, all of our and the Merger Subsidiary’s properties, rights, privileges, powers and franchises will vest in us as the surviving corporation and all of our and the Merger Subsidiary’s debts, liabilities and duties will become our debts, liabilities and duties as the surviving corporation.

At the effective time of the merger, our certificate of incorporation will be amended in its entirety as provided in the merger agreement, and as so amended, will be the certificate of incorporation of the surviving corporation until amended as provided by the certificate of incorporation or under the DGCL. On February 27, 2012, the parties to the original merger agreement entered into an amendment of the original merger agreement for the purpose of amending and restating the certificate of incorporation of the surviving corporation to substantially conform the indemnification and advancement of expenses provisions in the certificate of incorporation of the surviving corporation to those included in our certificate of incorporation immediately prior to the merger. The by-laws of the Merger Subsidiary, as in effect immediately prior to the effective time of the merger, will be the by-laws of the surviving corporation until amended as provided by the by-laws or under the DGCL. The directors of the Merger Subsidiary immediately prior to the effective time of the merger will be the initial directors of the surviving corporation following the effective time of the merger until the earliest of their resignation, removal or death or their respective successors are duly elected or appointed and qualified, as the case may be. The officers of the Merger Subsidiary immediately prior to the effective time of the merger will be the initial officers of the surviving corporation following the effective time of the merger until the earliest of their resignation, removal or death or their respective successors are duly elected or appointed and qualified, as the case may be.

The closing of the merger will occur on a date to be specified by the parties, which will be no later than the second business day after the satisfaction or, to the extent permitted by law, waiver of the closing conditions stated in the merger agreement and described under “— Conditions to the Merger” beginning on page 79 of this proxy statement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or, to the extent permitted by law, waiver of such conditions) or as otherwise agreed by the parties.

At the closing of the merger, the parties will cause the merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware. The merger will be effective at the time the certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as is agreed upon by the parties to the merger agreement and specified in the certificate of merger), which we refer to as the effective time of the merger. It is currently anticipated that the effective time of the merger will occur in the second calendar quarter of 2012. However, the parties cannot predict the exact timing of the closing of the merger or whether the merger will be completed at an earlier or later time, as agreed by the parties, or at all.

The Merger Consideration

At the effective time of the merger, by virtue of the merger and without any action on the part of Buyer, the Merger Subsidiary, us or any holder of shares of our common stock, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be canceled and converted automatically into the right to receive $4.00 in cash, without interest, which we refer to as the merger consideration, upon surrender of the shares in accordance with the merger agreement, other than:

•	shares held by stockholders who have not voted to adopt the merger agreement and who have properly demanded appraisal for such shares in accordance with Section 262 of the DGCL, which shares will be canceled and converted into the right to receive the judicially determined fair value of such shares, unless such rights of appraisal are subsequently waived, withdrawn or lost, at which point such shares will represent the right to receive the merger consideration; and
•	shares held by us as treasury stock or owned by Buyer, the Merger Subsidiary or any other wholly owned subsidiary of Buyer immediately prior to the effective time of the merger, which shares will be automatically cancelled and cease to exist without payment.

At the effective time of the merger, each share of common stock of the Merger Subsidiary outstanding immediately prior to the effective time of the merger will be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation.

Payment Procedures

Prior to the effective time of the merger, Buyer will appoint a bank or trust company reasonably acceptable to us to act as an exchange agent, which shall provide for the payment of the merger consideration. As of the effective time of the merger, Buyer is required to deposit, or to take all steps necessary to enable and cause the surviving corporation to deposit, with the exchange agent the cash necessary to pay for the shares of our common stock converted into the right to receive merger consideration.

Within three business days of the effective time of the merger, the exchange agent will mail to each holder of shares of our common stock that were converted into the right to receive the merger consideration, a letter of transmittal and instructions for use in surrendering stock certificates or transferring uncertificated shares in exchange for the merger consideration. No stockholder should surrender any stock certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a stock certificate representing shares of our common stock for cancellation to the exchange agent, together with a duly executed letter of transmittal and such other documents as may reasonably be required by the exchange agent, or receipt of an “agent’s message” by the exchange agent (or such other evidence, if any, of transfer as the exchange agent may reasonably request), in the case of a book-entry transfer of uncertificated shares of our common stock, the holder of such certificate or uncertificated shares will be entitled to receive the merger consideration into which the shares of our common stock previously represented by such stock certificate or uncertificated shares have been converted pursuant to the merger agreement. Each of Buyer, the Merger Subsidiary, the surviving corporation, the exchange agent and us will be entitled to deduct and withhold from the merger consideration such amounts as may be required to be deducted or withheld under applicable tax laws. The cash paid to you upon surrender of your shares of our common stock will be issued in full satisfaction of all rights relating to your shares of our common stock.

If any portion of the merger consideration is to be paid to a person other than the person in whose name the surrendered stock certificate or the transferred uncertificated share is registered, it will be a condition to such delivery that such stock certificate will be properly endorsed or will otherwise be in proper form for transfer or such uncertificated share will be properly transferred and that the person requesting such payment will pay any transfer or other tax required as a result of such payment to a person other than the registered holder of such stock certificate or uncertificated share or establish to the satisfaction of Buyer that such taxes have been paid or are not applicable.

After the effective time of the merger, there will be no further registration of transfers of shares of our common stock. If, after the effective time of the merger, stock certificates or uncertificated shares of our common stock are presented to the surviving corporation or the exchange agent, they will be canceled and exchanged for the merger consideration, except as otherwise provided by law.

If your stock certificate has been lost, stolen or destroyed, the exchange agent will deliver to you the applicable merger consideration for the shares represented by that certificate if:

•	you make an affidavit (in a form customarily used by our transfer agent) claiming such certificate has been lost, stolen or destroyed; and
•	if required by Buyer, you post a bond in such reasonable amount (not to exceed 2% of the value of the merger consideration, plus any processing or other administrative fees customarily charged by our transfer agent) as Buyer may direct as indemnity against any claim that may be made against it with respect to that certificate.

You should not send your certificates now and should send them only pursuant to instructions set forth in the letters of transmittal to be mailed to stockholders promptly after the completion of the merger. In all cases, the merger consideration will be paid only in accordance with the procedures set forth in the merger agreement and such letters of transmittal.

The merger agreement provides that twelve months after the effective time of the merger, the exchange agent will deliver to Buyer upon its demand any funds made available to the exchange agent that have not been distributed to the former holders of shares of our common stock, and that any holders of stock certificates or uncertificated shares who have not complied with the above-described procedures to receive payment of the merger consideration during such twelve-month period may thereafter look only to Buyer for payment of the merger consideration, without interest, to which they are entitled. None of Buyer, the surviving corporation or the exchange agent will be liable for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any stock certificates or uncertificated shares representing shares of our common stock prior to the effective time of the merger have not been surrendered by the date on which any merger consideration would escheat to or become the property of any governmental authority, then any merger consideration in respect of such stock certificates or uncertificated shares will become the property of the surviving corporation free and clear of all claims or interests of any holders of such stock certificates or uncertificated shares to the extent permitted by law.

Treatment of Options and Restricted Stock Awards; Stock Plans

We have issued options to purchase shares of our common stock under our Amended and Restated 2001 Stock Incentive Plan and our 2009 Equity Incentive Plan (which, together, we refer to as the stock plans). Our board of directors has adopted resolutions providing that each stock option which has not been exercised and has not expired or terminated and remains outstanding immediately prior to the effective time of the merger will be canceled, and the holder of any such option will be entitled to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of our common stock issuable upon exercise of such option and (ii) the merger consideration less the applicable exercise price per share of our common stock otherwise issuable upon exercise of such option, which will be paid to the holder of the option, subject to any required withholding taxes, no later than five business days after the effective time of the merger. No holder of an option that has an exercise price per share that is equal to or greater than $4.00 is entitled to any payment with respect to such canceled option before or after the effective time of the merger.

As of the effective time of the merger, each share of common stock issued pursuant to a stock plan that is subject to a risk of forfeiture or a right of repurchase until vested by continued employment or other service to us (which we refer to as restricted stock) that is outstanding and unvested immediately prior to the effective time of the merger will become fully vested and converted into the right to receive an amount in cash equal to the merger consideration, less applicable withholding taxes.

Unless we, Buyer and the Merger Subsidiary agree otherwise, our stock plans will terminate as of the effective time of the merger and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of our capital stock will be canceled.

Representations and Warranties

The merger agreement contains representations and warranties of the parties to the merger agreement. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. Moreover, these representations and warranties have been qualified by certain disclosures that we made to Buyer and the Merger Subsidiary in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement. Furthermore, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders. The representations and warranties were used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information. The representations and warranties in the merger agreement and the description of them in this proxy statement should be read in conjunction with the other information contained in our reports, statements and filings that we publicly file with the SEC. This description of the representations and warranties is included to provide our stockholders with additional information regarding the terms of the merger agreement.

In the merger agreement, we made representations and warranties to Buyer and the Merger Subsidiary with respect to, among other things:

•	corporate matters related to us, including, but not limited to, our valid existence, good standing, power and authority;
•	our capitalization, including in particular the number of outstanding shares of our common stock, preferred stock and restricted stock and the number of shares of common stock issuable upon the exercise of stock options;
•	our power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against us;
•	the unanimous approval by our board of directors of the merger agreement, the merger and the transactions contemplated by the merger agreement and the unanimous recommendation of our board of directors to our stockholders to adopt the merger agreement;
•	the absence of violations of, conflicts with, creation of liens upon, or defaults under our governing documents, law or certain agreements as a result of entering into the merger agreement and the consummation of the merger;
•	the required consents and approvals of governmental authorities in connection with the consummation of the merger and the other transactions contemplated by the merger agreement;
•	the absence of subsidiaries;
•	our SEC filings since October 1, 2009, including financial statements contained in such SEC filings;
•	the absence of undisclosed material liabilities;

•	internal controls and compliance with the Sarbanes-Oxley Act of 2002 and the listing and corporate governance requirements of Nasdaq;
•	our conduct of business since September 30, 2011 in the ordinary course of business consistent with past practice, except as contemplated by the merger agreement, and the absence since September 30, 2011 of any event, condition, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on us;
•	the absence of certain litigation;
•	the information included in this proxy statement;
•	broker’s and finder’s fees and expenses;
•	employee benefit plans, ERISA matters and certain related matters;
•	the receipt of the fairness opinion described in “The Merger — Opinion of SeraCare’s Financial Advisor” beginning on page 40 of this proxy statement by our board of directors from Lazard;
•	tax matters;
•	environmental matters;
•	compliance with laws and permits, including compliance with the U.S. Foreign Corrupt Practices Act and other anti-corruption laws;
•	intellectual property and privacy and security policies;
•	labor matters;
•	matters related to our insurance policies;
•	matters with respect to our material contracts;
•	title to properties and the absence of encumbrances;
•	related party transaction matters; and
•	the inapplicability of state anti-takeover statutes to the merger.

Many of the representations and warranties in the merger agreement made by us are qualified by a “materiality” or a “company material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a company material adverse effect on us). For purposes of the merger agreement, a “company material adverse effect” means a material adverse effect on (i) our business, financial condition, assets or results of operations, or (ii) our ability to perform our obligations under the merger agreement or to consummate the merger and the other transactions contemplated by the merger agreement. However, the definition of “company material adverse effect” excludes any effect attributable to:

•	general economic, business, political, financial or market conditions or general changes or developments in the industry in which we operate (except to the extent that such conditions, changes or developments affect us in a disproportionate manner as compared to other companies participating in the same industry as ours);
•	acts of terrorism or war (whether or not declared) or natural disasters occurring after the date hereof (except to the extent that such acts or events affect us in a disproportionate manner as compared to other companies participating in the same industry as ours);
•	any negative impact on relationships with our employees or disruption in customer, supplier, distributor, landlord, partner or other business relationships arising from or relating to the announcement or pendency of the merger;
•	changes in law or any applicable accounting regulations or principles or the interpretations to those laws or regulations;

•	changes in the price or trading volume of our common stock (but not any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to the change in price or trading volume);
•	fluctuations in the value of any currency;
•	any failure by us to meet public or internal revenue, earnings or other projections (but not any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to the failure to meet such projections);
•	the taking of any action by us as required by the merger agreement or expressly approved or permitted in writing by Buyer, or the failure to take any action by us prohibited by the merger agreement; and
•	any suit, action or legal, administrative, arbitration or other proceeding or governmental investigation made or brought by any holder of shares of our common stock (on the holder’s own behalf or on our behalf) arising out of or related to the merger agreement or any of the transaction contemplated by the merger agreement.

In the merger agreement, Buyer and the Merger Subsidiary made representations and warranties to us with respect to, among other things:

•	corporate matters related to them, including, but not limited to, their valid existence, good standing, power and authority;
•	their formation, business purpose and conduct of operations;
•	their authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against each of them;
•	the unanimous approval by their board of directors of the merger agreement, the merger and the other transactions contemplated by the merger agreement;
•	the absence of violations of, conflicts with, creation of liens upon, or defaults under their governing documents, law or certain agreements as a result of entering into the merger agreement and the consummation of the merger;
•	the required consents and approvals of governmental authorities in connection with the consummation of the merger and the other transactions contemplated by the merger agreement;
•	the information included in this proxy statement;
•	broker’s and finder’s fees and expenses;
•	the absence of certain litigation;
•	the availability of the funds necessary to consummate the merger and the other transactions contemplated by the merger agreement;
•	the solvency of the surviving corporation after the effective time of the merger;
•	the equity commitment letter described under “— Financing” beginning on page 77 of this proxy statement and the absence of any default thereunder;
•	the absence of any side letters or other agreements relating to the equity financing described under “— Financing” beginning on page 77 of this proxy statement;
•	the absence of conditions or contingencies relating to the funding of the equity financing other than as set forth in the equity commitment letter;
•	the execution and the validity and enforceability of a sponsor guarantee by Linden Capital Partners II LP and Linden Capital Partners II-A LP, whom we refer to as the sponsors, of certain obligations of Buyer and the Merger Subsidiary and the absence of any default thereunder;

•	the absence of ownership in any competing business;
•	disclosure of any arrangements or understandings with any of our stockholders or employees related to the merger agreement or merger;
•	Buyer and the Merger Subsidiary not being interested holders of our common stock for purposes of Section 203 of the DGCL; and
•	acknowledgement as to the absence of any other representations and warranties, including with respect to any financial projection or forecast provided by us.

The representations and warranties contained in the merger agreement and in any certificate or other writing delivered pursuant to the merger agreement will not survive the effective time of the merger. This limit does not apply to any covenant or agreement of the parties which by its terms contemplates performance after the effective time of the merger.

Conduct of Our Business Pending the Merger

The merger agreement contains covenants related to the conduct of our business from the date of the merger agreement until the effective time of the merger. These covenants are complicated and not easily summarized. You are urged to read carefully and in its entirety Section 5.1 of the merger agreement entitled “Conduct of Business by the Company Pending the Merger”. Subject to certain exceptions in the merger agreement and disclosure letter delivered by us in connection with the merger agreement, between the date of the merger agreement and the effective time of the merger, unless Buyer gives its prior written consent (which cannot be unreasonably withheld, conditioned or delayed), we have agreed to (i) conduct our business in the ordinary and course of business consistent with past practices and (ii) use our commercially reasonable efforts to maintain and preserve intact our business organization and goodwill, to keep available the services of current officers and employees and to preserve and maintain our beneficial business relationships with suppliers, contractors, distributors, customers, landlords, licensors, licensees and others having material business relationships with us.

In addition, subject to certain exceptions in the merger agreement and disclosure letter delivered by us in connection with the merger agreement, between the date of the merger agreement and the effective time of the merger, unless Buyer gives its prior written consent (which cannot be unreasonably withheld, conditioned or delayed), we have agreed not to:

•	other than in the ordinary course of business consistent with past practice, acquire, sell, lease, license, transfer or dispose of any assets, rights or securities (other than our material intellectual property);
•	terminate, cancel, or materially modify any, or enter into any new, line of business;
•	acquire by merging or consolidating with or by purchasing an equity interest in or any of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof, if the amount of consideration paid or transferred by us would exceed $300,000, other than the purchase of goods and services in the ordinary course of business;
•	amend our certificate of incorporation or by-laws;
•	declare, set aside or pay any dividend or other distribution, whether payable in cash, capital stock, property or otherwise, with respect to any shares of our capital stock;
•	purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of our capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with the relinquishment of shares by our current or former directors, officers, employees, consultants or other service providers in payment of withholding taxes upon the vesting of restricted stock awards, the cashless or net exercise of any options (including in payment of withholding taxes), or the purchase of shares of our stock from any current or former director, officer, employee, consultant or other service provider for cash at any price less than the merger consideration;

•	split, combine or reclassify any of our outstanding shares of capital stock;
•	except for our common stock issuable upon exercise or conversion of the options outstanding on the date of the merger agreement (or granted after the date of the merger agreement as permitted by the merger agreement), the vesting of restricted stock awards granted before the execution of the merger agreement, and the issuance of shares of our common stock pursuant to the Fiscal 2012 Director Compensation Program, issue, grant, sell, transfer, pledge, dispose of or reprice, or authorize, propose or agree to the issuance, grant, sale, transfer, pledge, disposition by or repricing by, us of, any shares of, or any options, warrants, or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, any class of our capital stock, or any other securities in respect of, in lieu of, or in substitution for any class of our capital stock outstanding on the date of the merger agreement;
•	subject to certain exceptions, incur any indebtedness or guarantee any indebtedness;
•	make any loans, advances or capital contributions to or investments in any other person except for extensions of credit to customers or suppliers in the ordinary course of business and advances of expenses to employees in amounts that do not exceed $15,000 at any one time;
•	mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other lien, in each case other than permitted liens, any of our assets, except for renewals or replacements of any such lien and certain other exceptions;
•	grant or increase any severance or termination pay to any of our current or former directors or executive officers or, other than in the ordinary course of business and consistent with the terms of our severance policy, employees;
•	execute any employment, deferred compensation or other similar agreement (or any material amendment to any existing agreement) with any of our directors, executive officers or employees;
•	increase the benefits payable under, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any compensation, severance, retention, termination, other profit-sharing, stock option or stock purchase policies, programs, arrangements or agreements, including employment agreements, other than pursuant to the terms of any policies, programs, arrangements or agreements as in effect on the date of the merger agreement (it being understood that all options and shares of restricted stock will vest and become exercisable in full upon the consummation of the merger);
•	subject to certain exceptions, increase the compensation, bonus or other benefits of our current or former directors, executive officers or employees;
•	adopt or establish any new employee benefit plan or amend in any material respect any existing employee benefit plan (other than renewals or replacements of existing employee benefit plans in the ordinary course of business);
•	provide any material benefit to any of our current or former directors, executive officers or employees not required by any existing agreement or employee benefit plan, except to the extent required by law or the terms of an employee benefit plan or written agreement in existence as of the date of the merger agreement;
•	execute or amend in any material respect any employment, consulting, severance or indemnification agreement between us and any of our directors, officers, agents, consultants or employees, except renewals of existing arrangements with agents and consultants on substantially similar terms and certain other exceptions;
•	enter into any collective bargaining agreement or other material obligation to any labor organization, or amend or modify any collective bargaining agreement, except as required by law;

•	change any material book or tax accounting method other than as required by GAAP or law, or make, change or rescind any material tax election, change an annual accounting period, file any material amended tax returns, enter into any material closing agreement with a taxing authority, settle any material tax claim or assessment other than the payment of taxes in the ordinary course of business, knowingly surrender any right to claim a refund of a material amount of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment (other than an extension caused by validly extending the time for filing any tax return in the ordinary course of business), or fail to fully and timely pay any material amount of taxes that becomes due and payable;
•	settle, compromise or otherwise resolve any disputed claim or disputed liability, any material litigation, arbitration or other legal proceeding or any other material controversy, in each case other than in an amount involving not more than $75,000 individually or $250,000 in the aggregate;
•	other than in the ordinary course of business, pay or discharge any claims, liens or liabilities involving more than $75,000 individually or $250,000 in the aggregate;
•	make or commit to make capital expenditures after October 1, 2011 that exceed in the aggregate (i) $700,000 on or before March 31, 2012, (ii) $950,000 on or before June 30, 2012 or (iii) $1,200,000 on or before September 30, 2012;
•	enter into or commit to enter into any lease involving payments by us of more than $150,000 annually;
•	enter into any agreement that materially limits or otherwise materially restricts us, or that would reasonably be expected to, after the effective time of the merger, materially limit or restrict Buyer or any of its subsidiaries or any of their respective affiliates or successors, from engaging or competing in any line of business or in any geographic area, other than renewals of existing arrangements in the ordinary course of business;
•	adopt a plan or agreement of, or board resolutions providing for or authorizing, a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of us;
•	subject to certain exceptions, enter into any agreement that would have been a material contract if entered into before the date of the merger agreement or, other than in the ordinary course of business, materially amend or modify, or otherwise waive, release or assign any of our material rights, claims or benefits under, any material contract;
•	promise or commit to any employee that he or she will receive any increase in salary, bonus or other employee benefits after the consummation of the merger, unless any such commitment is consistent with prior directives or documentation provided to us by Buyer, or make any written communication to our employees regarding any changes in their compensation after the consummation of the merger, unless such written communication is consistent in all material respects with either the terms of the merger agreement or prior directives or documentation provided to us by Buyer (in which case, we must provide Buyer with prior notice of and the opportunity to review and comment upon any such communications);
•	terminate the employment of any of our executive officers other than for good reason or cause;
•	fail to use commercially reasonable efforts to protect and maintain in full force and effect any material intellectual property owned by or exclusively licensed (with the right or obligation to protect and maintain such intellectual property) to us (including any trade secret);
•	sell, assign, transfer, or grant any covenant, license, option or other right or interest to, or otherwise dispose of, any of our material intellectual property, except for the grant of non-exclusive licenses to intellectual property (other than trade secrets) to our customers, distributors or sales representatives in the ordinary course of business and the renewal of existing contracts in the ordinary course of business;

•	implement any “plant closing” or “mass layoff” under the Worker Adjustment and Retraining Notification Act, as amended, which we refer to as the WARN Act;
•	take any action that would reasonably be expected to have a material adverse effect on the transactions contemplated by the merger agreement or our ability to consummate the transactions contemplated by the merger agreement; or
•	take or agree to take any of the actions described in the foregoing.

Preparation of Proxy Statement; Stockholders Meeting

As promptly as practicable after the date of the merger agreement, we will:

•	in cooperation with Buyer and the Merger Subsidiary, prepare and file with the SEC a preliminary proxy statement and respond to any comments of the SEC or its staff with respect to the proxy statement; and
•	unless our board of directors withdraws or modifies its recommendation as permitted under the merger agreement, include in the proxy statement the recommendation of our board of directors that our stockholders vote in favor of adoption of the merger agreement.

Unless the merger agreement is terminated as described below under “— Termination of the Merger Agreement” beginning on page 81 of this proxy statement, as promptly as practicable following the clearance of the definitive proxy statement by the SEC, we will:

•	establish a record date for, duly call, give notice of, convene and hold (within 40 days after the clearance of the definitive proxy statement by the SEC) a special meeting of our stockholders (which we refer to as the special meeting) for the purpose of seeking the affirmative vote for adoption of the merger agreement by the holders of a majority of the shares of our common stock outstanding on the record date, regardless of whether our board of directors has withdrawn or modified its recommendation of the merger agreement;
•	mail to our stockholders the definitive proxy statement and all other proxy materials for the special meeting;
•	use our commercially reasonable lawful efforts to solicit proxies from our stockholders in favor of the adoption of the merger agreement and secure the vote of our stockholders required by law to effect the merger, unless our board of directors makes a change in recommendation, as described below under “— No Solicitation — Change in Recommendation” beginning on page 75 of this proxy statement; and
•	retain a proxy solicitation firm reasonably acceptable to Buyer for the purpose of soliciting from our stockholders proxies in favor of the adoption of the merger agreement, unless our board of directors makes a change in recommendation.

We may not postpone or adjourn the special meeting, except in certain circumstances, without the consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed. Buyer has agreed to cause all shares of our common stock owned by Buyer, the Merger Subsidiary or any other subsidiary of Buyer to be voted in favor of the adoption of the merger agreement.

Employee Benefit Matters

Buyer agrees to honor in accordance with their terms all of our employee benefit plans and all employment and severance agreements, in each case as required by the merger agreement, and all accrued benefits vested under such plans and agreements. However, Buyer or the surviving corporation is not prohibited from amending or terminating any employee benefit plan or other agreement in accordance with its terms and law.

For twelve months following the effective time of the merger, Buyer agrees to provide our employees who were employed by us immediately prior to the effective time of the merger with employee benefits in the aggregate not materially less favorable than those benefits currently provided by us generally to such employees (other than equity incentive, change in control or retention arrangements). Buyer will be under no obligation to retain any of our employees other than as required by law or as otherwise agreed to in the merger agreement.

Buyer also has agreed to, among other things, credit our employees for prior service for vesting and eligibility purposes (but not benefit accrual) under any benefit plan of Buyer in which our employees may be eligible to participate after completion of the merger. Buyer will use commercially reasonable efforts to ensure that (i) our employees are given credit for any deductible or co-payment amounts paid in the plan year in which the closing occurs, to the extent that, following the closing, they participate in any other plan for which deductibles or co-payments are required, and (ii) each benefit plan of Buyer in which our employees may participate after the completion of the merger will waive any preexisting condition that was waived under the terms of any of our employee benefit plans immediately prior to the closing or any limitations as to waiting periods, physical examinations or exclusions which would otherwise be applicable to any of our employees. Buyer will also recognize any accrued but unused vacation, sick leave and sabbatical time of our employees as of the effective time of the merger, and for a period of twelve months following the effective time of the merger, Buyer agrees to provide vacation, sick leave and sabbatical time not materially less favorable than the terms of our policies in effect as of the effective time of the merger.

Buyer agrees to cause the surviving corporation to provide any required notice under the WARN Act, and any similar federal, state or local law, and to otherwise comply with the WARN Act and any similar law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting our employees (including as a result of the consummation of the transactions contemplated by the merger agreement) and occurring from and after the effective time of the merger.

Antitrust Filings

Under the merger agreement, we, Buyer and the Merger Subsidiary agreed to file with the Federal Trade Commission, or FTC, and the Department of Justice, or DOJ, all appropriate filings and submissions required by the United States antitrust laws and any other laws.

Public Statements

Unless our board of directors has effected a change in recommendation, we, Buyer and the Merger Subsidiary will consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to the merger agreement or the merger and will not issue any public announcement or statement prior to such consultation, except as may be required by law or any rule of or listing agreement with a national securities exchange or trading market so long as the disclosing party has used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent, which shall not be unreasonably withheld, delayed or conditioned, but has been unable to do so prior to the time such public announcement or statement is to be issued or made).

Standard of Efforts; Required Approvals

We, Buyer and the Merger Subsidiary agreed to use our reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement, including:

•	obtaining all consents, approvals, authorizations and actions or non-actions required for or in connection with the consummation of the merger and the other transactions contemplated by the merger agreement;
•	the taking of all necessary steps to obtain an approval or waiver from, or to avoid an action or proceeding by, a governmental authority;
•	the obtaining of all necessary consents from third parties;

•	contesting and resisting any action, including any legislative, administrative or judicial action, and seeking to have vacated, lifted, reversed or overturned, any order that restricts, prevents or prohibits the consummation of, the merger and the other transactions contemplated by the merger agreement; and
•	the execution and delivery of any additional instruments necessary to consummate the merger and the other transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement.

Unless our board of directors has made a change in recommendation, subject to law and the instructions of any governmental authority, we, Buyer and the Merger Subsidiary agreed to provide the other party and its counsel a reasonable opportunity to review and comment on any material filing or communication made in connection with the merger and the other transactions contemplated by the merger agreement prior to the filing or making thereof and to give reasonable and good faith consideration to any comments made by the other party and its counsel. We, Buyer and the Merger Subsidiary agreed that, unless our board of directors has made a change in recommendation, we will consult with each other with respect to the obtaining of all such necessary consents, approvals, authorizations, actions, non-actions and waivers of all third parties and governmental authorities.

We, Buyer and the Merger Subsidiary each also agreed to:

•	use reasonable best efforts to respond promptly to any requests for additional information made by the FTC, the DOJ, or any other governmental authorities, and to cause the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, to terminate or expire at the earliest possible date after the date of filing;
•	not extend any waiting period under the HSR Act or enter into any agreement with a governmental authority to delay or not to consummate the merger or the other transactions contemplated by the merger agreement, except with the prior written consent of the other parties to the merger agreement;
•	unless our board of directors has made a change in recommendation, and subject to law and the instructions of any governmental authority,
º	promptly notify the other party of any written communication to that party from any governmental authority and permit the other parties to review in advance any proposed written communication to any such governmental authority and give reasonable and good faith consideration to any comments made by the other party and its counsel,
º	not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filing, investigation or inquiry concerning the merger agreement, the merger or the other transactions contemplated by the merger agreement unless such party consults with the other parties in advance and, to the extent permitted by such governmental authority, gives the other parties the opportunity to attend, and
º	promptly furnish the other parties with copies of all correspondence, filings and written communications between such party and its affiliates and their respective representatives on the one hand, and any such governmental authority or its staff on the other hand, with respect to the merger agreement, the merger and the other transactions contemplated by the merger agreement; and
•	unless our board of directors has made a change in recommendation, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the merger or any of the other transactions contemplated by the merger agreement as violative of any antitrust law, or if any order or law is enacted, entered, promulgated or enforced by a governmental authority that would make the merger or any of the other transactions contemplated by the merger agreement illegal or would otherwise prohibit or materially impair or delay the consummation of the merger and the other transactions contemplated by the merger agreement, we, Buyer and the Merger Subsidiary agreed to use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any order that is in effect and that prohibits, prevents or restricts consummation of the merger or any of the other transactions contemplated by the merger agreement and to have such order or law repealed, rescinded or made inapplicable in order to permit consummation of the merger and the other transactions contemplated by the merger agreement.

We, Buyer and the Merger Subsidiary have agreed to cooperate with each other in any of the measures described in the preceding bullet points, but in no event will any party have any obligation to sell, hold separate or otherwise dispose of, or agree to sell, hold separate or otherwise dispose of or conduct our business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of, ours, Buyer or the Merger Subsidiary, as the case may be, if such divestiture would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the combined businesses of Buyer, Buyer’s subsidiaries and us.

Notification of Certain Matters

Buyer and the Merger Subsidiary will give prompt notice to us and, unless our board of directors has made a change in recommendation, we will give prompt notice to Buyer and the Merger Subsidiary of any written notice received from any person alleging that the consent of such person is required in connection with the merger or the other transactions contemplated by the merger agreement, any notice from any governmental authority in connection with the merger or the other transactions contemplated by the merger agreement, or any actions pending that relate to the merger or the other transactions contemplated by the merger agreement.

Access to Information; Confidentiality

From the date of the merger agreement until the effective time of the merger, we will, and will cause our representatives to, give Buyer and the Merger Subsidiary and their respective representatives, at their sole cost and risk, reasonable access to our officers, employees, agents, properties, facilities, books, records, contracts and other assets and will furnish Buyer and the Merger Subsidiary financial, operating and other data and information as Buyer and the Merger Subsidiary may reasonably request, including, to the extent prepared by us in the ordinary course of business, our monthly internally prepared financial statements. Buyer and the Merger Subsidiary, at their sole cost and risk, will have the right to make such due diligence investigations as Buyer and the Merger Subsidiary will deem necessary or reasonable, upon reasonable advance notice to us. However, Buyer and the Merger Subsidiary have agreed that any such investigations will be conducted in a manner as not to interfere unreasonably with or disrupt the normal operation of our business. Notwithstanding the above, we are not required to provide access to or disclose any information if we determine that such access or disclosure would be reasonably likely to result in a waiver of attorney-client privilege, work product protection or any other applicable privilege or to result in a violation of law. However, we will cooperate in good faith with Buyer to design and implement alternative procedures, if possible, to enable Buyer to evaluate the substance of any such information without causing a waiver or loss of any privilege or protection or any violation.

We entered into a confidentiality agreement dated August 27, 2011, with Linden Manager LP, an affiliate of Buyer, which we refer to as the confidentiality agreement. Under the terms of the confidentiality agreement, Linden Manager LP agreed that, subject to certain exceptions, any information regarding us or any of our affiliates or any of our respective assets or businesses furnished to Linden Manager LP by us or our representatives would be used by Linden Manager LP and its representatives solely for the purpose of evaluating a possible transaction between Linden Manager LP and its affiliates and us and would be kept confidential except as provided in the confidentiality agreement. The provisions of the confidentiality agreement remain in full force and effect and apply to Buyer and the Merger Subsidiary to the full extent that it applies to Linden Manager LP.

No Solicitation

From the date of the merger agreement until consummation of the merger or, if earlier, the termination of the merger agreement, we agreed not to, and agreed not to authorize or permit any of our officers, directors or employees, or authorize any of our financial advisors, attorneys or other advisors or representatives to:

•	solicit, initiate or knowingly encourage or induce the submission or announcement of any takeover proposal;
•	publicly approve, endorse or recommend to our stockholders any takeover proposal or any proposal or offer that would reasonably be expected to lead to a takeover proposal;
•	enter into any agreement or instrument with respect to any takeover proposal or any proposal or offer that would reasonably be expected to lead to a takeover proposal, or any agreement or instrument that by its express written terms requires us to terminate the merger agreement;
•	participate or engage in any discussions or negotiations with any person or group other than Buyer, the Merger Subsidiary or any of their respective affiliates regarding any takeover proposal, or furnish any confidential information relating to us, or afford access to our business, properties, assets, books or records, to any third party that to our knowledge is seeking to make or has made any takeover proposal;
•	grant any waiver, amendment or release under any standstill or confidentiality agreement with a third party whom we have reason to believe is seeking to make or has made any takeover proposal, unless our board of directors determines in good faith, after consultation with our outside counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under law; or
•	agree to or publicly propose to do any of the foregoing.

Notwithstanding the restrictions described above, at any time before the adoption of the merger agreement by our stockholders, if we receive an unsolicited written takeover proposal from a third party that did not result from a breach of the provisions of the merger agreement regarding restrictions on solicitations, we are entitled to participate or engage in discussions or negotiations regarding such takeover proposal and may provide or furnish information to the third party making the takeover proposal so long as our board of directors:

•	determines in good faith that the takeover proposal is bona fide;
•	determines in good faith, after consultation with our financial advisor and outside counsel, that the takeover proposal is, or could reasonably be expected to result in or lead to, a superior proposal; and
•	determines in good faith, after consultation with our outside counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of our board of directors under law.

We may furnish information to a third party that has made a takeover proposal only in accordance with a confidentiality agreement that predates the merger agreement or that does not prohibit us from complying with our obligations under the merger agreement, and that generally contains provisions no less favorable to us in the aggregate than the provisions of the confidentiality agreement (other than standstill provisions). We must promptly, and in any event within 24 hours, make available to Buyer any non-public information relating to us that is made available to such third party that was not previously made available to Buyer.

Change in Recommendation

Subject to the provisions described below, our board of directors unanimously agreed to recommend that our stockholders vote in favor of the adoption of the merger agreement at the special meeting, which we refer to as the board recommendation. Subject to the provisions described below, the merger agreement provides that, after the date of the merger agreement, neither our board of directors nor any committee of our board of directors will:

•	withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify) the board recommendation in a manner adverse to Buyer or the Merger Subsidiary;
•	adopt, approve or recommend or publicly propose to adopt, approve or recommend a takeover proposal;
•	following the public announcement of a takeover proposal (other than a takeover proposal contemplated in the next bullet below), fail to publicly reaffirm the board recommendation within ten business days after Buyer requests in writing that such recommendation be reaffirmed;
•	fail to recommend against acceptance of any tender offer or exchange offer for our common stock within ten business days after the commencement of such offer; or
•	fail to include the board recommendation in this proxy statement.

We refer to each of the foregoing actions as a change in recommendation.

Subject to the provisions described below, the merger agreement also provides that, after the date of the merger agreement, neither our board of directors nor any committee of our board of directors will cause or permit us to enter into any agreement or instrument relating to any takeover proposal.

Notwithstanding these restrictions, at any time before the adoption of the merger agreement by our stockholders, our board of directors may effect change in recommendation either:

•	in response to a material development or change in material circumstances occurring or arising after the date of the merger agreement, the existence and material consequences of which were not known by our board of directors at or prior to the date of the merger agreement (and not relating to any takeover proposal), so long as:
º	our board of directors first determines in good faith, after consultation with our outside counsel, that the failure to make such change in recommendation would reasonably be expected to be inconsistent with the fiduciary duties of our board of directors under law, and
º	we provided prior written notice to Buyer at least three business days in advance and, during such three business day period, we and our financial advisors and outside counsel negotiated with Buyer in good faith (to the extent Buyer notified us in writing that it desired to negotiate) to make such adjustments in the terms and conditions of the merger agreement, the guarantee and the equity commitment letter so as to obviate (if possible) the need for such change in recommendation; or
•	in circumstances relating to a takeover proposal, so long as before making such change in recommendation or terminating the merger agreement:
º	our board of directors reasonably believes that the takeover proposal has not been withdrawn, determines in good faith, after consultation with our financial advisor and outside counsel, that such takeover proposal is, or is reasonably likely to result in or lead to, a superior proposal, and determines in good faith, after consultation with our outside counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of our board of directors under law,
º	such takeover proposal has not resulted from any material breach or violation of the non-solicitation provision in the merger agreement,

º	we have provided to Buyer prior written notice of our receipt of a takeover proposal that has not been withdrawn and that our board of directors has determined in good faith will, absent changes to the terms of the merger agreement, constitute a superior proposal and of our intention to make a change in recommendation or terminate the merger agreement at least three business days prior to taking such action (it being understood and agreed that a determination in good faith by our board of directors that a takeover proposal is or will be a superior proposal shall not, in and of itself, constitute or effect a change in recommendation),
º	such notice specifies the basis for such change in recommendation or termination, including the material terms and conditions of such takeover proposal, copies of all documents material to such takeover proposal and the identity of the third party making such takeover proposal, and
º	during the three business day period, we and our financial advisors and outside counsel have negotiated with Buyer in good faith (to the extent Buyer notifies us in writing that it desires to negotiate) to make such adjustments in the terms of the merger agreement so that such takeover proposal would no longer constitute a superior proposal (it being understood and agreed that, promptly following the receipt of any such revised proposal from Buyer, our board of directors will convene a meeting at which it will consider such proposal from Buyer, and if there is any material amendment to the financial terms or other material terms of the takeover proposal, we must provide Buyer with a new notice, except that the applicable time period shall be reduced from three business days to 48 hours).

Notwithstanding the provisions described above, the merger agreement does not prohibit us or our board of directors from complying with Rule 14e-2 and Rule 14d-9 under the Exchange Act with regard to an acquisition proposal although such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) of the Exchange Act) will constitute change in recommendation unless our board of directors expressly publicly reaffirms the board recommendation in such communication or within ten business days after requested to do so by Buyer, or from making any required disclosure to our stockholders if, in the good faith judgment of our board of directors, after consultation with our outside counsel, failure to disclose would reasonably be expected to be inconsistent with our board of director’s obligations under law.

In addition, we have agreed to promptly (and in any event within 24 hours) advise Buyer of any request for information or for access to our properties, books or records by any third party that to our knowledge is seeking to make or has made any takeover proposal, or any inquiry with respect to or which could reasonably be expected to result in or lead to a takeover proposal, including in each case the material terms and conditions of such request, takeover proposal or inquiry, and the identity of the person making such request, takeover proposal or inquiry. We have agreed to keep Buyer informed as promptly as practicable in all material respects of the status and details (including material modifications or proposed modifications) of any such request, takeover proposal or inquiry.

As used in the merger agreement and this proxy statement:

•	“takeover proposal” means any inquiry, proposal or offer from any person relating to any acquisition, tender offer or exchange offer, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other transaction or series of transactions (i) that would result in the acquisition of assets or businesses that constitute, represent or generate 20% or more of our total revenue or our total assets (based on the fair market value thereof, as determined in good faith by our board of directors) or (ii) following which such person would beneficially hold, directly or indirectly, 20% or more of the outstanding shares of our capital stock, or our stockholders as of immediately prior to such transaction or series of transactions would hold, directly or indirectly, 80% or less of the outstanding equity interests of the surviving or resulting entity immediately following such transaction or series of transactions; and
•	“superior proposal” means any written takeover proposal that would result in: (i) our stockholders as of immediately prior to such transaction holding, directly or indirectly, less than 90% of the outstanding equity interests of the surviving or resulting entity immediately following such transaction, or (ii) the acquisition by any person, directly or indirectly, of substantially all of our assets, in each case on terms that our board of directors determines in its good faith judgment, after consultation with our financial advisor and outside counsel, taking into account all relevant factors, including, among other things, the legal, regulatory and financial aspects of such takeover proposal and the merger agreement, the identity of the third party making the takeover proposal (including whether stockholder approval of such third party is required), stockholder litigation, breakup fee and expense reimbursement provisions, expected timing and risk, the need for financing, likelihood of consummation and other aspects of the proposal that our board of directors deems relevant, (A) would, if consummated, result in a transaction that is more favorable to our stockholders (in their capacity as stockholders) than the merger (taking into account the terms of any bona fide written offer made by Buyer to modify the terms of the merger) and (B) is reasonably capable of being completed on the terms proposed.

Indemnification and Insurance

Buyer and Merger Sub agree that all existing rights to indemnification and exculpation by us in favor of each person who prior to the effective time of the merger had been an officer, director or employee of ours or who acts as a fiduciary under any of our employee benefit plans, whom we refer to as the indemnified parties, as provided in our certificate of incorporation, by-laws, or any other agreements in effect on the date of the merger agreement, including provisions relating to the advancement of expenses incurred in the defense of any action, suit, or other proceeding, will survive the merger and will remain in full force and effect for a period of not less than six years after the effective time of the merger. From and after the effective time of the merger, Buyer and the surviving corporation will be jointly and severally liable to pay and perform in a timely manner these indemnification obligations.

Prior to the effective time of the merger, we will purchase one or more six-year “tail” policies on our directors’ and officers’ liability insurance policies in effect on the date of the merger agreement or comparable coverage in respect of actions or omissions occurring prior to the effective time of the merger. However, if the maximum cost of such tail policy exceeds 300% of our current annual premiums for such insurance, we will purchase one or more policies with the greatest coverage available at an annual premium equal to 300% of our current annual premium for such insurance. The surviving corporation will (and Buyer will cause the surviving corporation to) maintain such “tail” policies in full force and effect and continue to honor their respective obligations under the policies for a period of six years after the effective time of the merger.

If Buyer, the surviving corporation or any of their respective successors or assigns consolidates with or merges or converts into any other entity and is not the continuing or surviving corporation or entity of such consolidation, merger or conversion, or transfers all or substantially all of its properties and assets to any person or entity, then the merger agreement requires that proper provision be made so that the successors and assigns of Buyer or the surviving corporation will assume all of the applicable obligations described above. The indemnified parties are intended third-party beneficiaries of the indemnification and insurance provisions in the merger agreement.

Section 16 Matters

Prior to the effective time of the merger, we, Buyer and the Merger Subsidiary will take all steps required to cause the transactions involving the vesting and exercise of our stock options and our restricted stock awards and any other dispositions of our equity securities (including derivative securities) or acquisitions of Buyer’s equity securities (including derivative securities) in connection with the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to us to be exempt under Rule 16b-3 under the Exchange Act.

Financing

Buyer and the Merger Subsidiary are required to arrange and obtain the proceeds of the financing described in the equity commitment letter dated February 12, 2012 between Buyer and Linden, which we refer to respectively as the equity financing and equity commitment letter, on the terms and conditions described in the equity commitment letter, including by:

•	entering into definitive agreements relating to the equity financing;

•	satisfying, or causing to be satisfied, on a timely basis all conditions applicable to, and within the control of, Buyer, the Merger Subsidiary or their respective representatives in the definitive agreements; and
•	causing the equity financing to be funded at the closing of the merger so that Buyer or the Merger Subsidiary may pay all of the amounts payable by them in connection with the merger and the other transactions contemplated by the merger agreement.

Buyer is not permitted to agree to any amendment or modification to, or grant any waiver of, any condition or other provision of the equity commitment letter without our prior written consent if that amendment, modification or waiver would reduce the aggregate amount of cash proceeds available from the equity financing to fund the merger and the other transactions contemplated by the merger agreement (as compared to the amount of aggregate proceeds contemplated under the equity financing as in effect on February 12, 2012) or would impose new or additional conditions that would be reasonably likely to:

•	prevent or materially delay or impair the ability of Buyer or the Merger Subsidiary to consummate the merger and the other transactions contemplated by the merger agreement; or
•	adversely impact the ability of Buyer or the Merger Subsidiary to enforce their respective rights against the other parties to the equity commitment letter.

Buyer may not release or consent to the termination of the obligations of the other parties to the equity commitment letter, except as expressly permitted by the equity commitment letter. Buyer may, however, amend, replace, supplement or otherwise modify, or waive any of its rights under, the equity commitment letter or any definitive agreements relating to the equity financing, and/or substitute debt or other equity financing for all or any portion of the equity commitment letter from the same and/or alternative financing sources, so long as that amendment, replacement, supplement or other modification or waiver does not:

•	expand upon the conditions contained in the equity commitment letter or applicable definitive agreement in any way or prevent or cause any delay of the consummation of the merger or the other transactions contemplated by the merger agreement; or
•	otherwise result in financing terms that are materially less favorable, in the aggregate, to Buyer, the Merger Subsidiary and us than those in the equity commitment letter as in effect on February 12, 2012.

If any portion of the equity financing becomes or could become unavailable in the manner or from the sources contemplated in the equity commitment letter:

•	Buyer is required to immediately notify us in writing; and
•	Buyer and the Merger Subsidiary are required to arrange and obtain alternative financing in an amount sufficient to consummate the merger and the other transactions contemplated by the merger agreement on terms and conditions not materially less favorable, in the aggregate, to Buyer, the Merger Subsidiary and us than those in the equity commitment letter as in effect on February 12, 2012, as promptly as practicable.

Buyer is required to furnish us with complete, correct and executed copies of the agreements for the equity financing or any alternative financing promptly upon their execution, give us prompt notice of any breach or threatened breach by any party to the equity commitment letter, any alternative financing commitment or any alternative financing agreement or any termination or threatened termination thereof. Buyer is required to keep us reasonably informed of its efforts to arrange the equity financing or any alternative financing.

The obtaining of the equity financing (or any alternative financing) is not a condition to the obligations of Buyer and the Merger Subsidiary to consummate the merger and any related transactions.

Financing Cooperation

We are required to use our commercially reasonable efforts to, and must direct our officers, directors, employees and other advisors or representatives to use their commercially reasonable efforts to, provide all customary and reasonable cooperation in connection with the arrangement of any debt financing or other alternative financing as Buyer may reasonably request, so long as the requested cooperation does not unreasonably interfere with our ongoing operations. Additionally, neither we nor any of our officers, directors, employees or other advisors and representatives are required to take any action that would subject any of us to actual or potential liability in connection with the equity financing or any alternative financing, unless the requirement to take that action is contingent upon the closing of the merger. Upon our request, Buyer is required to reimburse us and our officers, directors, employees and other advisors and representatives for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by them in connection with the cooperation described in this paragraph. Buyer and the Merger Subsidiary are also required to indemnify us and our officers, directors, employees and other advisors and representatives from and against any and all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of any actions or omissions described in this paragraph.

Tax Withholding on Restricted Stock

Following the execution of the merger agreement, we are required to provide Buyer and the exchange agent with information regarding outstanding restricted stock awards so that they can determine the amount of any applicable withholding taxes with respect to any payments to be made in connection with the closing of the merger in respect of restricted stock awards.

Conditions to the Merger

The obligations of Buyer and the Merger Subsidiary, on the one hand, and us, on the other hand, to consummate the merger are subject to, among other things, the satisfaction of the following conditions:

•	the adoption of the merger agreement by the holders of a majority of the shares of our common stock outstanding on the record date for the special meeting;
•	the termination or expiration of any waiting period (and any extension thereof) applicable to the merger under the HSR Act; and
•	no governmental authority of competent jurisdiction will have enacted, issued or promulgated any law, or issued or granted any order, that is in effect as of immediately prior to the effective time of the merger and that has the effect of making the merger illegal in the United States or that has the effect of prohibiting or otherwise preventing the consummation of the merger in the United States.

The obligations of Buyer and the Merger Subsidiary to consummate the merger are subject to the satisfaction or, to the extent permitted by law, the waiver on or prior to the closing date of the merger of the additional following conditions:

•	our representations and warranties relating to corporate existence, good standing, power, authority, approval, broker’s and finder’s fees, and certain anti-takeover statutes must be true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger, except to the extent that such representation or warranty relates to an earlier time (in which case as of such earlier time);
•	our representations and warranties relating to capitalization must be true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger, except where the failure to be so true and correct would not result in the payment by Buyer or the surviving corporation of aggregate merger consideration in excess of $500,000 over the aggregate merger consideration that would have been payable by Buyer or the surviving corporation in the absence of such failure to be true and correct;
•	our other representations and warranties in the merger agreement that are qualified by reference to a material adverse effect on us must be true and correct as of the date of the merger agreement and as of the closing date of the merger, except where made as of a specific earlier date, in which case they must be true and correct as of such earlier date;

•	our other representations and warranties in the merger agreement that are not qualified by reference to a material adverse effect on us must be true and correct as of the date of the merger agreement and as of the closing date of the merger, except where made as of a specific earlier date, in which case they must be true and correct as of such earlier date, other than where the failures to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on us (provided that, for this purpose, our representations and warranties will be deemed not qualified by any references therein to materiality);
•	we must have performed in all material respects all obligations required to be performed by us under the merger agreement at or prior to the closing date of the merger;
•	since the date of the merger agreement, there must not have been any condition, circumstance, event, change, occurrence, state of facts or effect that has had or would reasonably be expected to have a material adverse effect on us;
•	Buyer must have received a certificate signed on our behalf by our chief executive officer and chief financial officer as to the satisfaction of the conditions described in the preceding six bullets;
•	we must have filed all SEC reports required to be filed with the SEC prior to the effective time of the merger and that are required to contain financial statements; and
•	Buyer must have received an affidavit, sworn by us under penalties of perjury, stating that we are not and have not been a United States real property holding corporation during a specified time period.

Our obligation to consummate the merger is subject to the satisfaction or, to the extent permitted by law, the waiver on or prior to the closing date of the merger of the additional following conditions:

•	the representations and warranties of Buyer and the Merger Subsidiary relating to corporate existence, good standing, power, subsidiaries, conduct of business, authority, approval, broker’s and finder’s fees, availability of funds, the sponsor guarantee, agreements with our stockholders or employees, and interested stockholders must be true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger, except to the extent that such representation or warranty relates to an earlier time (in which case as of such earlier time);
•	the other representations and warranties of Buyer and the Merger Subsidiary in the merger agreement that are qualified by reference to a material adverse effect on Buyer must be true and correct as of the date of the merger agreement and as of the closing date of the merger, except where made as of a specific earlier date, in which case they must be true and correct as of such earlier date;
•	the other representations and warranties of Buyer and the Merger Subsidiary in the merger agreement that are not qualified by reference to a material adverse effect on Buyer must be true and correct as of the date of the merger agreement and as of the closing date of the merger, except where made as of a specific earlier date, in which case they must be true and correct as of such earlier date, other than where the failures to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Buyer (provided that, for this purpose, their representations and warranties will be deemed not qualified by any references therein to materiality);
•	Buyer and the Merger Subsidiary must have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date of the merger; and
•	we must have received a certificate signed on behalf of Buyer and the Merger Subsidiary by the respective chief executive officers and chief financial officers of Buyer and the Merger Subsidiary as to the satisfaction of the conditions described in the preceding four bullets.

Termination of the Merger Agreement

We, Buyer and the Merger Subsidiary may terminate the merger agreement by mutual written consent at any time before the effective time of the merger. In addition, either Buyer or we may terminate the merger agreement, subject to certain conditions, at any time before the consummation of the merger if:

•	the merger has not been consummated on or prior to July 16, 2012, provided that the right to terminate the merger agreement is not available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the merger to be consummated by July 16, 2012, which we refer to as an outside date termination;
•	any law or order enacted, issued, granted or promulgated by any governmental authority of competent jurisdiction in the United States that has the effect of making the merger illegal in the United States or that has the effect of prohibiting or otherwise preventing the consummation of the merger in the United States shall be in effect and, in the case of an order, shall have become final and non-appealable, but only if the party seeking to terminate the merger agreement for this reason shall have used the efforts required by the merger agreement to resist, lift or resolve such law or order; or
•	upon a vote at a duly held meeting of our stockholders the adoption of the merger agreement fails to obtain approval by the holders of a majority of the outstanding shares of our common stock, which we refer to as a stockholder vote termination.

Buyer may not terminate the merger agreement based on a stockholder vote termination if Buyer or the Merger Subsidiary is in breach of its obligations to vote each of the shares owned by them in favor of the adoption of the merger agreement. We may not terminate the merger agreement based on a stockholder vote termination if the failure to obtain the necessary stockholder vote is caused by our action or failure to act, which action or failure to act constitutes a material breach by us under the merger agreement.

Buyer may also terminate the merger agreement at any time before the receipt of the affirmative vote of the holders of a majority of the outstanding shares of our common stock to adopt the merger agreement if:

•	our board of directors has effected a change in recommendation;
•	we have breached or failed to perform any of our covenants or other agreements contained in the merger agreement, or any of our representations or warranties in the merger agreement were inaccurate when made, or have since become inaccurate, in any case such that the breach, failure to perform or inaccuracy would give rise to a failure of a closing condition of Buyer and is incapable of being cured or has not been cured by the earlier of 20 business days after receipt of written notice of such breach, failure to perform or inaccuracy or the close of business on July 11, 2012, which we refer to as a company breach termination; or
•	we breach any of our obligations under the non-solicitation provisions in the merger agreement in any material respect, which we refer to as a non-solicitation breach termination.

Buyer may not terminate the merger agreement for the reasons described in the preceding three bullet points if a breach of the merger agreement by Buyer or the Merger Subsidiary would cause our closing conditions with respect to the accuracy of the representations and warranties of Buyer and the Merger Subsidiary or their compliance with their obligations under the merger agreement not to be satisfied.

We may also terminate the merger agreement at any time before the receipt of the affirmative vote of the holders of a majority of the outstanding shares of our common stock to adopt the merger agreement if:

•	(i) our board of directors has received a superior proposal, (ii) we have complied with our obligations under the non-solicitation provisions of the merger agreement, (iii) our board of directors concurrently approves, and we enter into, an alternative acquisition agreement with respect to the superior proposal, and (iv) we pay the termination fee described below under “— Termination Fees” beginning on page 82 of this proxy statement, which we refer to as a superior proposal termination; or

•	Buyer or the Merger Subsidiary has breached or failed to perform any of their covenants or other agreements contained in the merger agreement, or any of their representations or warranties in the merger agreement were inaccurate when made, or have since become inaccurate, in any case such that the breach, failure to perform or inaccuracy would give rise to a failure of a closing condition of ours and is incapable of being cured or has not been cured by the earlier of 20 business days after receipt of written notice of such breach, failure to perform or inaccuracy or the close of business on July 11, 2012, which we refer to as a buyer breach termination.

We may not terminate the merger agreement based on a buyer breach termination if a breach of the merger agreement by us would cause Buyer’s closing conditions with respect to the accuracy of our representations and warranties or our compliance with our obligations under the merger agreement not to be satisfied.

Additionally, we may terminate the merger agreement at any time prior to the effective time of the merger if:

•	all of the conditions described under the first and second paragraphs of “— Conditions to the Merger” beginning on page 79 of this proxy statement have been satisfied or, to the extent permitted by law, waived;
•	we have confirmed to Buyer in writing that we are ready, willing and able to consummate the merger; and
•	Buyer and Merger Subsidiary have failed to consummate the merger within two business days following the satisfaction or, to the extent permitted by law, waiver of the conditions described under “— Conditions to the Merger” beginning on page 79 of this proxy statement, other than conditions that by their nature cannot be satisfied until the closing date, which we refer to as a failure to close termination.

The party that desires to terminate the merger agreement must give written notice of termination to each other party to the merger agreement.

Subject to certain exceptions, if the merger agreement is terminated, it will become null and void, without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to each other party thereto. No such termination will relieve or release any party from any liabilities or damages arising out of its willful and intentional breach of the merger agreement. The sponsor guarantee and confidentiality agreement will not be affected by the termination of the merger agreement.

Termination Fees

We have agreed to pay Buyer a termination fee of $2.5 million, which we refer to as the termination fee, in the event that:

•	Buyer terminates the merger agreement on the basis that our board of directors has effected a change in recommendation;
•	we terminate the merger agreement based on a superior proposal termination; or
•	(i) either (A) Buyer or we terminate the merger agreement based on an outside date termination or a stockholder vote termination, and a takeover proposal has been publicly announced or otherwise publicly communicated to our stockholders and not withdrawn before the special meeting or (B) Buyer terminates the merger agreement based on a non-solicitation breach termination, (ii) at the time of termination neither Buyer nor the Merger Subsidiary was in breach of the merger agreement such that our closing conditions would not be satisfied, and (iii) within twelve months after the special meeting, we enter into an agreement to effect, or we consummate, any takeover proposal as a result of which (1) the proponent of such takeover proposal acquires 50% or more of the outstanding shares of our common stock, (2) the proponent of such takeover proposal acquires assets or businesses that constitute, represent or generate 50% or more of our total revenue or total assets, or (3) the holders of our common stock immediately prior to the consummation of such takeover proposal hold 50% or less of the equity interests of the surviving or resulting entity that are outstanding immediately following the consummation of such takeover proposal.

Buyer has agreed to pay us a termination fee of $5.0 million, which we refer to as the reverse termination fee, in the event that we terminate the merger agreement based on a buyer breach termination or a failure to close termination.

Expenses

We and Buyer are required to pay our own expenses in connection with the merger agreement and consummation of the transactions contemplated thereby, whether or not the merger is consummated, except that Buyer agreed to pay any fees payable under or pursuant to antitrust or competition laws.

We also agreed that, if we terminate the merger agreement based on a stockholder vote termination, or if Buyer terminates the merger agreement based on a company breach termination or a non-solicitation breach termination, and at the time of termination neither Buyer nor the Merger Subsidiary was in breach of any provision of the merger agreement such that our closing conditions would not be satisfied, we will reimburse Buyer for up to $1.0 million of its reasonable and documented out-of-pocket fees and expenses, including legal fees and expenses, incurred in connection with the merger and the merger agreement. If we reimburse such expenses and must later pay the termination fee described above, the termination fee will be reduced by the amount of expenses so reimbursed.

Remedies

Prior to the valid termination of the merger agreement, Buyer and the Merger Subsidiary are entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement by us and to enforce specifically the terms and provisions of the merger agreement, including our obligation to consummate the merger. The election to pursue an injunction, specific performance or other equitable relief will not restrict, impair or otherwise limit Buyer or the Merger Subsidiary from, in the alternative, seeking to terminate the merger agreement and collect the termination fee or expenses described above under “— Termination Fees” beginning on page 82 of this proxy statement and “— Expenses” above.

Prior to the valid termination of the merger agreement, we are entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement by Buyer and the Merger Subsidiary and to enforce specifically the terms and provisions of the merger agreement; provided that we are entitled to seek and obtain an injunction, specific performance and other equitable relief to enforce Buyer’s and the Merger Subsidiary’s obligations to cause the equity financing to be funded and to consummate the merger only in the event that each of the following conditions has been satisfied: (A) the closing conditions described above under the first and third paragraphs of “— Conditions to the Merger” beginning on page 79 of this proxy statement (other than conditions that by their nature are to be satisfied at the closing) have been satisfied on the date the closing should have been consummated pursuant to the terms of the merger agreement but for the failure of the equity financing to be funded, and (B) we have confirmed in writing to Buyer that if the equity financing is funded, then we would take all such actions that are within our control to cause the closing to occur. The election to pursue an injunction, specific performance or other equitable remedy shall not restrict, impair or otherwise limit us from, in the alternative, seeking to terminate the merger agreement and collect the reverse termination fee described above under “— Termination Fees” beginning on page 82 of this proxy statement. In addition, we are entitled to enforce our rights (by litigation or otherwise) as a third-party beneficiary of the equity commitment letter in the event that the conditions in this paragraph are satisfied.

Other than in the case of fraud, in no event shall we, Buyer, the Merger Subsidiary or any of our respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees have the right to seek or obtain money damages from the other party or any of its former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees under the merger agreement (whether at law or in equity, in contract, in tort or otherwise) other than the right of Buyer, the Merger Subsidiary and us to payment of the termination fee, expenses or reverse termination fee described above under “— Termination Fees” beginning on page 82 of this proxy statement and “— Expenses” above.

The parties to the merger agreement agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties to the merger agreement do not perform their obligations under the provisions of the merger agreement (including failing to take such actions as are required of them hereunder to consummate the merger and the other transactions contemplated by the merger agreement) in accordance with its specified terms or otherwise breach such provisions. The parties have acknowledged and agreed that (i) the parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions in the merger agreement without proof of damages or otherwise, (ii) the provisions set forth above under “— Termination Fees” beginning on page 82 of this proxy statement and “— Expenses” beginning on page 83 of this proxy statement are not intended to and do not adequately compensate for the harm that would result from a breach of the merger agreement and should not be construed to diminish or otherwise impair in any way any party’s right to specific performance and (iii) such rights of specific enforcement are an integral part of the merger and without such rights, neither we nor Buyer would have entered into the merger agreement. Each of the parties to the merger agreement has agreed that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.

Governing Law

The merger agreement is governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Equity Commitment Letter

On February 12, 2012, simultaneously with the execution of the merger agreement, the sponsors entered into an equity commitment letter pursuant to which the sponsors have committed to invest, directly or indirectly, at or immediately prior to the consummation of the merger, $82.0 million in Buyer or the Merger Subsidiary, solely for the purpose of (i) funding the aggregate merger consideration and (ii) paying all related fees and expenses pursuant to, and in accordance with, the merger agreement.

Sponsor Guarantee

On February 12, 2012, simultaneously with the execution of the merger agreement, the sponsors provided a guarantee to us under which they guaranteed certain obligations of Buyer and the Merger Subsidiary under the merger agreement, including the payment of any reverse termination fee and specified costs and expenses that may become payable by Buyer.

Amendment

On February 27, 2012, the parties to the original merger agreement entered into an amendment of the original merger agreement for the purpose of amending and restating the certificate of incorporation of the surviving corporation to substantially conform its indemnification and advancement of expenses provisions to those included in our certificate of incorporation immediately prior to the merger.

APPRAISAL RIGHTS

Under Section 262 of the Delaware General Corporation Law, or the DGCL, any holder of our common stock who does not wish to accept the merger consideration may elect to exercise appraisal rights in lieu of receiving the merger consideration. A stockholder who exercises appraisal rights may petition the Delaware Court of Chancery to determine the “fair value” of his, her or its shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, and receive payment of fair value in cash, together with a fair rate of interest, if any. However, the stockholder must comply with the provisions of Section 262 of the DGCL.

The following discussion is a summary of the law pertaining to appraisal rights under the DGCL. The full text of Section 262 of the DGCL is attached to this proxy statement as Annex C. All references in Section 262 of the DGCL to a “stockholder” and in this summary to a “stockholder” are to the record holders of the shares of our common stock.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the merger agreement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes such notice, and the applicable statutory provisions are attached to this proxy statement as Annex C. This summary of appraisal rights is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the text of Section 262 of the DGCL attached as Annex C. Any holder of our common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Annex C carefully. Failure to comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. If you lose your appraisal rights, you will be entitled to receive the merger consideration described in the merger agreement.

Stockholders wishing to exercise the right to seek an appraisal of their shares must do ALL of the following:

•	The stockholder must deliver to us a written demand for appraisal before the vote on the merger agreement at the special meeting.
•	The stockholder must not vote in favor of the proposal to adopt the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger proposal, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger proposal or abstain from voting.
•	The stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger.
•	The stockholder must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving corporation is under no obligation to file any petition, and we have no intention of doing so.

Neither voting, in person or by proxy, against, abstaining from voting on nor failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Only a holder of record of shares of our common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates or in the case of uncertificated shares, as the holder’s name appears on the stockholder register. The demand must reasonably inform us of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its shares of our common stock.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS OR NOMINEES TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to:

SeraCare Life Sciences, Inc.
37 Birch Street
Milford, Massachusetts 01757
Attention: Secretary

If the merger is completed, we will give written notice of the effective time of the merger within 10 days after such effective time to each former stockholder who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock held by all dissenting stockholders. The surviving corporation is under no obligation to file any petition, and we have no intention of doing so. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which we have received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder within the later of 10 days of receipt of the request or 10 days after expiration of the period for delivery of demands for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby.

The Delaware Court of Chancery may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation of the pendency of the appraisal proceedings. If the stockholder fails to comply with the court’s direction, the court may dismiss the proceeding as to the stockholder.

The Delaware Court of Chancery will thereafter determine the fair value of the shares of our common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with the interest, if any, to be paid on the amount determined to be fair value. Such interest rate shall be calculated as of effective date of the merger through the date of payment of the judgment, compounded quarterly, and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge), unless good cause is shown for the Delaware Court of Chancery to use discretion and calculate the interest rate otherwise.

In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise receive under the merger agreement. If no party files a petition for appraisal in a timely manner, then stockholders will lose the right to an appraisal and will instead receive the merger consideration described in the merger agreement.

The Delaware Court of Chancery will determine the costs of the appraisal proceeding and will allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

The fair value of our common stock as determined under Section 262 of the DGCL could be greater than, the same as, or less than the merger consideration. An opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL may not, after the effective time of the merger, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger.

If no petition for appraisal is filed within 120 days after the effective date of the merger, or if a stockholder delivers a written withdrawal of the stockholder’s demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of the stockholder to appraisal will cease. Any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and may be conditioned on such terms as the Delaware Court of Chancery deems just. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS. IN THAT EVENT, YOU WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION FOR YOUR DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262 OF THE DGCL, IF YOU ARE A STOCKHOLDER AND ARE CONSIDERING EXERCISING YOUR APPRAISAL RIGHTS UNDER THE DGCL, YOU SHOULD CONSULT YOUR OWN LEGAL ADVISOR.

MARKET PRICE INFORMATION

Our common stock is listed on The NASDAQ Capital Market under the trading symbol “SRLS.” The following table provides the high and low sales prices of our common stock on the NASDAQ Capital Market, for each of the periods listed.

	Common Stock
	High	Low
Fiscal Year Ended September 30, 2010
First quarter	$4.20	$2.28
Second quarter	$4.05	$3.14
Third quarter	$5.49	$3.75
Fourth quarter	$4.14	$2.71
Fiscal Year Ended September 30, 2011
First quarter	$4.97	$3.33
Second quarter	$4.92	$3.70
Third quarter	$4.48	$3.11
Fourth quarter	$4.18	$2.76
Fiscal Year Ending September 30, 2012
First quarter	$3.11	$2.58
Second quarter, through March 12, 2012	$3.98	$3.96

The following table provides the closing sales prices per share of our common stock, as reported on the NASDAQ Capital Market on February 10, 2012, the last full trading day before the public announcement of the proposed merger, and on March 12, 2012, the latest practicable date before the printing of this proxy statement:

Common Stock
February 10, 2012	$3.58
March 12, 2012	$3.97

If the merger is consummated, each share of our common stock will be converted into the right to receive $4.00 in cash, without interest and less any applicable withholding taxes, and our common stock will be removed from quotation on the NASDAQ Capital Market and there will be no further public market for shares of our common stock.

SECURITY OWNERSHIP OF
MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table provides information as of March 12, 2012, except as otherwise indicated in the footnotes to the following table, regarding the beneficial ownership of our common stock by:

•	each person known by us to own beneficially more than five percent of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of March 12, 2012 pursuant to the exercise of options are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 20,186,555 shares of common stock outstanding on March 12, 2012.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders or their SEC filings. Unless otherwise indicated, the address for each director and executive officer listed is: c/o SeraCare Life Sciences, Inc., 37 Birch Street, Milford, Massachusetts 01757.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% or Greater Stockholders
Combined group of Jacob Safier and Ltova Holdings LLC(1)	3,853,263	19.1%
Combined group of Coliseum Capital Management, LLC, Coliseum Capital, LLC, Coliseum Capital Partners, L.P., Blackwell Partners, LLC, Adam Gray and Christopher Shackleton(2)	1,499,249	7.4%
Named Executive Officers and Directors
Gregory A. Gould(3)	659,510	3.3%
Ronald R. Dilling(4)	179,937	*
Katheryn E. Shea(5)	148,990	*
John J. (Sean) O’Connor II(6)	90,000	*
Joseph M. Nemmers, Jr(7)	27,439	*
E. Kevin Hrusovsky(8)	14,379	*
Sarah L. Murphy(9)	105,645	*
Jill Tillman(10)	104,859	*
Susan L.N. Vogt(11)	864,680	4.3%
All current executive officers and directors as a group (8 persons)(12)	1,330,759	6.6%

*	Less than 1%.
(1)	The address for Mr. Jacob Safier and Ltova Holdings LLC is c/o Marc Weingarten, Esq., Schulte Roth & Zabel LLP, 919 Third Avenue, New York, NY 10022. Information is based on a Schedule 13D/A filed by Ltova Holdings LLC and Mr. Safier on November 10, 2010. Ltova Holdings LLC may be deemed to have sole power to vote and dispose of 2,846,657 shares of our common stock. Mr. Safier, as sole managing member of Ltova Holdings LLC, may be deemed to own beneficially the shares beneficially owned by Ltova Holdings LLC and, together with the 1,006,606 shares directly owned by him, may be deemed to have the sole power to vote and dispose of an aggregate of 3,853,263 shares of our common stock.

(2)	The address for Coliseum Capital Management, LLC, Coliseum Capital, LLC, Coliseum Capital Partners, L.P., Mr. Adam Gray and Mr. Christopher Shackleton is 767 Third Avenue, 35th Floor, New York, NY 10017. The address for Blackwell Partners, LLC is c/o DUMAC, LLC, 406 Blackwell Street, Suite 300, Durham, NC 27701. Information is based on a Schedule 13G/A filed on February 10, 2012 by these persons. The above amount includes: (i) 1,499,249 shares of our common stock over which Coliseum Capital Management, LLC, Mr. Gray and Mr. Shackleton share voting and dispositive power; (ii) 916,952 shares of our common stock over which Coliseum Capital, LLC and Coliseum Capital Partners, L.P. share voting and dispositive power; and (iii) 582,297 shares of our common stock over which Blackwell Partners, L.P. shares voting and dispositive power. Each of the reporting persons may be deemed to be members of a group with respect to the shares of our common stock owned by Coliseum Capital Partners, L.P. and Blackwell Partners, LLC.
(3)	Consists of 237,844 shares of common stock and 421,666 shares of common stock underlying options exercisable within 60 days of March 12, 2012.
(4)	Consists of 89,937 shares of common stock and 90,000 shares of common stock underlying options exercisable within 60 days of March 12, 2012.
(5)	Consists of 68,990 shares of common stock and 80,000 shares of common stock underlying options exercisable within 60 days of March 12, 2012.
(6)	Consists of 90,000 shares of common stock.
(7)	Consists of 8,039 shares of common stock and 19,400 shares of common stock underlying options exercisable within 60 days of March 12, 2012.
(8)	Consists of 2,739 shares of common stock and 11,640 shares of common stock underlying options exercisable within 60 days of March 12, 2012.
(9)	Consists of 24,395 shares of common stock and 81,250 shares of common stock underlying options exercisable within 60 days of March 12, 2012.
(10)	Consists of 23,609 shares of common stock and 81,250 shares of common stock underlying options exercisable within 60 days of March 12, 2012.
(11)	Consists of 414,680 shares of common stock and 450,000 shares of common stock underlying options exercisable within 60 days of March 12, 2012. Ms. Vogt’s employment with us terminated on July 25, 2011.
(12)	See footnotes 3 – 10 above.

PROPOSAL TWO — COMPENSATION ARRANGEMENTS FOR OUR
NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER

As required by Item 402(t) of Regulation S-K and Section 14A(b) of the Exchange Act, we are providing our stockholders with the opportunity to cast an advisory, non-binding vote on the compensation that may become payable to our named executive officers in connection with the completion of the merger, which we refer to as the golden parachute proposal.

We believe that the compensation that may become payable to our named executive officers in connection with the completion of the merger is reasonable and demonstrates that our executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment of their interests with the long-term interests of our stockholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to our named executive officers in connection with the completion of the merger. In addition, this vote is separate and independent from the vote of our stockholders on the merger proposal and the adjournment proposal. Our board of directors recommends that our stockholders vote “FOR” the following resolution:

“RESOLVED, that the compensation that may become payable to the named executive officers named in this proxy statement in connection with the completion of the merger is approved.”

This vote is advisory and, therefore, it will not be binding on us, nor will it overrule any prior decision or require our board of directors (or any committee thereof) to take any action.

The affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the special meeting will be required to approve the golden parachute proposal. Abstentions will have the same effect as a vote “AGAINST” the approval of the golden parachute proposal. Assuming a quorum is present at the special meeting, broker non-votes will have no effect on the approval of the golden parachute proposal.

More information regarding the compensation that may become payable to our named executive officers in connection with the completion of the merger is set forth in the section captioned “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 51 of this proxy statement.

Our board of directors unanimously recommends that you vote “FOR” the approval of the compensation that may become payable to our named executive officers in connection with the merger.

PROPOSAL THREE — ADJOURNMENT OF THE SPECIAL MEETING

We are submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments or postponements of the special meeting if there are not sufficient votes to adopt the merger agreement at the time of the special meeting, which we refer to as the adjournment proposal. Even though a quorum may be present at the special meeting, it is possible that we may not have received sufficient votes to adopt the merger agreement by the time of the special meeting. In that event, we would determine to adjourn or postpone the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite stockholder approval to adopt the merger agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

The affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the special meeting will be required to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of the adoption of the merger agreement. Abstentions will have the same effect as a vote “AGAINST” the approval of the adjournment proposal. Assuming a quorum is present at the special meeting, broker non-votes will have no effect on the approval of the adjournment proposal.

Properly executed proxies will be voted “FOR” the adjournment proposal, unless otherwise noted on the proxies. If the special meeting is adjourned or postponed, we are not required to give notice of the time and place of the adjourned meeting unless our board of directors fixes a new record date for the special meeting.

Our board of directors unanimously recommends that you vote “FOR” the adjournment proposal so that proxies may be used for that purpose, should it become necessary.

FUTURE STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders, and there will be no public participation in any future meetings of stockholders. However, if the merger is not completed, we plan to hold our 2012 Annual Meeting of Stockholders no later than June 8, 2012. Proposals of our stockholders intended for inclusion in the proxy statement and proxy card to be furnished to all stockholders entitled to vote at the 2012 Annual Meeting of Stockholders pursuant to Rule 14a-8 promulgated under the Exchange Act by the SEC must have been received at our principal executive offices by December 10, 2011.

If a stockholder wished to present a proposal before the 2012 Annual Meeting, but did not wish to have the proposal considered for inclusion in the proxy statement, the stockholder must have submitted a proposal in writing to SeraCare Life Sciences, Inc., 37 Birch Street, Milford, Massachusetts 01757, Attention: Secretary, no earlier than January 11, 2012 and no later than the close of business on February 10, 2012.

If a stockholder wished to nominate an individual for election to our board of directors at the 2012 Annual Meeting, the stockholder must have delivered a notice in writing to SeraCare Life Sciences, Inc., 37 Birch Street, Milford, Massachusetts 01757, Attention: Secretary, no earlier than January 11, 2012 and no later than the close of business on February 10, 2012.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including this proxy statement, through the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact our proxy solicitor, Phoenix Advisory Partners, at (877) 478-5038.

Board of Directors
SeraCare Life Sciences, Inc.

March 12, 2012

WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE SUBMIT YOUR PROXY VIA THE INTERNET, BY TELEPHONE, OR COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. IF YOU HAVE INTERNET ACCESS, WE ENCOURAGE YOU TO RECORD YOUR VOTE VIA THE INTERNET. THIS ACTION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING.

Annex A-1

Agreement And Plan Of Merger

dated as of February 12, 2012

among

Project Plasma Holdings Corporation,

Project Plasma Merger Corp.

and

SeraCare Life Sciences, Inc.

i

Exhibits

Exhibit A — Voting Agreement
Exhibit B — Guarantee
Exhibit C — Certificate of Incorporation of the Surviving Corporation

INDEX OF DEFINED TERMS

Actions	A-1-11
Affiliate	A-1-13
Agreement	A-1-1
Alternative Acquisition Agreement	A-1-34
Annual Report	A-1-7
Appraisal Shares	A-1-3
Authorizations	A-1-15
Business Day	A-1-2
Cash Amount	A-1-5
Certificate of Merger	A-1-2
Certificates	A-1-4
Change in Recommendation	A-1-34
Change of Control Obligation	A-1-20
Closing	A-1-2
Closing Date	A-1-2
COBRA	A-1-12
Code	A-1-13
Company	A-1-1
Company Board	A-1-1
Company Common Stock	A-1-1
Company Disclosure Letter	A-1-6
Company Employee	A-1-30
Company Employee Benefit Plan	A-1-11
Company ERISA Affiliates	A-1-11
Company Financial Advisor	A-1-11
Company Financial Statements	A-1-9
Company Intellectual Property	A-1-17
Company Material Adverse Effect	A-1-6
Company Material Contract	A-1-20
Company Preferred Stock	A-1-7
Company Recommendation	A-1-8
Company SEC Reports	A-1-9
Company Shares	A-1-1
Company Stockholder Vote	A-1-8
Company Stockholders	A-1-1
Company Stockholders Meeting	A-1-29
Compensatory Restricted Stock	A-1-39
Confidentiality Agreement	A-1-33
Constituent Corporations	A-1-2
Contract	A-1-20
D&O Insurance	A-1-37
DGCL	A-1-1
Divestiture	A-1-32
DOJ	A-1-31
EDGAR	A-1-15
Effective Date	A-1-2
Effective Time	A-1-2

Employee Benefit Plan	A-1-11
Environmental Laws	A-1-15
Equity Commitment Letter	A-1-24
Equity Financing	A-1-24
ERISA	A-1-13
Exchange Act	A-1-8
Exchange Agent	A-1-3
Exchange Fund	A-1-3
Executive Officer	A-1-20
FCPA	A-1-15
FTC	A-1-31
GAAP	A-1-9
Governmental Authority	A-1-9
Guarantee	A-1-1
Guarantors	A-1-1
HIPAA	A-1-17
HSR Act	A-1-8
Indebtedness	A-1-20
Indemnified Party	A-1-37
Intellectual Property	A-1-17
Intervening Event	A-1-35
Law	A-1-9
Leases	A-1-21
Lien	A-1-20
Maximum Amount	A-1-37
Merger	A-1-1
Merger Consideration	A-1-3
Merger Sub	A-1-1
Middlesex Loan	A-1-26
Off-the-Shelf Software	A-1-19
Options	A-1-5
Order	A-1-8
Outside Date	A-1-41
Parent	A-1-1
Parent Expenses	A-1-43
Parent Material Adverse Effect	A-1-22
Parent Subsidiaries	A-1-22
Permitted Liens	A-1-20
Person	A-1-9
Person or Group	A-1-36
Proxy Statement	A-1-9
Proxy Statement Clearance Date	A-1-29
Qualified Company Employee Benefit Plan	A-1-12
Record Date	A-1-29
Registered Company Intellectual Property	A-1-17
Related Party	A-1-21
Restricted Stock	A-1-5

Reverse Termination Fee	A-1-44
Sarbanes-Oxley Act	A-1-10
SEC	A-1-6
SEC Comment Letters	A-1-10
Section 262	A-1-3
Securities Act	A-1-20
Sponsors	A-1-24
Stock Plans	A-1-5
Subsidiary	A-1-9
Superior Proposal	A-1-36
Surviving Corporation	A-1-2
Takeover Proposal	A-1-43
Tax Return	A-1-14
Taxes	A-1-14
Taxing Authority	A-1-14
Termination Fee	A-1-43
Third Party	A-1-34
To the knowledge of the Company	A-1-46
Trade Secrets	A-1-17
Transactions	A-1-6
Uncertificated Shares	A-1-4
Voting Agreement	A-1-1
WARN Act	A-1-31

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of February 12, 2012, by and among Project Plasma Holdings Corporation, a Delaware corporation (“Parent”), Project Plasma Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and SeraCare Life Sciences, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, it is proposed that Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and each outstanding share (the “Company Shares”) of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) will thereupon be cancelled and (except the Appraisal Shares) converted into the right to receive the Merger Consideration, all upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained in this Agreement and the consummation of the Merger, all upon the terms and subject to the conditions set forth in this Agreement and (iii) resolved to recommend that the holders of Company Shares (in their respective capacities as such, the “Company Stockholders”) approve and adopt this Agreement;

WHEREAS, the board of directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and Parent, as its sole stockholder, and declared it advisable, to enter into this Agreement, (ii) approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained in this Agreement and the consummation of the Merger, all upon the terms and subject to the conditions set forth in this Agreement and (iii) resolved to recommend that Parent, as the sole stockholder of Merger Sub, approve and adopt this Agreement;

WHEREAS, the board of directors of Parent has (i) declared it advisable to enter into this Agreement and (ii) approved the execution and delivery by Parent and Merger Sub, respectively, of this Agreement, the performance by Parent and Merger Sub, respectively, of their respective covenants and agreements contained in this Agreement and the consummation of the Merger, all upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain Company Stockholders have entered into a Voting Agreement, dated as of the date hereof, in the form attached as Exhibit A (the “Voting Agreement”) in favor of Parent and Merger Sub;

WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, Linden Capital Partners II LP and Linden Capital Partners II-A LP (the “Guarantors”) have entered into a guarantee, dated as of the date hereof, in the form attached as Exhibit B (the “Guarantee”) in favor of the Company with respect to the obligations and liabilities of Parent and Merger Sub arising under, or in connection with, this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement,

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WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE 1
THE MERGER

Section 1.1.  The Merger.  At the Effective Time, in accordance with this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. For purposes of this Agreement, (i) the corporation surviving the Merger after the Effective Time may be referred to as the “Surviving Corporation” and (ii) the Company and Merger Sub are collectively referred to as the “Constituent Corporations.”

Section 1.2.  Effects of the Merger.  The Merger shall have the effects set forth in Sections 259 and 261 of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.3.  Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 7 (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or, to the extent permitted by applicable Law, waived on the Closing Date), at the offices of Kirkland & Ellis LLP, 300 N. LaSalle Drive, Chicago, Illinois 60654, unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the “Closing Date”). For purposes of this Agreement, a “Business Day” shall be any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in the State of Delaware are permitted or required by Law or Order to remain closed.

Section 1.4.  Consummation of the Merger.  At the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time and date the Merger becomes effective being the “Effective Time” and “Effective Date,” respectively).

Section 1.5.  Organizational Documents; Directors and Officers.  The certificate of incorporation of the Surviving Corporation shall be amended in its entirety at the Effective Time to read as set forth in Exhibit C, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until the earliest of their resignation, removal or death or their respective successors are duly elected or appointed and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve until the earliest of their resignation, removal or death or until their respective successors have been duly elected or appointed and qualified, as the case may be.

ARTICLE 2
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS; EXCHANGE

Section 2.1.  Conversion of Merger Sub Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Merger Sub capital stock, each share of Merger Sub capital stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

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Section 2.2.  Conversion of Company Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Company Common Stock:

(a)  Merger Consideration.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Appraisal Shares and any shares to be canceled pursuant to Section 2.2(b)) shall be canceled and shall be converted automatically into the right to receive $4.00 in cash without interest thereon (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and holders of such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of Certificates or Uncertificated Shares in accordance with Section 2.3.

(b)  Treasury Stock.  Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Merger Sub, Parent or any other wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled without any conversion thereof, shall cease to exist and no payment or distribution shall be made with respect thereto.

(c)  Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and who properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive Merger Consideration as provided in Section 2.2(a), but rather the holders of Appraisal Shares shall be entitled to be paid the fair value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been cancelled and converted as of the Effective Time into the right to receive the Merger Consideration as provided in Section 2.2(a), without interest. The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock and attempted withdrawals of such demands, and Parent shall have the right to participate in and control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.3.  Exchange.

(a)  Exchange Agent.  Prior to the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), which shall provide for the payment of Merger Consideration in accordance with the terms of this Section 2.3. Parent shall, or shall take all steps necessary to enable and cause the Surviving Corporation to, deposit with the Exchange Agent as of the Effective Time, for the benefit of the Company Stockholders, for payment by the Exchange Agent in accordance with this Article 2, the cash necessary to pay for the Company Shares converted into the right to receive Merger Consideration (the “Exchange Fund”) (but not, for the avoidance of doubt, for payments in respect of Options, which Parent shall pay, or cause the Surviving Corporation to pay, to the holders of the Options in accordance with Section 2.4). The Exchange Fund shall be invested by the Exchange Agent as directed by Parent; provided, however, that: (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Shares; and (ii) such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent, and any amounts in excess of the amounts payable pursuant this Article 2 shall be promptly returned to the Surviving Corporation or Parent, in each case as directed by Parent. The Exchange Fund shall not be used for any other purpose.

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(b)  Exchange Procedures.  As soon as reasonably practicable after the Effective Time, but in any event not later than three (3) Business Days thereafter, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (the “Certificates”) and to each holder of record of uncertificated Company Shares (the “Uncertificated Shares”), in each case whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.2, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or the Uncertificated Shares shall pass, only upon delivery of the Certificates or the transfer of the Uncertificated Shares to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates or transfer of the Uncertificated Shares in exchange for the Merger Consideration. Each holder of record of shares of Company Common Stock that shall have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share, upon (i) surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), in the case of a book-entry transfer of Uncertificated Shares. Upon payment of the Merger Consideration pursuant to the provisions of this Article 2, each Certificate or Uncertificated Share so surrendered or transferred shall forthwith be canceled. Notwithstanding the foregoing, in the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered or the Uncertificated Shares so transferred is registered if such Certificate or such Uncertificated Shares shall be accompanied by (A) all documents required to evidence and effect such transfer and (B) payment of any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Uncertificated Shares, unless such registered holder shall otherwise establish to the satisfaction of Parent that such Taxes shall have been paid or are not applicable. Each Certificate and each Uncertificated Share shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 2.3 the Merger Consideration into which the Company Shares shall have been converted pursuant to Section 2.2. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Uncertificated Shares pursuant to the provisions of this Article 2.

(c)  No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid upon the surrender for exchange of Certificates or transfer of Uncertificated Shares in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares theretofore represented by such Certificates or Uncertificated Shares, and there shall be no further registration of transfers on the stock transfer books of the Company of the Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2, except as otherwise provided by Law.

(d)  Termination of Exchange Fund.  Any portion of the Exchange Fund, together with any interest and earnings thereon, that remains undistributed to the holders of Certificates or Uncertificated Shares for twelve (12) months after the Effective Time shall be delivered, at Parent's option, to Parent or the Surviving Corporation, upon demand, and any holders of Certificates or Uncertificated Shares who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of their claim for Merger Consideration.

(e)  No Liability.  None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Uncertificated Share shall not have been surrendered prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority, any such amounts

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shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the delivery to the Exchange Agent or Parent, as the case may be, of a written indemnity agreement in the form customarily used by the Company’s transfer agent and, if required by Parent, the posting by such Person of a bond in such reasonable amount (not to exceed two percent (2%) of the value of the Merger Consideration represented thereby, plus any processing or other administrative fees customarily charged by the Company’s transfer agent for the replacement of lost, stolen or destroyed certificates) as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

(g)  Withholding Taxes.  Each of Parent, Merger Sub, the Company, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Tax Law. To the extent that amounts are so withheld by Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent and paid to the appropriate Taxing Authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.4.  Company Options; Company Restricted Stock Awards.

(a)  Company Options.  As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required to provide that at the Effective Time, all Options outstanding and unexercised immediately prior to the Effective Time shall be cancelled, and each holder of an Option immediately prior to the Effective Time shall be entitled to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock otherwise issuable upon exercise of such Option and (ii) the Merger Consideration less the applicable exercise price per share of Company Common Stock otherwise issuable upon exercise of such Option (with the aggregate amount of such payment to the holder to be rounded down to the nearest cent) (the “Cash Amount”), less applicable withholding Taxes, if any, required to be withheld with respect to such payment. No holder of an Option that has an exercise price per share that is equal to or greater than the Merger Consideration shall be entitled to any payment with respect to such cancelled Option before or after the Effective Time. As used in this Agreement, “Options” means any option granted, and, immediately before the Effective Time, not exercised, expired or terminated, to purchase shares of Company Common Stock pursuant to the Stock Plans. As used in this Agreement, “Stock Plans” means the Company’s Amended and Restated 2001 Stock Incentive Plan, the Company’s 2009 Equity Incentive Plan or any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any predecessor thereof or any other contract or agreement entered into by the Company.

(b)  Company Restricted Stock Awards.  As of the Effective Time, each outstanding Restricted Stock award the restrictions of which have not lapsed immediately prior to the Effective Time shall become fully vested and the holder thereof shall be entitled to receive, without any interest thereon, the Merger Consideration in accordance with this Article 2, less applicable withholding Taxes, if any, required to be withheld with respect to such payment. As used in this Agreement, “Restricted Stock” means shares of Company Common Stock issued pursuant to a Stock Plan that are subject to a risk of forfeiture or a right of repurchase until vested by continued employment or other service to the Company.

(c)  Payment for Options.  Parent shall provide sufficient funds for and shall cause the Surviving Corporation to pay the Cash Amount as contemplated by Section 2.4(a) within five (5) Business Days following the Closing Date.

A-1-5

(d)  Termination of Stock Plans.  Except as otherwise agreed to by the parties, the Stock Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company thereof shall be canceled as of the Effective Time.

Section 2.5.  Taking of Necessary Action; Further Action.  If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Reports (other than (x) any disclosures contained or referenced therein under the captions “Risk Factors” and “Forward-Looking Statements” (excluding in each case statements of historical fact), and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature and (y) any exhibits or other documents appended thereto) filed by the Company with the United States Securities and Exchange Commission (the “SEC”) prior to the date of this Agreement (it being understood that any matter disclosed in any Company SEC Report shall be deemed to be disclosed in a section of the Company Disclosure Schedule and to qualify the Company’s representations and warranties hereunder only to the extent that it is reasonably apparent from such disclosure in such Company SEC Report that such disclosure is applicable to such section of the Company Disclosure Schedule, other than, in each case, any matters required to be disclosed pursuant to Section 3.2, Section 3.6(b), Section 3.15 or Section 3.16 of this Agreement, which matters shall be specifically disclosed in Section 3.2, Section 3.6(b), Section 3.15 or Section 3.16 of the Company Disclosure Letter, respectively), or (ii) the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to such other sections of this Agreement to the extent it is readily apparent that the disclosure in respect of the particular section is also applicable to such other sections) delivered herewith by the Company to Parent (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1.  Organization.  The Company is a corporation validly existing and in good standing under the Laws of the State of Delaware. The Company has all corporate power and authority necessary to own, operate and lease its properties and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. A “Company Material Adverse Effect” means a material adverse effect on (i) the business, financial condition, assets or results of operations of the Company or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”); provided, however, that Company Material Adverse Effect shall not include any effect attributable to (A) general economic, business, political, financial or market conditions or general changes or developments in the industry in which the Company operates (except to the extent that such conditions, changes or developments affect the Company in a disproportionate manner as compared to other companies participating in the same industry as the Company), (B) acts of terrorism or war (whether or not declared) or natural disasters occurring after the date hereof (except to the extent that such acts or events affect the Company in a disproportionate manner as compared to other companies participating in the same industry as the Company), (C) any negative impact on relationships with employees of the Company or disruption in customer, supplier, distributor, landlord, partner or other business relationships arising from or relating to the announcement or pendency of the Transactions, (D) changes in Law or any applicable accounting regulations or principles or the interpretations thereof, (E) changes in the price or trading volume of the Company’s stock (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such change in price or

A-1-6

trading volume shall not be excluded under this proviso and may be considered when determining whether a Company Material Adverse Effect is occurring or has occurred), (F) fluctuations in the value of any currency, (G) any failure by the Company to meet public or internal revenue, earnings or other projections (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such failure to meet projections shall not be excluded under this proviso and may be considered when determining whether a Company Material Adverse Effect is occurring or has occurred)), (H) the taking of any action required by this Agreement or approved or permitted in writing by Parent, or the failure to take any action prohibited by this Agreement or (I) any suits, action or legal, administrative, arbitration or other proceeding or governmental investigation made or brought by any holder of shares of Company Common Stock (on the holder’s own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the Transactions. The copies of the certificate of incorporation and bylaws of the Company which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011 filed by the Company with the SEC (the “Annual Report”) are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

Section 3.2.  Capitalization.

(a)  The authorized capital stock of the Company consists of (i) 40,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of the close of business on January 25, 2012: (A) 20,198,602 shares of Company Common Stock were issued and outstanding, of which 817,457 shares were Restricted Stock; (B) no shares of Company Preferred Stock were issued or outstanding; (C) no shares of Company Common Stock were held by the Company in its treasury; (D) there were outstanding Options to purchase 1,869,874 shares of Company Common Stock and (E) 1,936,489 shares of Company Common Stock were reserved for future issuance under the Stock Plans (including upon exercise of the Options). Such issued and outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, and are, or in the case of shares that have not yet been issued, will be, fully paid and nonassessable. Section 3.2(a) of the Company Disclosure Letter sets forth, as of the close of business on January 25, 2012, each Option of the Company outstanding, the number of shares of Company Common Stock issuable thereunder and the expiration date and the exercise or conversion price relating thereto. The Stock Plans listed in Section 3.2(a) of the Company Disclosure Letter are the only plans or programs the Company has maintained under which stock options, restricted shares, restricted stock units, stock appreciation rights, performance shares or other compensatory equity-based awards have been granted and remain outstanding or may be granted. The Company has not, subsequent to January 25, 2012, declared or paid any dividend, or declared or made any distribution on, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock (other than the forfeiture of shares of Restricted Stock pursuant to the terms of any Stock Plan, including the surrender of shares in satisfaction of tax withholding obligations), or issued or authorized the issuance of, any Options, shares of Restricted Stock, restricted stock units, stock appreciation rights, performance shares or other compensatory equity-based awards, except pursuant to the terms of the Company’s Fiscal 2012 Director Compensation Program. There are no outstanding contractual obligations of the Company to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Options, convertible into, or exchangeable for, securities having the right to vote) on any matters on which Company Stockholders may vote.

(b)  Except as set forth in this Section 3.2 (including Section 3.2(a) of the Company Disclosure Letter), (i) no shares of capital stock or other securities of the Company are issued, reserved for issuance or outstanding, (ii) there are no outstanding securities (including convertible securities), options, warrants, calls, rights (including preemptive rights), commitments, subscriptions, agreements, arrangements or undertakings of any kind to which the Company is a party or by which the Company is bound obligating

A-1-7

the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right (including preemptive right), commitment, subscription, agreement, arrangement or undertaking, and (iii) there are no voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock or other securities of the Company.

Section 3.3.  Authorization; No Conflict.

(a)  The Company has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly authorized by the Company Board. No other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions except the affirmative vote to adopt this Agreement by the holders of a majority of the Company Shares entitled to vote at the Company Stockholders Meeting (the “Company Stockholder Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b)  The Company Board, at a meeting duly called and held, duly adopted unanimous resolutions (i) determining that this Agreement, the Merger and the other Transactions are advisable, (ii) determining that this Agreement, the Merger and the other Transactions, taken together, are fair to and in the best interests of the Company and the Company Stockholders, (iii) approving this Agreement and the Transactions, (iv) directing that this Agreement be submitted to the Company Stockholders for adoption, (v) recommending that the Company Stockholders vote in favor of the adoption of this Agreement and the Transactions (this clause (v), the “Company Recommendation”) and (vi) electing, to the extent permitted by applicable Law, to make inapplicable all state takeover laws or similar Laws, including Section 203 of the DGCL, to the extent they might otherwise apply to the execution, delivery, performance or consummation of this Agreement or any of the Transactions. None of the aforesaid actions by the Company Board has been amended, rescinded or modified as of the date hereof except as permitted by this Agreement.

(c)  None of the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the Transactions will, assuming receipt of the Company Stockholder Vote and compliance with the DGCL, the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), foreign antitrust or competition Laws, the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), the rules of Nasdaq and the securities or “blue sky” laws of various jurisdictions, (i) result in a violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) require any consent or other action by any other Person not received or taken prior to the Closing under, result in a violation or breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or cause or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance of an obligation required by, or result in such a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by the Company under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, Contract, Lease, agreement or other instrument to which the Company is a party or by which the Company or any of its properties or assets is bound, (iii) violate any order, judgment, decision, decree, injunction, ruling, writ or assessment (whether temporary, preliminary or permanent) (“Order”) applicable to the Company or any of its properties or assets, or (iv) violate any foreign, federal, state or local statute, law (statutory,

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common or otherwise), constitution, treaty, convention, ordinance, code, rule or regulation (“Law”) applicable to the Company or any of its properties or assets other than any such event described in clause (ii), (iii) or (iv) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local, municipal or foreign governmental, regulatory, quasi-governmental or administrative authority, department, commission, court, tribunal, judicial body or agency, including any political subdivision thereof (a “Governmental Authority”) is necessary to be obtained or made by the Company in connection with the Company’s execution, delivery and performance of this Agreement or the consummation by the Company of the Transactions, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with and filings pursuant to the HSR Act and foreign antitrust or competition Laws, (iii) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”), if required by applicable Law, and such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions, (iv) compliance with the rules of Nasdaq, (v) compliance with the securities or “blue sky” laws of various jurisdictions and (vi) compliance with such other requirements non-compliance with which would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.4.  Subsidiaries; Equity Investments.  The Company does not have any Subsidiaries. As used in this Agreement, (i) “Subsidiary” means with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person; and (ii) “Person” means an individual, corporation, partnership, limited partnership, joint venture, association, trust, unincorporated organization, limited liability company or other entity. The Company does not own, directly or indirectly, any capital stock and/or other ownership or equity interest in any Person (other than investments in marketable securities in the ordinary course of business).

Section 3.5.  SEC Reports; Financial Statements; Undisclosed Liabilities.

(a)  The Company has timely filed with or furnished to the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents required to be filed with or furnished to the SEC under the Exchange Act by the Company since October 1, 2009 (collectively, the “Company SEC Reports”). As of their respective dates (after giving effect to any amendments or supplements thereto, and any modifying or superseding statements, filed or furnished prior to the date of this Agreement), the Company SEC Reports complied in all material respects as to form and substance with the requirements of the Exchange Act and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)  The balance sheets and the related statements of income, stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and presented fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments consistent with GAAP).

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(c)  Except as reflected in the Company Financial Statements, the Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, matured, unmatured or otherwise) required by GAAP to be set forth on a balance sheet of the Company or in the notes thereto, other than any liabilities incurred in the ordinary course of business since September 30, 2011 and which are not, in the aggregate, material.

(d)  With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports filed since October 1, 2009, the principal executive officer and principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company) have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act, in each case in all material respects.

(e)  The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is reasonably sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements. No significant deficiency or material weakness was identified in management’s assessment of internal controls as of September 30, 2011 (nor has any such deficiency or weakness been identified between that date and the date of this Agreement).

(f)  The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and (ii) such information is accumulated and communicated to the Company’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure.

(g)  The Company is, and since October 1, 2009 has been, in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq applicable to the Company, and is, and since October 1, 2009 has been, in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act applicable to the Company.

(h)  The Company has made available to Parent and Merger Sub copies of all comment letters and other material correspondence received by the Company from the SEC since October 1, 2009 relating to the Company SEC Reports (the “SEC Comment Letters”), together with all written responses of the Company thereto. As of the date of this Agreement, to the knowledge of the Company, (i) there are no outstanding or unresolved comments in any of the SEC Comment Letters and (ii) the SEC has not informed the Company that any of the Company SEC Reports is the subject of an ongoing review by the SEC.

(i)  The Company Board has determined that at least one member of the audit committee of the Company Board is an Audit Committee Financial Expert, as defined by Item 407(d)(5)(ii) of Regulation S-K.

(j)  The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any material change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the knowledge of the Company, there have been no material violations of provisions of the Company’s code of ethics by any such persons which have not been waived.

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Section 3.6.  Absence of Material Adverse Changes.

(a)  Since September 30, 2011, except with respect to the actions taken by the Company in connection with the process leading to the execution and delivery of this Agreement or taken pursuant to this Agreement, the Company has conducted its business in the ordinary course of business consistent with past practice.

(b)  Between September 30, 2011 and the date of this Agreement, there has not occurred any event, condition, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.7.  Litigation.  There are, and for the past three (3) years there have been, no suits, actions, or legal, administrative, arbitration or other proceedings or governmental investigations ( “Actions”) pending and served or, to the knowledge of the Company, pending and not served or threatened, (i) to which the Company is a party that has resulted in, or would reasonably be expected to result in, a material liability of the Company, or (ii) to the knowledge of the Company, against any present or former officer, director or employee of the Company with respect to any acts or omissions in his or her capacity as an officer, director or employee of the Company and that has resulted in, or would reasonably be expected to result in, a material liability of the Company. There are no Orders of any Governmental Authority or arbitrator outstanding against the Company that (i) prohibit or restrict the Company from engaging in or otherwise conducting its business as presently conducted or (ii) has had or would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor the Company Board (nor any committee thereof) is currently investigating, nor since October 1, 2009 has the Company, the Company Board or any committee thereof requested a third party or Governmental Authority to investigate, any alleged violations of Law by any director, officer or employee of the Company that, if proven to be true, would reasonably be expected to result in a material liability of the Company.

Section 3.8.  Proxy Statement.  The Proxy Statement will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders and at the time of the Company Stockholders Meeting (in each case after giving effect to any amendments or supplements to the Proxy Statement and any modifying or superseding statements filed, distributed or disseminated prior to such time), the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied in writing by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

Section 3.9.  Broker’s or Finder’s Fees.  Except for Lazard Frères & Co. LLC (the “Company Financial Advisor”), no agent, broker, Person or firm acting on behalf of the Company or under the Company’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions. All fees, commissions and other amounts payable to the Company Financial Advisor in connection with the Transactions are set forth in Section 3.9 of the Company Disclosure Letter. The Company has delivered to Parent a true and correct copy of the engagement letter with the Company Financial Advisor.

Section 3.10.  Employee Plans.

(a)  Section 3.10 of the Company Disclosure Letter sets forth all Company Employee Benefit Plans. As used in this Agreement, “Company Employee Benefit Plan” means an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by the Company or any entity with which the Company is considered a single employer under Section 414(b), (c) or (m) of the Code (“Company ERISA Affiliates”) and with respect to which the Company has any liability. As used in this Agreement, “Employee Benefit Plan ” means any material written or unwritten pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity or other equity incentive, severance, supplemental unemployment, hospitalization or other medical, life, or other welfare benefit insurance, long- or short-term disability, change of control

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or retention plan, program, policy, practice, agreement or other arrangement or other material employee benefit plan, program, policy, practice, agreement or other arrangement.

(b)  With respect to each Company Employee Benefit Plan, the Company has made available to Parent a true, correct and complete copy of: (i) each written Company Employee Benefit Plan and all amendments thereto, if any, or a written summary of all material terms of any unwritten Company Employee Benefit Plan; (ii) the most recent Annual Report (Form 5500 Series) including all applicable schedules, if any; (iii) the current summary plan description and any modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) the most recent determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service, if any; and (v) all notices given to such Company Employee Benefit Plan, the Company, or any Company ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other governmental agency relating to such Company Employee Benefit Plan. For the purposes of this Agreement, a document shall be deemed to have been “made available” by the Company if it has been (i) listed as an exhibit to a Company SEC Report and filed by the Company on the SEC’s Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) in unredacted form or (ii) produced by the Company in the electronic dataroom established in connection with the negotiation of this Agreement for purposes of review by Parent and its legal counsel and advisors.

(c)  Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code (“Qualified Company Employee Benefit Plan”) has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service that has not been revoked, and to the Company’s knowledge, no event has occurred and no condition exists that would reasonably be expected to adversely affect the qualified status of any such Qualified Company Employee Benefit Plan.

(d)  Each Company Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions and in compliance in all material respects with all applicable provisions of Law, including ERISA and the Code; and (ii) all contributions required to be made to any Company Employee Benefit Plan have been made or the amount of such payment or contribution obligation has been reflected in the Annual Report (or a more recent report).

(e)  To the knowledge of the Company, the Company has not engaged in any prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, as a fiduciary or party in interest with respect to any Company Employee Benefit Plan; and to the knowledge of the Company, no prohibited transaction has occurred with respect to any Company Employee Benefit Plan.

(f)  Neither the Company nor any Company ERISA Affiliate has, at any time during the last six (6) years, sponsored, contributed to, been obligated to contribute to or had any liability with respect to any pension plan subject to Title IV of ERISA, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA).

(g)  No Company Employee Benefit Plan that is a welfare plan within the meaning of Section 3(1) of ERISA provides, or pursuant to its terms requires or could require the Company to provide, benefits or coverage following retirement or other termination of employment other than (i) as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state Law (collectively, “COBRA”) or (ii) claims incurred on or before the end of the month on or immediately following the termination date of any employee. The requirements of COBRA have been met in all material respects with respect to each Company Employee Benefit Plan that is a welfare plan within the meaning of Section 3(1) of ERISA.

(h)  Except as set forth on Section 3.10(h) of the Company Disclosure Letter and except for the acceleration of vesting of Options and Restricted Stock upon the consummation of the Merger, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions will (i) accelerate the time of the payment or vesting of, or increase the amount of, or

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result in the forfeiture of compensation or benefits under any Company Employee Benefit Plan or (ii) result in a payment or benefit becoming due to any director, officer or employee of the Company under any Company Employee Benefit Plan or otherwise which will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code that is subject to the imposition of an excise Tax under Section 4999 of the Code.

(i)  There do not exist any pending and served or, to the knowledge of the Company, pending and not served or threatened claims (other than routine undisputed claims for benefits) or Actions with respect to any Company Employee Benefit Plan, except as would not be material to the Company.

(j)  Each Company Employee Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) (i) has, at all times since the adoption of Section 409A of the Code, been administered in good-faith compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder, (ii) has been, since the later of (A) January 1, 2009 and (B) the inception date of such Company Employee Benefit Plan, in a written form that complies in all material respects with, and has been administered in compliance in all material respects with, Section 409A of the Code and the final regulations promulgated and in effect thereunder, (iii) no amounts under any such Company Employee Benefit Plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code and (iv) the Company has no obligation to gross-up or indemnify any individual with respect to any such tax, except in each case as would not be material to the Company.

(k)  As used in this Agreement, “Code” means the federal Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

Section 3.11.  Opinion of Financial Advisor.  The Company Board has received from the Company Financial Advisor an opinion to the effect that, as of the date of the opinion and subject to the qualifications, considerations, assumptions and limitations set forth therein, the consideration to be received by the Company Stockholders in the Merger is fair, from a financial point of view, to the Company Stockholders (other than Parent, Merger Sub and their Affiliates). If available, the Company has provided a copy of such opinion to Parent. “Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

Section 3.12.  Taxes.  Except as set forth on Section 3.12 of the Company Disclosure Letter:

(a)  Except as would not be material to the Company, (i) the Company has timely filed all federal, state, local, and other Tax Returns required to be filed by it in the manner prescribed by applicable Law and all such Tax Returns are true, complete and correct; (ii) all Taxes due and payable by the Company have been paid in full and the Company has made adequate reserves in accordance with GAAP for all Taxes not yet due and payable; and (iii) all amounts of Taxes required to be withheld by the Company have been withheld and timely paid over to the appropriate Taxing Authority. There are no Liens for any material amount of Taxes on any of the assets of the Company, other than Liens for Taxes not yet due and payable or for Taxes that the Company is contesting in good faith.

(b)  The Company has received no written notice from a Taxing Authority regarding any currently pending audit or other proceeding and, to the knowledge of the Company, no such audit or other proceeding is currently threatened, in respect of any material Tax liability of the Company; and the Company has not waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency for a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course), which waiver or extension is still in effect.

(c)  The Company has not been a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(d)  The Company is not a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement with respect to Taxes.

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(e)  The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (ii) has no liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor, by contract or otherwise.

(f)  During any period for which the applicable statute of limitations has not expired as of the date hereof, the Company has not distributed the stock of another company in a transaction that was purported or intended to be governed by Section 355 or Section 361 of the Code. Except as would not be material to the Company, (i) no interest on any existing Indebtedness of the Company is subject to disallowance under Code §279 (or any corresponding or similar provision of state, local or foreign Tax law) and (ii) the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) `closing agreement` as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; or (F) election by the Company under Code §108(i). Except as would not be material to the Company, the Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local or foreign Tax law). The Company is not subject to Tax in any jurisdiction outside of the United States by virtue of having a permanent establishment or other fixed place of business in that jurisdiction.

(g)  The Company has never been, nor will it be at the Closing, a United States Real Property Holding Corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

(h)  Except as would not be material to the Company, for Tax purposes, the Company has correctly classified those individuals performing services for the Company as common law employees, leased employees, independent contractors or agents of the Company.

(i)  As used in this Agreement, “Taxes” means all taxes of any kind whatsoever, including income, franchise, profits, gross receipts, transfer, excise, escheat, property, sales, use, value-added, capital, employment, withholding, social security, severance, customs duty, stamp, alternative minimum, or other taxes, imposed by any federal, state, county, local or foreign Taxing Authority, including any interest, penalties or additions to tax related thereto. As used in this Agreement, “Tax Return” means any report, return, statement or other written information required to be supplied to a Taxing Authority (including any schedule or attachment thereto) in connection with Taxes, including any amendment thereof. As used in this Agreement, “Taxing Authority” means any Governmental Authority responsible for the imposition or collection of Taxes.

Section 3.13.  Environmental Matters.

(a)  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(i)  The Company has been and is in compliance with all applicable Environmental Laws and there are no pending and served or, to the knowledge of the Company, pending and not served or threatened demands, claims, Orders, suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations, information requests, or notices of non-compliance or violation regarding the Company relating to any liability under any Environmental Law.

(ii)  There are no conditions on or emanating from any real property owned, leased or operated by the Company, and neither the Company nor, to the Company’s knowledge, any of its

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predecessors, has stored, managed, manufactured, distributed, released, disposed of, arranged for the disposal of, or exposed any Person to any substance, in each case that would reasonably be expected to give rise to any violation of or result in any liability under any Environmental Law.

(iii)  All permits, notices, approvals and authorizations, if any, required to be obtained or filed in connection with the operation of the Company’s business and the operation or use of any real property owned, leased or operated by the Company has been duly obtained or filed, are currently in effect, and the Company has complied with and is in compliance with the terms and conditions of all such permits, notices, approvals and authorizations.

(iv)  Other than in the Leases, the Company has not assumed, undertaken, become subject to, or provided an indemnity with respect to, any liability of any other Person with respect to Environmental Law.

(b)  The Company has made available to Parent and Merger Sub all material environmental reports and other material environmental documents in its possession relating to the Company and any real property owned, leased or operated by the Company, in each case generated on or after October 1, 2009.

(c)  As used in this Agreement, “Environmental Laws” means any federal, foreign, state and local Law (including common law) or Order pertaining to pollution, the environment, the protection of the environment or human health and safety, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Occupational Safety and Health Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar federal, foreign, state or local Law.

Section 3.14.  Compliance with Laws; Regulatory Matters.

(a)  The Company is not, and since October 1, 2009 has not been, in violation of any Law or Authorization applicable to the Company or by which any of its properties are bound and has not been notified in writing or, to the knowledge of the Company, orally by any Governmental Authority of any such violation, or of any investigation with respect to any such Law or Authorization, except for any such violation that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)  The Company has all registrations, franchises, applications, licenses, requests for approvals, exemptions, permits and other regulatory authorizations (“Authorizations”) from Governmental Authorities required to conduct its business as now being conducted, except for any such Authorizations the absence of which would not be material to the Company.

(c)  Except as would not result in a material liability of the Company or the loss of a material benefit of the Company, neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company has, in the course of such Person’s actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (including the rules and regulations promulgated thereunder, the “FCPA”); or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. During the last three (3) years, the Company has not received any written (or, to the knowledge of the Company, oral) communication from a Governmental Authority that alleges that the Company or any representative thereof is in violation of, or has any material liability under, the FCPA which has not been resolved.

Section 3.15.  Intellectual Property.

(a)  Section 3.15(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and accurate list of all Registered Company Intellectual Property that is owned by the

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Company. The Company exclusively owns all right, title and interest in and to all Registered Company Intellectual Property that is set forth on Section 3.15(a) of the Company Disclosure Letter, free and clear of all Liens, other than Permitted Liens. The Company exclusively owns all right, title and interest in and to, or has a valid and enforceable license to use, pursuant to a license agreement set forth on (or permitted by Section 3.18(k) to be omitted from) Section 3.18(k) of the Company Disclosure Letter or a license for Off-the-Shelf Software, all other Company Intellectual Property (other than patents) and, to the knowledge of the Company, all other Company Intellectual Property comprising patents, in each case, free and clear of all Liens, other than Permitted Liens.

(b)  To the knowledge of the Company, the Company has not in the past six (6) years infringed, misappropriated or otherwise violated, and is not now infringing, misappropriating or otherwise violating (including with respect to the development, clinical testing, manufacture, distribution, marketing, use, offer to sell, sale, import or export by the Company of any products or the provision by the Company of any services) any Person’s Intellectual Property. No Action or written claim against the Company is pending, and there has been no Action or written claim against the Company during the past three (3) years, nor, to the knowledge of the Company, has any Person threatened to bring any Action (or threatened in writing to bring any claim) against the Company (i) concerning the ownership, validity, enforceability, use or licensing by the Company of any Company Intellectual Property owned by or exclusively licensed to the Company or the use or licensing by the Company of any other Company Intellectual Property or (ii) alleging that the Company has in the past six (6) years infringed, misappropriated or otherwise violated, or is now infringing, misappropriating or otherwise violating, any Intellectual Property rights of any Person (including any solicited or unsolicited offers, requests or demands that the Company license any Intellectual Property from any Person). To the knowledge of the Company, no Person has in the past three (3) years infringed, misappropriated or otherwise violated, or is now infringing, misappropriating or otherwise violating, any Company Intellectual Property owned by or exclusively licensed to the Company.

(c)  The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations under this Agreement and the consummation by the Company of the Merger and the other Transactions will not, result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation, restriction or Lien or the loss of a benefit or right under, or result in the creation of any obligation, restriction or Lien in or upon, any Company Intellectual Property, except as would not be material to the Company.

(d)  The Company has taken commercially reasonable efforts to protect, maintain and preserve its rights (including the confidentiality of Trade Secrets) in all Company Intellectual Property owned by or exclusively licensed to the Company and reasonably determined by the Company to be materially beneficial to its current or future business. All Persons who have created, developed or invented Company Intellectual Property that is material to the Company and that is purported to be owned by the Company or arises out of such Persons’ employment by, engagement by or contract with the Company have assigned all of their rights, title and interest therein to the Company pursuant to a written, valid and enforceable Contract.

(e)  All obligations for payment of monies due and payable by or to the Company in connection with any covenant, option, right, license or interest relating to Intellectual Property (i) granted to the Company or (ii) granted by the Company to any other Person (including any obligations of such other Person or the Company to make any fixed or contingent payments, including royalty payments), have been satisfied in a timely manner and in accordance with the terms and conditions of any applicable Contract, except as would not be material to the Company.

(f)  The representations and warranties contained in this Section 3.15 are the only representations and warranties being made by the Company in this Agreement with respect to any infringement, misappropriation or other violation of rights of Intellectual Property of any Person.

(g)  To the knowledge of the Company, all Company Intellectual Property owned by or exclusively licensed to the Company is valid and enforceable, except as would not be material to the Company. No

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Company Intellectual Property is subject to any Order, expressly naming the Company therein nor, to the knowledge of the Company has the Company received written notice of any other Order, in each case that affects the ownership, validity or enforceability of or the use or licensing by the Company of such Company Intellectual Property. No Company Intellectual Property owned by the Company is subject to “march in” rights or other rights of a Governmental Authority that affect the ownership, validity or enforceability of or the use or licensing by the Company of such Company Intellectual Property.

(h)  The Company has used commercially reasonable efforts to protect, maintain and preserve the confidentiality of Trade Secrets included in the Company Intellectual Property, including having (i) reasonable physical, electronic and other security policies and procedures in place and (ii) reasonable procedures to obtain written confidentiality agreements from Persons to whom the Company has disclosed any Trade Secrets included in the Company Intellectual Property. The Company has not received any written notice that any owner of the Trade Secrets licensed to the Company has not used commercially reasonable efforts to protect, maintain and preserve the confidentiality of such Trade Secrets. To the knowledge of the Company, there has been no misappropriation or unauthorized disclosure of or access to any Trade Secrets included in the Company Intellectual Property by any Person, except as would not be material to the Company.

(i)  The Company (i) maintains reasonable privacy and security policies and procedures that comply in all material respects with applicable Laws relating to data collection, use, privacy, security and protection (including, to the extent applicable to the Company, the Health Insurance Portability and Accountability Act, as amended, and the rules and regulations promulgated thereunder (collectively, “HIPAA”)), and (ii) has collected, used, stored, processed, imported, exported, disclosed and protected all personally identifiable information, protected health information, and other information relating to individuals in all material respects in accordance with all such policies and procedures and applicable Laws. To the knowledge of the Company, the Company has not experienced, or received any written notice or complaint regarding, any incident in which information that is protected by HIPAA or any other information privacy Laws was stolen or improperly accessed by any Person.

(j)  The information technology systems (including software, data, databases, hardware, computer systems, networks, telecommunication systems, and documentation relating to any of the foregoing) currently used by the Company are sufficient in all material respects for the conduct of its business, as currently conducted. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company maintains, and tests on a reasonable basis, reasonable disaster recovery and business continuity plans, procedures and facilities.

(k)  As used in this Agreement, “Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents and patent applications, (ii) copyrights, software (including source code, executable code, data, databases and documentation), other works of authorship, moral rights, and rights of privacy and publicity, (iii) trademarks, service marks, certification marks, domain names, trade names, corporate names, logos, slogans, trade dress, and other indicia of source or origin, together with all goodwill associated with each of the foregoing, (iv) registrations and applications for any of the foregoing, (v) Trade Secrets, and (vi) all other intellectual property and intellectual property or proprietary rights of any kind or nature; “Company Intellectual Property” means all Intellectual Property that is owned by or licensed to the Company or is used in or necessary to conduct the Company’s business as currently conducted; “Registered Company Intellectual Property” means any Company Intellectual Property owned by the Company consisting of (i) patents and patent applications (including provisional applications), (ii) registered trademarks and service marks and applications to register trademarks and service marks (including intent-to-use applications), (iii) registered copyrights and applications for copyright registration, (iv) domain names and (v) other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Authority; and “Trade Secrets” means any trade secrets and other confidential or proprietary information, including (to the extent treated as secret, confidential or proprietary) know-how, data, databases, software, documentation, ideas, inventions, invention disclosures, formulae, algorithms, compositions, designs, technologies, manufacturing and other processes and techniques, protocols, methods, research and development information, methodologies, drawings, flowcharts, diagrams,

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specifications, notebooks, plans, proposals, technical data, clinical and non-clinical studies, research data, testing data, research results, testing results, biomarkers, cell lines, and other chemical, biochemical and biological materials and information and data relating thereto, quality control and quality assurance processes, financial, business and marketing plans, and customer and supplier lists and related information.

Section 3.16.  Employment Matters.  The Company is not a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company negotiating any such contract or agreement as of the date of this Agreement, nor, to the knowledge of the Company, is there, nor has there been during the past three (3) years, a union representation campaign respecting any of the employees of the Company. Except as has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is, and for the past three (3) years there has been, (i) no pending or, to the knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company, or (ii) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceedings pending or, to the knowledge of the Company, threatened against the Company.

Section 3.17.  Insurance.  The Company maintains insurance coverage adequate and customary in the industry for the operation of its business (taking into account the cost and availability of such insurance). All policies for such insurance with respect to the business and assets of the Company are, to the knowledge of the Company, in full force and effect, and all related premiums have been paid to date. The Company has not reached or exceeded its policy limits under any insurance policies in effect at any time during the past two (2) years. Section 3.17 of the Company Disclosure Schedule sets forth each material claim pending under any of such policies as of the date of this Agreement, and coverage with respect to such claims has not been questioned, denied or disputed by the underwriters of such policies. The Company is not in material breach of or default under any of such insurance policies, and the Company has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default or permit termination or modification in any material respect of any of such insurance policies. To the Company’s knowledge, during the past three (3) years, there has been no threatened termination or cancellation of, or material premium or deductible increase outside of the ordinary course of business with respect to, any of such policies. Section 3.17 of the Company Disclosure Letter sets forth a description of each such policy which provides coverage for the Company. The Transactions will not cause the termination or modification of any such policy.

Section 3.18.  Material Contracts.  Section 3.18 of the Company Disclosure Letter contains a list as of the date of this Agreement of each of the following contracts to which the Company is a party or by which any of its properties, assets or rights is bound, and, other than Section 3.18(b), Section 3.18(e), Section 3.18(l), Section 3.18(m), Section 3.18(n), Section 3.18(o) and Section 3.18(p), that have material remaining unfulfilled obligations as of the date of this Agreement:

(a)  any Contract that materially restricts the ability of the Company (or which, following the consummation of the Merger, would materially restrict the ability of the Parent or the Surviving Corporation) to (i) compete in any business or with any Person or in any geographic area, or (ii) hire or solicit for hire the employees or contractors of any Person, in each case except for any such Contract that may be cancelled without penalty by the Company upon notice of ninety (90) calendar days or less;

(b)  any Contract with respect to a joint venture or partnership;

(c)  any Contract expected to result in payment to or by the Company in excess of $150,000 that relates to the sale, supply, licensing, marketing or manufacturing of (i) any products or services of the Company or (ii) any products of a third party licensed by the Company, other than customer agreements entered into in the ordinary course of business;

(d)  any Contract with any director or Executive Officer of the Company (other than pursuant to any Company Employee Benefit Plan);   or sale of stock or assets or otherwise) which involves payments by or to the Company in excess of $100,000, other than customer agreements entered into in the ordinary course of business;

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(f)  any Lease or sublease (whether of real or personal property) to which the Company is a party as either lessor or lessee, providing for annual payments of $100,000 or more, or aggregate payments after the date hereof in excess of $250,000;

(g)  any Contract relating to Indebtedness, whether incurred, assumed, guaranteed or secured by any asset, with a principal amount in excess of $75,000;

(h)  any Contract that creates or grants a material Lien (other than Permitted Liens) on any material properties or other assets of the Company;

(i)  any Contract under which the Company has, directly or indirectly, made any loan, capital contribution to, or any other investment in, any Person (other than extensions of credit and investments in marketable securities, in each case in the ordinary course of business);

(j)  any employment, deferred compensation, severance, bonus, retirement or other similar agreement entered into by the Company, on the one hand, and any director or Executive Officer of the Company or any other employee of the Company receiving annual cash compensation of $150,000 or more, on the other hand;

(k)  any Contract relating to the licensing of or the granting of any covenant, option, right or interest in any Intellectual Property material to the business of the Company by the Company to any Person or by any Person to the Company (other than (i) Contracts with customers, distributors and sales representatives in the ordinary course of business (but in no event Contracts containing exclusive licenses), and (ii) licenses to the Company for off-the-shelf software for internal use in the Company’s business (“Off-the-Shelf Software”)) and any material business associate agreement entered into by the Company under HIPAA;

(l)  any Contract, other than Leases, contemplating payments by or to the Company of more than $250,000 in fiscal 2012 or any subsequent fiscal year, other than Contracts with customers in the ordinary course of business contemplating payments to the Company of less than $500,000 in any such fiscal year;

(m)  any Contract under which the Company has incurred or will incur any Change of Control Obligation of more than $50,000;

(n)  any collective bargaining agreement or similar agreement with any labor union or association representing employees of the Company;

(o)  agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions, in each case involving an amount of more than $50,000;

(p)  any Contract (other than pursuant to organizational documents) providing for indemnification by the Company of any officer, director or employee of the Company;

(q)  any Contract pursuant to which the Company has any material obligations or liabilities as guarantor, surety, co-signer, endorser, or co-maker (excluding negotiable instruments entered into in the ordinary course of business) in respect of any obligation of any other Person, or any capital maintenance, keep well or similar Contract;

(r)  any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company;

(s)  any Contract that relates to any Related Party transaction described in Section 3.20, other than Contracts or arrangements described in the Company SEC Reports;

(t)  any Contract that involves any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest-rate, commodity price, equity value or foreign currency protection contract;

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(u)  any Contract that contains a put, call or similar right pursuant to which the Company could be required to purchase or sell, as applicable, any equity interests of any Person other than the Company;

(v)  any Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”); and

(w)  each material amendment, supplement or modification in respect of any of the foregoing Contracts or any commitment or agreement to enter into any of the foregoing Contracts.

(x)  Each such Contract described in clauses (a) through (w) of this Section 3.18 is referred to herein as a “Company Material Contract.” “Contract” means any written or oral agreement, contract, obligation, arrangement, undertaking, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, instrument or other commitment that is legally binding. Each of the Company Material Contracts is valid and binding in all material respects on the Company and, to the knowledge of the Company, each other party thereto and is in full force and effect, in each case, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). There is no breach of or default under any Company Material Contract by the Company or, to the knowledge of the Company, by any other party to a Company Material Contract, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by the Company or, to the knowledge of the Company, by any other party to a Company Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the extent Company Material Contracts are evidenced by documents, true and complete copies thereof have been made available to Parent. To the extent Company Material Contracts are not evidenced by documents, written summaries have been made available to Parent. “ Executive Officer” shall have the meaning set forth in Rule 3b-7 of the Exchange Act. “Change of Control Obligation” means any change of control payment, special bonus, stay bonus, retention bonus, severance payment or similar compensation that becomes due and payable by the Company as a result of the consummation of the Merger or the other Transactions, whether due and payable prior to, at or after the Closing (including obligations that are contingent upon both the consummation of the Merger and the occurrence of another event and/or the passage of time). “Indebtedness” means, with respect to any Person, (a) any liability of that Person (including any principal, premium, accrued and unpaid interest, prepayment penalties and commitment and other fees): (i) for borrowed money, (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities, (iii) for the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) under any lease or similar arrangement that would be required to be accounted for by the lessee as a capital lease in accordance with GAAP, (v) under conditional sale or other title retention agreements, or (vi) arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates (it being understood that the amount of any Indebtedness arising under any arrangement described in this clause (vi) shall be the net amount, if any, that would be owed by such Person under such arrangement in the event of a termination (including an early termination) on the date of determination), (b) any guarantee by that Person of any indebtedness of others described in the preceding clause (a); (c) the maximum liabilities of such person under any “Off Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act); and (d) all liabilities to reimburse any bank or other Person for amounts paid under a letter of credit, surety bond, or bankers' acceptance.

Section 3.19.  Properties.

(a)  The Company has good title to or legally enforceable rights to use all of its material properties and assets, free and clear of all Liens other than Permitted Liens. “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other similar encumbrance of any kind in respect of such property or asset. “Permitted Liens” means (i) such Liens as are set forth in

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Section 3.19(a) of the Company Disclosure Letter, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for amounts that are not due and payable or are being contested in good faith, (iii) Liens on equipment arising under original purchase price conditional sales Contracts and equipment leases with third parties with respect to such equipment entered into in the ordinary course of business, (iv) Liens for Taxes and other governmental charges that are not due and payable or are being contested in good faith which do not and will not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of the Company as currently conducted, (v) Liens disclosed in the Company Financial Statements or the notes thereto, (vi) recorded or unrecorded easements, covenants, restrictions, rights-of-way, zoning, building restrictions and other similar matters which do not and will not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of the Company as currently conducted, (vii) landlord’s or lessor’s Liens under leases to which the Company is a party incurred in the ordinary course of business, other than under real property leases for amounts which are past due for more than sixty (60) days, (viii) non-exclusive licenses to Intellectual Property (other than Trade Secrets) granted by the Company to its customers, distributors or sales representatives in the ordinary course of business, (ix) Liens permitted by Section 5.1(b)(xi) and (x) except with respect to Intellectual Property, other imperfections of title, licenses or Liens, if any, which do not and will not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of the Company as currently conducted.

(b)  Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect: (i) each lease, sublease, license or other agreement pursuant to which the Company leases, subleases, licenses or occupies any real property (collectively, the “Leases”) is valid and binding on the Company and, to the knowledge of the Company, each other party thereto and is in full force and effect; (ii) there is no breach or default under any Lease by the Company or, to the knowledge of the Company, any other party thereto; (iii) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Lease by the Company or, to the knowledge of the Company, any other party thereto; (iv) the Company has a good and valid leasehold interest in each parcel of real property which is subject to a Lease and is in possession of the properties purported to be leased or licensed thereunder subject only to Permitted Liens; and (v) the Company has not assigned, sublet, mortgaged or otherwise encumbered any of its rights or interests under any of the Leases. True and complete copies of all Leases (including all material amendments, side letters and other documents relating thereto) listed pursuant to Section 3.18(f) have been made available to Parent.

(c)  All tangible assets owned or leased by the Company (including all property under the Leases) have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put. The Company does not own any real property.

Section 3.20.  Affiliate and Related Party Transactions.  The Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all (a) transactions since October 1, 2010 between the Company, on the one hand, and any director or officer of the Company or any Person that, based on a Schedule 13G or Schedule 13D filed with the SEC, beneficially owns 10% or more of the Company Common Stock as of the date of this Agreement (each, individually, a “Related Party”), on the other hand, which provide for payments to or from the Company in an amount greater than $60,000, other than compensation paid to directors or officers in the ordinary course of business; and (b) agreements, arrangements or understandings between the Company, on the one hand, and any Related Party, on the other hand, that involve continuing liabilities or obligations of the Company in an amount greater than $60,000, in each case except for Contracts and transactions described in the Company SEC Reports. No person covered by Item 404 of Regulation S-K has entered into any transactions with the Company required to be disclosed by Item 404 of Regulation S-K that has not been so disclosed.

Section 3.21.  State Takeover Statute.  Assuming the accuracy of the representations in Section 4.12, (a) the Company Board has taken all actions required to be taken by it to render the restrictions of Section 203 of the DGCL inapplicable to this Agreement and the Transactions and (b) no other Delaware “fair price,”

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“merger moratorium,” “control share acquisition” or other anti-takeover statute or similar Delaware statute or regulation applies to this Agreement and the Transactions.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1.  Organization.  Each of Parent and Merger Sub is a corporation validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of Parent and Merger Sub has all corporate power and authority necessary to own, operate and lease its properties and to carry on its business as now conducted. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. A “Parent Material Adverse Effect” means a material adverse effect on the ability of either Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger and the other Transactions. The copies of the certificate of incorporation and bylaws of Parent and Merger Sub that have been provided to the Company are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

Section 4.2.  Merger Sub; Operations and Ownership of Shares.  Merger Sub is a direct, wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions. Parent has been formed solely for the purpose of engaging in the Transactions. Since the date of its incorporation and prior to the Effective Time, neither Parent nor Merger Sub has carried, and will not carry, on any business or has conducted, and will not conduct, any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Neither Parent nor Merger Sub owns (directly or indirectly) any shares of Company Common Stock or holds any rights to acquire any shares of Company Common Stock except pursuant to this Agreement.

Section 4.3.  Authorization; No Conflict.

(a)  Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by the respective boards of directors of Parent and Merger Sub. No other corporate proceedings on the part of Parent or Merger Sub (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b)  The board of directors of each of Parent and Merger Sub has, by resolutions duly adopted by unanimous written consent on or prior to the date hereof, and not subsequently rescinded or modified in any way, approved this Agreement, the Merger and the other Transactions.

(c)  None of the execution and delivery of this Agreement by Parent or Merger Sub, the performance by Parent or Merger Sub of their respective obligations hereunder or the consummation by Parent or Merger Sub of the Transactions will (i) result in a violation or breach of any provision of the certificate or articles of incorporation or bylaws of Parent, Merger Sub or any other Subsidiary of Parent (the “Parent Subsidiaries”), (ii) require any consent or other action by any other Person not received or taken prior to the Closing under, result in a violation or breach of any provisions of, or constitute a

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default (or an event which, with notice or lapse of time or both, would constitute a default) under, or cause or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent, Merger Sub or any of the Parent Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, Contract, Lease, agreement or other instrument or obligation of any kind to which Parent, Merger Sub or any of the Parent Subsidiaries is a party or by which Parent, Merger Sub or any of the Parent Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, violate any Order or Law applicable to Parent, Merger Sub or any of the Parent Subsidiaries or any of their respective properties or assets other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(d)  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Parent, Merger Sub or any other Parent Subsidiary in connection with Parent’s or Merger Sub’s execution, delivery and performance of this Agreement or the consummation by Parent or Merger Sub of the Transactions, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with and filings pursuant to the HSR Act and foreign antitrust or competition Laws and (iii) the filing with the SEC of the Proxy Statement in accordance with the Exchange Act.

Section 4.4.  Proxy Statement.  At the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders and at the time of the Company Stockholders Meeting (in each case after giving effect to any amendments or supplements to the Proxy Statement and any modifying or superseding statements filed, distributed or disseminated prior to such time), the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.5.  Broker’s or Finder’s Fees.  No agent, broker, Person or firm acting on behalf of Parent, Merger Sub or any Parent Subsidiary or under Parent’s, Merger Sub’s or any other Parent Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 4.6.  Absence of Litigation.  As of the date hereof, there are no suits, actions, audits or legal, administrative, arbitration or other proceedings or governmental investigations pending and served or, to the knowledge of Parent, pending and not served or threatened in writing against Parent or any of its subsidiaries or any of its or their respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, none of Parent and its subsidiaries is subject to any Order, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.7.  Availability of Funds; Solvency.

(a)  Parent will have available at the Effective Time the funds necessary to consummate the Merger and the other Transactions.

(b)  Assuming (i) satisfaction of the conditions set forth in Section 7.1 and Section 7.2 and (ii) the accuracy of the representations and warranties of the Company set forth in Article 3 hereof, immediately after giving effect to the Transactions (including payment of all related fees and expenses and other obligations), as of the Effective Time, (A) the aggregate “fair saleable value” of the assets of the Surviving Corporation, as of such date, will exceed the value of all “liabilities” of the Surviving Corporation, including contingent liabilities, as such quoted terms are generally determined in accordance with applicable Law governing determinations of the insolvency of debtors, and the amount that will be required to pay the probable liabilities of the Surviving Corporation on its existing debts as such debts

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become absolute and matured, (B) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of its business in which it is engaged or proposed to be engaged following such date, and (C) the Surviving Corporation will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 4.8.  Financing.

(a)  Parent has delivered to the Company a true, complete and correct copy of the executed equity commitment letter dated as of February 12, 2012 among Parent, on the one hand, and Linden Capital Partners II LP and Linden Capital Partners II-A LP (the “Sponsors”), on the other (the “Equity Commitment Letter”), pursuant to which the Sponsors have committed, subject only to the terms and conditions set forth therein, to invest in Parent and/or Merger Sub the cash amounts set forth therein (the “Equity Financing”). There are no Contracts, arrangements or side letters relating to the Equity Financing other than the Equity Commitment Letter.

(b)  The commitments of the Sponsors in the Equity Commitment Letter have not been withdrawn, terminated, repudiated, rescinded, amended or modified in any respect, and no withdrawal, termination, repudiation, rescission, amendment or modification of such Equity Commitment is contemplated. Parent has paid all commitment and other fees in connection with the Equity Commitment Letter that are due and payable. The Equity Commitment Letter is in full force and effect and is the legal, valid, binding and enforceable obligation of each party thereto. There are no conditions or other contingencies relating to the funding of the full amount of the Equity Financing other than as expressly set forth in the Equity Commitment Letter. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or any other party thereto under the Equity Commitment Letter. Parent has no reason to believe that any of the conditions to the Equity Financing will not be satisfied.

Section 4.9.  Guarantee.  Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the duly executed Guarantee. The Guarantee is in full force and effect and is the valid, binding and enforceable obligation of each Guarantor (subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity)) and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of either Guarantor under the Guarantee.

Section 4.10.  Competing Business.  Except as disclosed to the Company in writing prior to the date hereof, neither Parent nor any of its Affiliates is engaged in, and neither Parent nor any of its Affiliates beneficially owns any equity interest or voting securities (including any equity interest or voting securities that may be acquired through the conversion or exchange of securities or the exercise of options, warrants or other rights) in or of any Person engaged in any business that competes with any business of the Company that would reasonably be expected to have an adverse effect on the ability of Parent or Merger Sub to consummate the Merger or any of the other Transactions in accordance with the terms of this Agreement.

Section 4.11.  Other Agreements or Understandings.  None of Parent, Merger Sub and their respective Affiliates has entered into any Contract, arrangement or understanding, whether oral or written, or has authorized, committed or agreed to enter into any Contract, arrangement or understanding, whether oral or written, pursuant to which: (a) any holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the consideration set forth in the Proxy Statement or pursuant to which any holder of Company Common Stock has agreed or would agree to vote to adopt this Agreement or has agreed or would agree to vote against any Takeover Proposal; or (b) any employee of the Company has agreed or would agree to (i) remain as an employee of the Surviving Corporation following the Effective Time at a compensation level in excess of such employee’s current compensation level (other than pursuant to any employment contract with the Company in effect as of the date hereof), (ii) contribute any portion of such employee’s Company Common Stock, Options or other equity awards to the Company, the Surviving Corporation, any Parent Subsidiary or any Affiliate of Parent, or otherwise “roll-over” any portion

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of such Company Common Stock, Options or other equity awards, or (iii) receive any capital stock or equity securities of the Company, the Surviving Corporation, any Parent Subsidiary or any Affiliate of Parent.

Section 4.12.  Not Interested Stockholder.  From the date that is three (3) years prior to the date of this Agreement, and assuming that the Company Board has approved the Transactions, this Agreement, the Voting Agreements and all other related agreements, neither Parent nor Merger Sub, nor any of their respective “Affiliates” or “Associates” (as such terms are defined in Section 203 of the DGCL), is or has been an “interested stockholder” of the Company for purposes of Section 203 of the DGCL.

Section 4.13.  No Additional Representations.  Parent acknowledges that it and its representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company that it and its representatives have desired or requested to review, and that it and its representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Parent acknowledges that neither the Company nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its representatives except as expressly set forth in Article 3 (which includes the Company Disclosure Letter), and neither the Company nor any other Person shall be subject to any liability or any indemnification or other obligation to Parent or any other Person resulting from the Company’s making available to Parent or Parent’s use of such information, or any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in any virtual or actual “data room,” management presentations (formal or informal) or in any other form in connection with the Transactions. Without limiting the foregoing, the Company makes no representation or warranty to Parent with respect to any financial projection or forecast relating to the Company. Notwithstanding the foregoing, nothing in this Section 4.13 shall relieve any Person of liability for fraud or in any way modify, limit or prevent Parent or Merger Sub from relying on the representations and warranties of the Company set forth in Article 3.

ARTICLE 5
CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1.  Conduct of Business by the Company Pending the Merger.  The Company covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or except as expressly permitted or required pursuant to this Agreement or Section 5.1 of the Company Disclosure Letter, or as expressly required by applicable Law:

(a)  the business of the Company shall be conducted only in the ordinary course of business consistent with past practices, and the Company shall use its commercially reasonable efforts to maintain and preserve intact its business organization and goodwill, to keep available the services of current officers and employees and to preserve and maintain its beneficial business relationships with suppliers, contractors, distributors, customers, landlords, licensors, licensees and others having material business relationships with the Company; and

(b)  without limiting the generality of the foregoing Section 5.1(a), the Company shall not do any of the following:

(i)  other than in the ordinary course of business consistent with past practice and except as permitted by Section 5.1(b)(iii), acquire, sell, lease, license, transfer or dispose of any assets, rights or securities (other than material Company Intellectual Property);

(ii)  terminate, cancel, or materially modify, or enter into any new, line of business;

(iii)  acquire by merging or consolidating with or by purchasing an equity interest in or any of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof, if the amount of consideration paid or transferred by the Company would exceed $300,000, other than the purchase of goods and services in the ordinary course of business;

(iv)  amend its certificate of incorporation or bylaws;

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(v)  declare, set aside or pay any dividend or other distribution, whether payable in cash, capital stock, property or otherwise, with respect to any shares of its capital stock;

(vi)  purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with (A) the relinquishment of shares by current or former directors, officers, employees, consultants or other service providers of the Company in payment of withholding Taxes upon the vesting of Restricted Stock awards, (B) the cashless or net exercise of Options (including in payment of withholding Taxes) or (C) the purchase of shares of Company Common Stock from any current or former director, officer, employee, consultant or other service provider for cash at any price less than the Merger Consideration;

(vii)  split, combine or reclassify any outstanding shares of its capital stock;

(viii)  except for (A) the Company Common Stock issuable upon exercise or conversion of Options outstanding on the date hereof (or granted after the date hereof as permitted by this Agreement), (B) the vesting of Restricted Stock awards granted prior to the execution of this Agreement (or granted after the date hereof as permitted by this Agreement) and (C) the issuance of Company Common Stock pursuant to the Fiscal 2012 Director Compensation Program, issue, grant, sell, transfer, pledge, dispose of or reprice, or authorize, propose or agree to the issuance, grant, sale, transfer, pledge, disposition by or repricing by, the Company of, any shares of, or any options, warrants, or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof;

(ix)  incur any Indebtedness or guarantee any Indebtedness of another Person, except (A) Indebtedness incurred or guaranteed in the ordinary course of business consistent with past practice which in any event shall not exceed $225,000 in the aggregate, (B) renewal or replacement of the Loan Agreement dated December 30, 2010 by and between the Company, the lenders named therein and Middlesex Savings Bank, as Administrative Agent for those lenders (the “Middlesex Loan”) on substantially the same terms or other commercially reasonable terms, (C) renewal or replacement of letters of credit outstanding on the date hereof, (D) Indebtedness related to new capital leases of equipment in an amount not to exceed $250,000 in the aggregate and (E) renewals or replacements of Indebtedness outstanding under capital leases outstanding on the date hereof or described in clause (D) above, provided that, in the case of clauses (B), (C) and (E), the amount of Indebtedness outstanding under the renewed or replacement Middlesex Loan, letters of credit and capital leases, respectively, shall not (except as permitted by clause (A)) exceed the amount of the Indebtedness outstanding thereunder on the date hereof;

(x)  make any loans, advances or capital contributions to or investments in any other Person, except for (A) extensions of credit to customers or suppliers in the ordinary course of business and (B) advances of expenses to employees in amounts that do not exceed $15,000 at any one time;

(xi)  mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien, in each case other than Permitted Liens, any assets of the Company, except pursuant to the terms of Indebtedness described in Section 5.1(b)(ix) or renewals or replacements thereof;

(xii)  (A) grant or increase any severance or termination pay to any current or former director or Executive Officer or, other than in the ordinary course of business and consistent with the terms of the Company’s severance policy disclosed in Section 5.1 of the Company Disclosure Letter, any employee of the Company, (B) execute any employment, deferred compensation or other similar agreement (or any material amendment to any such existing agreement) with any director, Executive Officer or employee of the Company, (C) increase the benefits payable under, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any compensation, severance, retention, termination, other profit-sharing, stock option or stock purchase policies, programs, arrangements or agreements, including employment

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agreements, other than pursuant to the terms of any such policies, programs, arrangements or agreements as in effect on the date hereof (it being understood that all Options and shares of Restricted Stock shall vest and become exercisable in full upon the consummation of the Merger), (D) increase the compensation, bonus or other benefits of current or former directors, Executive Officers or employees of the Company, except that, notwithstanding the foregoing, the Company may implement (1) salary increases that do not exceed $25,000 individually or $250,000 in the aggregate, and (2) corresponding increases in other forms of compensation that are based on salary, (E) adopt or establish any new Employee Benefit Plan or amend in any material respect any existing Company Employee Benefit Plan (other than renewals or replacements of existing Company Employee Benefit Plans in the ordinary course of business), or (F) provide any material benefit to a current or former director, Executive Officer or employee of the Company not required by any existing agreement or Company Employee Benefit Plan (or renewals or replacements thereof permitted by clause (E) above), except in the case of action under subsections (A) through (F), to the extent required by Law or the terms of a Company Employee Benefit Plan or written Contract in existence as of the date of this Agreement;

(xiii)  execute or amend in any material respect any employment, consulting, severance or indemnification agreement between the Company and any of its directors, officers, agents, consultants or employees, except (A) as permitted by Section 5.1(b)(xii) and (B) renewals of existing arrangements with agents and consultants on substantially similar terms;

(xiv)  enter into any collective bargaining agreement or other material obligation to any labor organization, or amend or modify any collective bargaining agreement, except as required by applicable Law;

(xv)  change any material book or Tax accounting method other than as required by GAAP or applicable Law, or make, change or rescind any material Tax election, change an annual accounting period, file any material amended Tax Return, enter into any material closing agreement with a Taxing Authority, settle any material Tax claim or assessment other than the payment of Taxes in the ordinary course of business, knowingly surrender any right to claim a refund of a material amount of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than an extension caused by validly extending the time for filing any Tax Return in the ordinary course of business), or fail to fully and timely pay any material amount of Taxes that becomes due and payable;

(xvi)  settle, compromise or otherwise resolve any disputed claim or disputed liability, any material litigation, arbitration or other legal proceeding or any other material controversy, in each case other than in an amount involving not more than $75,000 individually or $250,000 in the aggregate;

(xvii)  other than in the ordinary course of business, pay or discharge any claims, Liens or liabilities involving more than $75,000 individually or $250,000 in the aggregate;

(xviii)  make or commit to make capital expenditures after October 1, 2011 that exceed in the aggregate (A) $700,000 on or before March 31, 2012, (B) $950,000 on or before June 30, 2012 or (C) $1,200,000 on or before September 30, 2012;

(xix)  enter into or commit to enter into any Lease involving payments by the Company of more than $150,000 annually;

(xx)  enter into any agreement that materially limits or otherwise materially restricts the Company, or that would reasonably be expected to, after the Effective Time, materially limit or restrict the Parent or any Parent Subsidiary or any of their respective Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area, other than renewals of existing arrangements in the ordinary course of business;

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(xxi)  adopt a plan or agreement of, or Company Board resolutions providing for or authorizing, a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(xxii)  (A) enter into any Contract that would have been a Company Material Contract pursuant to Section 3.18(b), Section 3.18(d) (except as permitted by Section 5.1(b)(xii) or Section 5.1(b)(xiii)), Section 3.18(j) (except as permitted by Section 5.1(b)(xii) or Section 5.1(b)(xiii)), Section 3.18(k), Section 3.18(m), Section 3.18(o), Section 3.18(q), Section 3.18(s), Section 3.18(t) (except as permitted by Section 5.1(b)(ix)) or Section 3.18(u) if entered into prior to the date hereof, or (B) materially amend or modify, or otherwise waive, release or assign any material rights, claims or benefits of the Company under, any Contract described in clause (A) or any Company Material Contract disclosed in the Company Disclosure Letter pursuant to any of the Sections listed in clause (A), in each case under this clause (B) other than in the ordinary course of business;

(xxiii)  promise or commit to any employee that he or she will receive any increase in salary, bonus or other employee benefits after the Closing, unless any such commitment is consistent with prior directives or documentation provided to the Company by Parent, or make any written communication to the employees of the Company regarding any changes in their compensation after the Closing, unless such written communication is consistent in all material respects with either the terms of this Agreement or prior directives or documentation provided to the Company by Parent (in which case, the Company shall provide Parent with prior notice of and the opportunity to review and comment upon any such communications);

(xxiv)  terminate the employment of any Executive Officer of the Company other than for good reason or for cause;

(xxv)  fail to use commercially reasonable efforts to protect and maintain in full force and effect any material Company Intellectual Property owned by or exclusively licensed (with the right or obligation to protect and maintain such Intellectual Property) to the Company (including any Trade Secret);

(xxvi)  sell, assign, transfer, or grant any covenant, license, option or other right or interest to, or otherwise dispose of, any material Company Intellectual Property, except for (A) the grant of non-exclusive licenses to Intellectual Property (other than Trade Secrets) to the Company’s customers, distributors or sales representatives in the ordinary course of business) and (B) the renewal of existing Contracts in the ordinary course of business;

(xxvii)  implement any “plant closing” or “mass layoff” under the WARN Act;

(xxviii)  take any action that would reasonably be expected to have a material adverse effect on the Transactions or the Company’s ability to consummate the Transactions; or

(xxix)  take or agree to take any of the actions precluded by Section 5.1(a) or Section 5.1(b).

ARTICLE 6
ADDITIONAL AGREEMENTS

Section 6.1.  Preparation of Proxy Statement; Stockholders Meetings.

(a)  As promptly as practicable after the date hereof (but in no event later than the later of (i) fifteen (15) days following the date of this Agreement and (ii) three (3) days after Parent and Merger Sub shall have provided to the Company all of the information regarding Parent and Merger Sub reasonably requested by the Company for inclusion in the Proxy Statement), the Company shall prepare and file with the SEC the Proxy Statement in preliminary form. Each of Parent and Merger Sub shall promptly furnish in writing to the Company all information concerning Parent and Merger Sub that is required by applicable Law to be included in the Proxy Statement so as to enable the Company to comply with its obligations under this Section 6.1. Each of Parent, Merger Sub and the Company shall cooperate in good faith to determine the information regarding Parent and Merger Sub that is necessary to include in the Proxy Statement in order to satisfy applicable Law. Each of the Company, Parent and Merger Sub shall

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promptly correct any information provided by it or any of its directors, officers, employees, Affiliates, agents or other representatives for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps reasonably necessary to cause, as promptly as practicable, the Proxy Statement, as so corrected, to be filed with the SEC and mailed to the Company Stockholders as and to the extent required by applicable Law. Subject to and without limiting the rights of the Company Board pursuant to Section 6.8, the Proxy Statement shall include the Company Recommendation. Unless the Company Board shall have effected a Change in Recommendation in accordance with Section 6.8, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on the Proxy Statement prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel (it being understood that Parent, Merger Sub and their counsel shall provide any comments thereon as soon promptly as reasonably practicable). Unless the Company Board shall have effected a Change in Recommendation in accordance with Section 6.8, the Company shall provide in writing to Parent, Merger Sub and their counsel any and all comments or other communications, whether written or oral, that the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after such receipt, and unless the Company Board shall have effected a Change in Recommendation, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel) and to participate in any discussions with the SEC or its staff regarding any such comments. Unless the Company Board shall have effected a Change in Recommendation in accordance with Section 6.8, if at any time prior to receipt of the Company Stockholder Vote there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly notify Parent, Merger Sub and their counsel of such event and the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to the filing thereof with the SEC or the mailing thereof to the Company Stockholders, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel (it being understood that Parent, Merger Sub and their counsel shall provide any comments thereon as soon promptly as reasonably practicable). As promptly as practicable after the Proxy Statement Clearance Date, the Company shall mail to the Company Stockholders the Proxy Statement and all other proxy materials required to be mailed therewith. The “Proxy Statement Clearance Date” shall mean the date on which the staff of the SEC has, orally or in writing, confirmed to the Company or its counsel that it has no further comments on the Proxy Statement (or, if the staff of the SEC has not informed the Company that it intends to review the Proxy Statement, the first date following the tenth calendar day following the filing of the preliminary Proxy Statement).

(b)  As promptly as practicable following the Proxy Statement Clearance Date (or at any earlier time selected by the Company in its discretion), the Company shall establish a record date (the “Record Date”) for, duly call and give notice of a special meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Vote, regardless of whether the Company Board shall have withdrawn or modified the Company Recommendation, unless this Agreement is validly terminated pursuant to and in accordance with Article 8. The Company Stockholders Meeting shall be held promptly (and in no event later than forty (40) days) following the Proxy Statement Clearance Date. The Company shall, through the Company Board, make the Company Recommendation; provided that the Company Board may withdraw or modify the Company Recommendation to the extent permitted under Section 6.8. Unless the Company Board shall have made a Change in Recommendation, (i) the Company shall use its commercially reasonable lawful efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and shall take all other reasonable lawful action necessary or advisable to secure the Company Stockholder Vote, and (ii) without limiting the foregoing, the Company shall retain a proxy solicitation firm reasonably acceptable to Parent for the purpose of soliciting from the Company Stockholders proxies in favor of the adoption of this Agreement. Once the Company Stockholders Meeting shall have been called and noticed,

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the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent, which shall not be unreasonably withheld, conditioned or delayed (except that the Company may postpone or adjourn the Company Stockholders Meeting without such consent (i) for the absence of a quorum, (ii) to allow reasonable additional time to solicit additional votes to secure the Company Stockholder Vote, (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company believes in good faith, after consultation with outside legal counsel, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company Stockholders prior to the Company Stockholders Meeting or (iv) if the Company Board shall have determined in good faith, after consultation with outside legal counsel, that a failure to so postpone, adjourn or otherwise delay the Company Stockholders Meeting would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law). After the Company has established the Record Date, the Company will consult with Parent prior to changing the Record Date or establishing a different record date for the Company Stockholders Meeting, unless required to do so by applicable Law.

(c)  Parent shall cause all shares of Company Common Stock owned by Parent, Merger Sub or any other Parent Subsidiary to be voted in favor of the adoption of this Agreement.

Section 6.2.  Employee Benefit Matters.

(a)  Parent agrees to honor in accordance with their terms all Company Employee Benefit Plans and all employment and severance agreements in each case listed in Section 6.2 of the Company Disclosure Letter or filed as exhibits to the Company SEC Reports and all accrued benefits vested thereunder; it being understood and agreed that nothing in this Section 6.2(a) shall prevent Parent or the Surviving Corporation from amending or terminating any Company Employee Benefit Plan or other agreement in accordance with its terms and applicable Law. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (ii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (iii) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.

(b)  During any period of continued employment within the twelve (12) month period following the Effective Date, Parent agrees to provide employees of the Company who were employed by the Company immediately prior to the Closing (a “Company Employee”) with employee benefits in the aggregate not materially less favorable than those benefits currently provided by the Company generally to such employees (other than equity incentive, change in control or retention arrangements); provided that Parent shall be under no obligation to retain any employee or group of employees of the Company other than as required by applicable Law or an employment agreement listed in Section 6.2 of the Company Disclosure Letter or filed as an exhibit to the Company SEC Reports.

(c)  For purposes of all Employee Benefit Plans, programs and arrangements maintained by or contributed to by Parent or any Parent Subsidiary (including, after the Closing, the Surviving Corporation) for the benefit of Company Employees following the Closing Date, Parent shall, or shall cause its Parent Subsidiaries to, cause each such Employee Benefit Plan, program or arrangement to treat the prior service with the Company of each Company Employee (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company prior to the Closing) as service rendered to Parent or the Parent Subsidiaries, as the case may be, for purposes of eligibility to participate in and vesting thereunder (but not benefit accrual); provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit. Parent shall use commercially reasonable efforts to ensure that Company Employees shall also be given credit for any deductible or co-payment amounts paid under the Company’s “group health plan” (as defined in the Code) in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any “group health plan” maintained by Parent or any Parent Subsidiary for which deductibles or co-payments are required. Parent shall also use commercially reasonable efforts to cause

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each “group health plan” maintained by or contributed to by Parent or any of its Parent Subsidiaries (including, after the Closing, the Surviving Corporation) in which Company Employees participate, to waive any preexisting condition that was waived under the terms of any Company Employee Benefit Plan that is a “group health plan” immediately prior to the Closing or limitations as to waiting periods, physical examinations or exclusions which would otherwise be applicable to a Company Employee on or after the Closing. Parent shall cause any accrued but unused vacation, sick leave, and sabbatical time of the Company Employees as of the Closing Date to be recognized in accordance with the terms of such Company policies. For a period of twelve (12) months following the Effective Date, Parent shall cause the Company to provide such vacation, sick leave, and sabbatical time not materially less favorable than the terms of such Company policies currently in effect. In no event will Parent be obligated to extend or enlarge the benefits available under such Company policies.

(d)  Parent agrees to cause the Surviving Corporation to provide any required notice under the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), and any similar federal, state or local Law, and to otherwise comply with the WARN Act and any such other similar Law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Company Employees (including as a result of the consummation of the Transactions) and occurring from and after the Closing. At or prior to the Closing, the Company shall provide Parent with a list of employees (by location and date of termination) whose employment was terminated by the Company within 90 days prior to the Closing.

(e)  Parent, Merger Sub and the Company hereby acknowledge that the consummation of the Merger constitutes a “change of control,” “change in control” or term of similar import within the meaning of the Company Employee Benefit Plans.

Section 6.3.  Antitrust Filings.  The Company, Parent and Merger Sub shall each, as promptly as practicable, and in any event no later than ten (10) calendar days after the date of this Agreement, (a) file or cause to be filed with the Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the filings and other materials required under the HSR Act in order to consummate this Agreement, the Merger and the other Transactions and (b) file or caused to be filed any other filings required by any applicable foreign antitrust laws.

Section 6.4.  Public Statements.  Unless the Company Board shall have effected a Change in Recommendation, the Company, Parent and Merger Sub shall consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Transactions and shall not issue any such public announcement or statement prior to such consultation, except as may be required by Law or any rule of or listing agreement with a national securities exchange or trading market (provided that the disclosing party has used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent (which shall not be unreasonably withheld, delayed or conditioned) but has been unable to do so prior to the time such public announcement or statement is to be issued or made). The press release announcing the execution of this Agreement shall be issued in such form as may be mutually agreed by the Company and Parent.

Section 6.5.  Standard of Efforts.

(a)  Subject to the terms and conditions provided herein, each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the Merger and the other Transactions, including (i) obtaining all consents, approvals, authorizations and actions or non-actions required for or in connection with the consummation of the Merger and the other Transactions, (ii) the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Authority, (iii) the obtaining of all necessary consents from third parties, (iv) contesting and resisting of any action, including any legislative, administrative or judicial action, and seeking to have vacated, lifted, reversed or overturned, any Order that restricts, prevents or prohibits the consummation of the Merger or the other Transactions and (v) the execution and delivery of

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any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Unless the Company Board shall have effected a Change in Recommendation, subject to applicable Law and the instructions of any Governmental Authority, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall provide the other party and its counsel a reasonable opportunity to review and comment on any material filing or communication made in connection with the Transactions (other than 4(c) documents filed pursuant to the HSR Act) prior to the filing or making thereof and shall give reasonable and good faith consideration to any comments made by the other party and its counsel. The Company, Parent and Merger Sub agree that, unless the Company Board shall have effected a Change in Recommendation, they shall consult with each other with respect to the obtaining of all such necessary consents, approvals, authorizations, actions, non-actions and waivers of all third parties and Governmental Authorities. Notwithstanding the foregoing, the Company and the Company Board shall not be restricted from taking any action permitted by Section 6.8.

(b)  In furtherance of, and not in limitation of the foregoing, the parties shall use their respective reasonable best efforts to respond promptly to any requests for additional information made by the FTC, the DOJ or any other Governmental Authorities, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. The parties agree not to extend directly or indirectly any waiting period under the HSR Act or to enter into any agreement with a Governmental Authority to delay or not to consummate the Merger or any of the other Transactions, except with the prior written consent of the other parties hereto. Unless the Company Board shall have effected a Change in Recommendation, subject to applicable Law and the instructions of any Governmental Authority, each of Parent, Merger Sub and the Company shall (x) promptly notify the other parties of any written communication to that party from any Governmental Authority and permit the other parties to review in advance any proposed written communication to any such Governmental Authority and give reasonable and good faith consideration to any comments made by the other party and its counsel, (y) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement, the Merger or any of the other Transactions unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend, and (z) promptly furnish the other parties with copies of all correspondence, filings and written communications between it and its Affiliates and their respective representatives on the one hand, and any such Governmental Authority or its staff on the other hand, with respect to this Agreement, the Merger and the other Transactions. Unless the Company Board shall have effected a Change in Recommendation, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the Merger or any of the other Transactions as violative of any antitrust Law, or if any Order or Law is enacted, entered, promulgated or enforced by a Governmental Authority that would make the Merger or any of the other Transactions illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or any of the other Transactions, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to contest and resist any such action or proceeding and shall use its reasonable best efforts to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any of the other Transactions and to have such Order or Law repealed, rescinded or made inapplicable so as to permit consummation of the Transactions; provided that in no event shall Parent, Merger Sub or the Company have any obligation to sell, hold separate or otherwise dispose of, or agree to sell, hold separate or otherwise dispose of or conduct its business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of, Parent, Merger Sub or the Company, as the case may be (each a “Divestiture”), if such Divestiture would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the combined businesses of Parent, the Company and their respective Subsidiaries.

Section 6.6.  Notification of Certain Matters.  Unless the Company Board shall have effected a Change in Recommendation, the Company agrees to give prompt notice to Parent and Merger Sub of (i) any written notice received from any Person alleging that the consent of such Person is required in connection with the Transactions, (ii) any notice from any Governmental Authority in connection with the Transactions or (iii) any Actions pending and served or, to the knowledge of the Company, pending and not served or threatened

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against the Company that relate to the Transactions. Each of Parent and Merger Sub agrees to give prompt notice to the Company of (i) any written notice received from any Person alleging that the consent of such Person is required in connection with the Transactions, (ii) any notice from any Governmental Authority in connection with the Transactions or (iii) any Actions pending and served or, to the knowledge of Parent or Merger Sub, pending and not served or threatened against Parent or Merger Sub that relate to the Transactions. In no event shall the delivery of any notice by a party pursuant to this Section 6.6 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.7.  Access to Information; Confidentiality.

(a)  Subject to applicable Law, the Company shall, and shall cause its officers, directors, employees and agents to, afford the officers, employees, agents, accountants, counsel, financing sources and other authorized representatives of Parent and Merger Sub, at their sole cost and risk, reasonable access upon reasonable advance notice during normal business hours from the date hereof through the Effective Date to its officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall furnish Parent and Merger Sub all financial, operating and other data and information as Parent and Merger Sub through their officers, employees, agents, accountants, counsel, financing sources and other authorized representatives, may reasonably request. Parent and Merger Sub, at their sole cost and risk, shall have the right to make such due diligence investigations as Parent and Merger Sub shall deem necessary or reasonable, upon reasonable advance notice to the Company; provided, however, that any such investigations shall be conducted in such a manner as not to interfere unreasonably with or disrupt the normal operation of the business of the Company. Nothing in this Agreement shall require the Company to provide access to or disclose any information if the Company determines that such access or disclosure would be reasonably likely to result in a waiver of attorney-client privilege, work product protection or any other applicable privilege or to result in a violation of applicable Law; provided that, in each case, the Company and Parent shall cooperate in good faith to design and implement alternative procedures, if possible, to enable Parent to evaluate the substance of any such information without causing a waiver or loss of any privilege or protection or any violation. The Company shall furnish to Parent, to the extent prepared by the Company in the ordinary course of business, for the period beginning after the date of this Agreement and ending at the Effective Time, a copy of the monthly internally prepared financial statements of the Company, including statements of financial condition, results of operations and cash flows, which information shall be furnished to Parent substantially contemporaneously with the furnishing of such information to the Company Board (it being understood that any such financial statements shall be in draft form and subject to revision, shall not necessarily comply with GAAP or any other accounting standard and shall not necessarily contain the same type of information or detail as the information in the Company SEC Reports). Any investigation pursuant to this Section 6.7 shall not affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(b)  The provisions of the Confidentiality Agreement dated August 27, 2011, between Parent and the Company (the “Confidentiality Agreement”) shall remain in full force and effect in accordance with its terms. At the reasonable request of Parent, the Company shall authorize Parent and Merger Sub to disclose confidential information of the Company to any alternative financing source that shall have entered into a confidentiality agreement with the Company in form and substance reasonably satisfactory to the Company.

Section 6.8.  No Solicitation.

(a)  From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it authorize or permit any officer, director or employee of the Company to, nor shall it authorize any financial advisor, attorney or other advisor or representative of the Company to (i) solicit, initiate, or knowingly encourage or induce the submission or announcement of, any Takeover Proposal (as hereinafter defined), (ii) publicly approve, endorse or recommend to Company Stockholders, or enter into any agreement, agreement-in-principle, term sheet, letter of intent or any similar instrument (A) with respect to, any Takeover Proposal or any

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proposal or offer that would reasonably be expected to lead to a Takeover Proposal or (B) that by its express written terms requires the Company to terminate this Agreement (any such agreement, agreement-in-principle, term sheet, letter of intent or any similar instrument under clause (A) or (B), an “Alternative Acquisition Agreement”), (iii) participate or engage in any discussions or negotiations with any Person or group (excluding, for avoidance of doubt, the directors, officers, employees, financial advisors, attorneys, advisors and other representatives of the Company) other than Parent, Merger Sub or any of their Affiliates (a “Third Party,” which term shall include the directors, officers, partners, managers, employees, financial advisors, attorneys, advisors and other representatives of such Third Party and its Affiliates and potential financing sources) regarding, or furnish any confidential information relating to the Company or afford access to the business, properties, assets, books or records of the Company to any Third Party that, to the knowledge of the Company, is seeking to make or has made, any Takeover Proposal, (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement with a Third Party whom the Company has reason to believe is seeking to make or has made any Takeover Proposal, unless the Company Board (or the applicable committee thereof) determines in good faith (after consultation with its outside counsel) that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law, or (v) agree to or publicly propose to do any of the foregoing; provided, however, that notwithstanding the foregoing, if prior to the receipt of the Company Stockholder Vote, the Company receives an unsolicited written Takeover Proposal from a Third Party that did not result from a material breach of this Section 6.8, the Company shall be entitled to participate or engage in discussions or negotiations regarding such Takeover Proposal, and may provide or furnish information to the Third Party making such Takeover Proposal pursuant to a confidentiality agreement that (A) is in effect on the date hereof or (B) if not in effect on the date hereof, (1) does not prohibit the Company from complying with its obligations pursuant to this Section 6.8 and (2) contains provisions no less favorable to the Company in the aggregate than the provisions of the Confidentiality Agreement (except that such confidentiality agreement need not include any standstill provisions) (it being agreed that disclosure of the terms of the Confidentiality Agreement to such Third Party shall be deemed not to breach or violate the Confidentiality Agreement), if, prior to engaging in such discussions or negotiations or providing such confidential information, (x) the Company Board (or the applicable committee thereof) determines in good faith that such Takeover Proposal is bona fide, (y) the Company Board (or the applicable committee thereof) determines in good faith (after consultation with its financial advisor and outside counsel) that such Takeover Proposal is, or could reasonably be expected to result in or lead to, a Superior Proposal and (z) the Company Board (or the applicable committee thereof) determines in good faith (after consultation with its outside counsel) that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law. The Company shall promptly (and in any event within 24 hours) make available to Parent any non-public information relating to the Company that is made available to such Third Party which was not previously made available to Parent prior to the time it is made available to such Third Party.

(b)   Except as expressly provided by Section 6.8(c), at any time after the date hereof, neither the Company Board nor any committee of the Company Board shall:

(i)  (A) withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation, (B) adopt, approve or recommend or publicly propose to adopt, approve or recommend a Takeover Proposal, (C) following the public announcement of a Takeover Proposal (other than a Takeover Proposal contemplated in clause (D) below), fail to publicly reaffirm the Company Recommendation within ten (10) Business Days after Parent so requests in writing, (D) fail to recommend against any Takeover Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement (as defined in Rule 14d-2 under the Exchange Act) of such Takeover Proposal or (E) fail to include the Company Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Change in Recommendation”); or

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(ii)  cause or permit the Company to enter into any Alternative Acquisition Agreement relating to any Takeover Proposal.

(c) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to receipt of the Company Stockholder Vote, the Company Board (or the applicable committee thereof) may make a Change in Recommendation either:

(i)  in response to a material development or change in material circumstances occurring or arising after the date hereof, the existence and material consequences of which were not known by the Company Board at or prior to the date hereof (and not relating to any Takeover Proposal, which shall be governed as set forth in Section 6.8(c)(ii)) (such material development or change in circumstances, an “Intervening Event”); provided that, before making such Change in Recommendation, (A) the Company Board (or the applicable committee thereof) determines in good faith (after consultation with its outside counsel) that the failure to make such a Change in Recommendation would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law and (B) the Company shall have provided prior written notice to Parent at least three (3) Business Days in advance advising Parent that the Company may make such Change in Recommendation, and, during such three (3) Business Day period, the Company shall, and shall direct its financial advisors and outside counsel to, negotiate with Parent in good faith (to the extent Parent notifies the Company in writing that it desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, the Guarantee and the Equity Commitment Letter (as evidenced by a definitive agreement, a definitive guarantee and a definitive equity commitment letter executed by Parent, Merger Sub, the Guarantors and the Sponsors, as applicable, and delivered to the Company prior to the expiration of such negotiation period) so as to obviate (if possible) the need for such Change in Recommendation; or

(ii)  in circumstances relating to a Takeover Proposal; provided that, before making such Change in Recommendation or terminating this Agreement pursuant to Section 8.1(f)(i), (A) the Company Board (or the applicable committee thereof) reasonably believes that the Takeover Proposal has not been withdrawn, (B) the Company Board (or the applicable committee thereof) determines in good faith (after consultation with its financial advisor and outside counsel) that such Takeover Proposal is, or is reasonably likely to result in or lead to, a Superior Proposal, (C) the Company Board (or the applicable committee thereof) determines in good faith (after consultation with its outside counsel) that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law, (D) such Takeover Proposal shall not have resulted from any material breach or violation of this Section 6.8, and (E) the Company shall have provided prior written notice to Parent at least three (3) Business Days in advance advising Parent that the Company has received a Takeover Proposal that has not been withdrawn and that the Company Board (or the applicable committee thereof) has determined in good faith will, absent any revision to the terms and conditions of this Agreement, constitute a Superior Proposal and that the Company Board (or the applicable committee thereof) intends to effect a Change in Recommendation and/or to terminate this Agreement pursuant to Section 8.1(f)(i) (it being understood and agreed that a determination in good faith by the Company Board (or the applicable committee thereof) that such Takeover Proposal is or will be a Superior Proposal shall not, in and of itself, constitute or effect a Change in Recommendation), which notice shall specify the basis for such Change in Recommendation or termination, including the material terms and conditions of such Takeover Proposal, copies of all documents material to such Takeover Proposal and the identity of the Person or entity making such Takeover Proposal, and during such three (3) Business Day period, the Company shall, and shall direct its financial advisors and outside counsel to, negotiate with Parent in good faith (to the extent Parent notifies the Company in writing that it desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, the Guarantee and the Equity Commitment Letter (as evidenced by a definitive agreement, a definitive guarantee and a definitive equity commitment letter executed by Parent, Merger Sub, the Guarantors and the Sponsors, as applicable, and delivered to the Company prior to the expiration of such negotiation period) so that such Takeover Proposal would not be or would cease to constitute a

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Superior Proposal (it being understood and agreed that (y) the Company Board shall promptly following the receipt of any such revised proposal from Parent convene a meeting at which it will consider such proposal in accordance with this clause (E) and (z) any material amendment to the financial terms or other material terms of such Takeover Proposal shall require a new written notification from the Company under this Section 6.8(c), except that the applicable time period shall be reduced from three (3) Business Days to 48 hours).

(d)  The Company will, and will direct each officer, director, employee, financial advisor, attorney or other advisor or representative of the Company to, cease immediately and cause to be terminated all discussions or negotiations with any Third Parties conducted prior to the date hereof with respect to any Takeover Proposal.

(e)  Nothing set forth in this Section 6.8 or elsewhere in this Agreement shall prohibit the Company or the Company Board from (i) complying with Rule 14e-2 under the Exchange Act or Rule 14d-9 under the Exchange Act with respect to a Takeover Proposal, or (ii) complying with its disclosure obligations if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to disclose would reasonably be expected to be inconsistent with its obligations under applicable Law. For avoidance of doubt, nothing set forth in this Section 6.8 or elsewhere in this Agreement shall prohibit the Company or the Company Board from issuing a “stop, look and listen” statement or other communication pending disclosure of its position, as contemplated by Rule 14e-2 or Rule 14d-9 under the Exchange Act.

(f)  For purposes of this Agreement:

(i)  “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent, Merger Sub or any of their Affiliates) or “group” as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder (collectively, “Person or Group”) relating to any acquisition, tender offer or exchange offer, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other transaction or series of transactions (A) that would result in the acquisition of assets or businesses that constitute, represent or generate 20% or more of the total revenue or total assets of the Company (based on the fair market value thereof, as determined in good faith by the Company Board), or (B) following which (x) such Person or Group would beneficially hold, directly or indirectly, 20% or more of the outstanding shares of capital stock of the Company or (y) the Company Stockholders as of immediately prior to such transaction or series of transactions would hold, directly or indirectly, 80% or less of the outstanding equity interests of the surviving or resulting entity immediately following such transaction or series of transactions, in each case other than the Transactions.

(ii)  “Superior Proposal” means any written Takeover Proposal that would result in: (A) the Company Stockholders as of immediately prior to such transaction holding, directly or indirectly, less than 90% of the outstanding equity interests of the surviving or resulting entity immediately following such transaction, or (B) the acquisition by any Person or Group, directly or indirectly, of substantially all the assets of the Company, in each case on terms that the Company Board (or the applicable committee thereof) determines in its good faith judgment (after consultation with its financial advisor and outside counsel), taking into account all relevant factors, including, among other things, the legal, regulatory and financial aspects of such Takeover Proposal and this Agreement, the identity of the Third Party making the Takeover Proposal (including whether stockholder approval of such Third Party is required), stockholder litigation, breakup fee and expense reimbursement provisions, expected timing and risk, the need for financing, likelihood of consummation and other aspects of the proposal that the Company Board (or the applicable committee thereof) deems relevant, (x) would, if consummated, result in a transaction that is more favorable to the Company Stockholders (in their capacity as stockholders) than the Transactions (taking into account the terms of any bona fide written offer made by Parent to modify the terms of the Transactions) and (y) is reasonably capable of being completed on the terms proposed.

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(g)  In addition to the other obligations of the Company set forth in this Section 6.8, the Company shall promptly (and in any event within 24 hours after any director or Executive Officer of the Company shall receive notice of the receipt thereof) advise Parent of (i) any request for information or for access to the properties, books or records of the Company by any Third Party that, to the knowledge of the Company, is seeking to make or has made, any Takeover Proposal, or (ii) any inquiry with respect to or which could reasonably be expected to result in or lead to a Takeover Proposal, including in each case the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the Person making the same. The Company will keep Parent informed as promptly as practicable in all material respects of the status and details (including material modifications or proposed modifications) of any such request, Takeover Proposal or inquiry.

(h)  Notwithstanding any other provision of this Agreement, the Company shall have no obligation to make any disclosure or take any other action that would constitute a breach or violation of any Contract outstanding on the date hereof.

Section 6.9.  Indemnification and Insurance.

(a)  Parent and Merger Sub agree that all rights to indemnification and exculpation by the Company now existing in favor of each individual who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or an employee of the Company or who acts as a fiduciary under any of the Company Employee Benefit Plans (each an “Indemnified Party”) as provided in the Company’s certificate of incorporation or bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, including provisions relating to the advancement of expenses incurred in the defense of any action, suit or other proceeding, shall survive the Merger and shall remain in full force and effect for a period of not less than six (6) years after the Effective Time. From and after the Effective Time, Parent and the Surviving Corporation shall be jointly and severally liable to pay and perform in a timely manner such indemnification obligations.

(b)  Prior to the Effective Time, the Company shall purchase one or more six-year, prepaid “tail” policies on the Company’s directors’ and officers’ liability insurance policies in effect on the date of this Agreement or comparable coverage (the “D&O Insurance”) in respect of actions or omissions occurring prior to the Effective Time; provided, that in no event shall the cost of such tail policy exceed 300% of current annual premiums paid by the Company for such insurance (the “Maximum Amount”); and provided, further , that if the cost of the D&O Insurance exceeds the Maximum Amount, the Company shall obtain one or more policies with the greatest coverage available or a cost not exceeding the Maximum Amount. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policies in full force and effect and continue to honor their respective obligations thereunder for a period of six years after the Effective Time.

(c)  The obligations of Parent and the Surviving Corporation under this Section 6.9 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Party to whom this Section 6.9 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.9 applies shall be third-party beneficiaries of this Section 6.9, each of whom may specifically enforce the provisions of this Section 6.9).

(d)  If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges or converts into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation, merger or conversion or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9.

Section 6.10.  Section 16 Matters. Prior to the Effective Time Parent, Merger Sub and the Company shall take all such steps as may be required to cause the transactions contemplated by Section 2.4 and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of

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Parent equity securities (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.11.  Financing.

(a)  Each of Parent and Merger Sub shall take, or cause to be taken, all actions necessary, proper or advisable to arrange and obtain the proceeds of the Equity Financing on the terms and conditions described in the Equity Commitment Letter, including: (i) entering into definitive agreements with respect thereto, (ii) satisfying, or causing to be satisfied, on a timely basis all conditions applicable to, and within the control of, Parent, Merger Sub or their respective representatives in such definitive agreements and (iii) causing such Equity Financing to be funded at the Closing such that Parent or Merger Sub may pay all of the amounts payable by them in connection with the Merger and the other Transactions.

(b)  Parent shall not agree to any amendment or modification to, or grant any waiver of, any condition or other provision under the Equity Commitment Letter without the prior written consent of the Company to the extent any such amendment, modification or waiver would reduce the aggregate amount of cash proceeds available from the Equity Financing to fund the Merger and the other Transactions (as compared to the amount of such aggregate proceeds contemplated under the Equity Financing as in effect on the date hereof) or would impose new or additional conditions that would be reasonably likely to (i) prevent or materially delay or impair the ability of Parent or Merger Sub to consummate the Merger and the other Transactions or (ii) adversely impact the ability of Parent or Merger Sub to enforce their respective rights against the other parties to the Equity Commitment Letter. Parent shall not release or consent to the termination of the obligations of the other parties to the Equity Commitment Letter, except for assignments and replacements of investors in accordance with the express terms of the Equity Commitment Letter. Notwithstanding anything to the contrary set forth herein, Parent shall have the right to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Equity Commitment Letter or any definitive agreements with respect to the Equity Financing, and/or substitute debt or other equity financing for all or any portion of the Equity Commitment Letter from the same and/or alternative financing sources; provided that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Equity Commitment Letter or such definitive agreements with respect to the Equity Commitment Letter and/or substitution for all or any portion of the Equity Commitment Letter shall not (i) expand upon the conditions contained therein in any way or prevent or cause any delay of the consummation of the Merger or the other Transactions or (ii) otherwise result in financing terms that are materially less favorable, in the aggregate, to Parent, Merger Sub and the Company than those in the Equity Commitment Letter as in effect on the date hereof.

(c)  If any portion of the Equity Financing becomes or could become unavailable in the manner or from the sources contemplated in the Equity Commitment Letter, (i) Parent shall immediately so notify the Company in writing and (ii) Parent and Merger Sub shall arrange and obtain, and negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative sources in an amount sufficient to consummate the Merger and the other Transactions on terms and conditions not materially less favorable, in the aggregate, to Parent, Merger Sub and the Company than those in the Equity Commitment Letter as in effect on the date hereof, as promptly as practicable following the occurrence of such event.

(d)  Parent shall (i) furnish to the Company complete, correct and executed copies of the agreements for the Equity Financing or any alternative financing promptly upon their execution, (ii) give the Company prompt notice of any breach or threatened breach of which Parent or Merger Sub is or becomes aware by any party to any of the Equity Commitment Letter, any alternative financing commitment or any alternative financing agreement of which Parent or Merger Sub is or becomes aware or any termination or threatened termination thereof, and (iii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Equity Financing (or any alternative financing).

(e)  For the avoidance of doubt, Parent and Merger Sub acknowledge and agree that neither the obtaining of the Equity Financing nor any alternative financing, including any debt financing, is a condition to the obligations of Parent and Merger Sub to consummate the Merger and the other

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Transactions and reaffirm their obligations to consummate the Merger and the other Transactions irrespective and independently of the availability of the Equity Financing or any alternative financing, subject to fulfillment or waiver of the conditions set forth in Article 7.

Section 6.12.  Financing Cooperation.  The Company shall use its commercially reasonable efforts to, and shall direct its officers, directors, employees and other advisors or representatives to use their commercially reasonable efforts to, provide all cooperation that is customary and reasonable in connection with the arrangement of any debt financing or other alternative financing as may be reasonably requested in writing by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company), including (a) participation in a reasonable number of meetings, due diligence sessions and lender presentations, (b) assisting with the preparation of confidential information memoranda and similar documents, (c) furnishing Parent and its debt or other financing sources with such pertinent and customary information regarding the Company, including all presently available financial statements, financial projections and other financial data, in each case as reasonably requested in writing by Parent, (d) executing and delivering any customary placement agreements, pledge and security documents, other definitive financing documents or other requested certificates or documents, including a customary solvency certificate executed by the Chief Financial Officer of the Company on behalf of the Company (provided that such documents will not take effect until the Effective Time), and (e) obtaining any intellectual property assignment agreements relating to the Company Intellectual Property, and making all necessary filings with governmental registration agencies to update ownership title in, and to effectuate the release of, any security interests granted in the Company Intellectual Property, in each case as reasonably requested in writing by Parent. Notwithstanding the foregoing, neither the Company nor any of its officers, directors, employees and other advisors and representatives shall be required to take any action that would subject any of them to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Equity Financing or any alternative financing or any cooperation provided pursuant to this Section 6.12, prior to the Effective Time, unless such action is contingent upon the Closing. Parent shall promptly, upon request by the Company, reimburse the Company and its officers, directors, employees and other advisors and representatives for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by them in connection with the cooperation of the Company contemplated by this Section 6.12. Parent and Merger Sub shall jointly and severally indemnify, defend and hold harmless the Company and its officers, directors, employees and other advisors and representatives from and against any and all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions undertaken pursuant to this Section 6.12.

Section 6.13.  Tax Withholding on Restricted Stock.  As promptly as practicable after the date hereof, the Company will provide the Parent with a list of the names of holders of shares of Restricted Stock (and the number of such shares owned by such holder) for which a valid election under Code §83(b) has not been made and which is non-transferable and subject to a substantial risk of forfeiture within the meaning of Code §83 (such shares, “Compensatory Restricted Stock”). In addition, the Company shall promptly provide updates to such information with respect to Compensatory Restricted Stock and other records and information from time to time reasonably requested by Parent or the Exchange Agent so that the amount of any applicable withholding Taxes can be properly determined with respect to any payments to be made in connection with the Closing in respect of Compensatory Restricted Stock.

ARTICLE 7
CONDITIONS TO THE MERGER

Section 7.1.  Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

(a)  Stockholder Approval.  The Company Stockholder Vote shall have been obtained.

(b)  Antitrust Waiting Period.  Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

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(c)  No Injunctions or Restraints.  No Governmental Authority of competent jurisdiction in the United States shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time and that has the effect of making the Merger illegal in the United States or that has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States, or (ii) issued or granted any Order that is in effect as of immediately prior to the Effective Time and that has the effect of making the Merger illegal in the United States or that has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States; provided, however, that the party seeking to assert this condition shall have used those efforts required hereunder to resist, lift or resolve such Law, Order or other legal restraint or prohibition.

Section 7.2.  Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable Law, the waiver on or prior to the Closing Date of each of the following conditions:

(a)  Representations and Warranties.  Each representation and warranty of the Company set forth in this Agreement (other than the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.3(b), Section 3.9 and Section 3.21) that is qualified by reference to a Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date, except to the extent such representation and warranty expressly relates to an earlier time (in which case as of such earlier time). Each representation and warranty of the Company set forth in this Agreement (other than the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.3(b), Section 3.9 and Section 3.21) that is not so qualified shall be true and correct as of the date of this Agreement and as of the Closing Date, except to the extent such representation and warranty expressly relates to an earlier time (in which case as of such earlier time), other than where the failures to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect; provided that for purposes of determining the satisfaction of the second sentence of this Section 7.2(a), the representations and warranties of the Company shall be deemed not to be qualified by any references therein to materiality. Each representation and warranty of the Company set forth in Section 3.1, Section 3.3(a), Section 3.3(b), Section 3.9 and Section 3.21 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date. Each representation and warranty of the Company set forth in Section 3.2 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, except where the failure to be so true and correct would not result in the payment by Parent or the Surviving Corporation of aggregate Merger Consideration in excess of $500,000 over the aggregate Merger Consideration that would have been payable by Parent or the Surviving Corporation in the absence of such failure to be true and correct.

(b)  Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)  Absence of Material Adverse Effect.  Since the date of this Agreement, there shall have been no condition, circumstance, event, change, occurrence, state of facts or effect that has had or would reasonably be expected to have a Company Material Adverse Effect.

(d)  Company Closing Certificate.  Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied as of the Closing.

(e)  SEC Filings.  The Company shall have filed all Company SEC Reports required to be filed with the SEC prior to the Effective Time and that are required to contain financial statements.

(f)  FIRPTA Certificate.  The Company shall deliver to Parent an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

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Section 7.3.  Conditions to the Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or, to the extent permitted by applicable Law, the waiver on or prior to the Closing Date of each of the following conditions:

(a)  Representations and Warranties.  Each representation and warranty of Parent and Merger Sub set forth in this Agreement (other than the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3(a), Section 4.3(b), Section 4.5, Section 4.7(a), Section 4.9, Section 4.11 and Section 4.12) that is qualified by reference to a Parent Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date, except to the extent such representation and warranty expressly relates to an earlier time (in which case as of such earlier time). Each representation and warranty of Parent and Merger Sub set forth in this Agreement (other than the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3(a), Section 4.3(b), Section 4.5, Section 4.7(a), Section 4.9, Section 4.11 and Section 4.12) that is not so qualified shall be true and correct as of the date of this Agreement and as of the Closing Date, except to the extent such representation and warranty expressly relates to an earlier time (in which case as of such earlier time), other than where the failures to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect; provided that for purposes of determining the satisfaction of the second sentence of this Section 7.3(a), the representations and warranties of Parent and Merger Sub shall be deemed not qualified by any references therein to materiality. Each representation and warranty set forth in Section 4.1, Section 4.2, Section 4.3(a), Section 4.3(b), Section 4.5, Section 4.7(a), Section 4.9, Section 4.11 and Section 4.12 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date.

(b)  Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c)  Parent Closing Certificate.  The Company shall have received a certificate signed on behalf of Parent and Merger Sub by the respective chief executive officers and chief financial officers of Parent and Merger Sub to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied as of the Closing.

ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER

Section 8.1.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after this Agreement has been adopted by the Company Stockholder Vote:

(a)  by mutual written consent of Parent, Merger Sub and the Company;

(b) by either the Company or Parent, if the Merger has not been consummated on or prior to July 16, 2012 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure (for purposes of Parent, including any failure by Merger Sub) to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date;

(c)  by either the Company or Parent, if (A) any Law enacted, issued or promulgated by any Governmental Authority of competent jurisdiction in the United States that has the effect of making the Merger illegal in the United States or that has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States shall be in effect or (B) any Order issued or granted by any Governmental Authority of competent jurisdiction in the United States that has the effect of making the Merger illegal in the United States or that has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States shall be in effect and shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) (for purposes of Parent, including Merger Sub) shall have used those efforts required hereunder (including under Section 6.5) to resist, lift or resolve such Law or Order;

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(d)  by either the Company or Parent, if upon a vote at a duly held Company Stockholders Meeting the Company Stockholder Vote shall not have been obtained; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.1(d) if Parent or Merger Sub is in breach of its obligations pursuant to Section 6.1(c); and provided, further, that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if the failure to obtain the Company Stockholder Vote shall have been caused by the action or failure to act of the Company, which action or failure to act constitutes a material breach by the Company of this Agreement;

(e)  by Parent, at any time prior to the receipt of the Company Stockholder Vote, if:

(i)  the Company Board shall have effected a Change in Recommendation;

(ii)  the Company shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, or any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, which breach, failure to perform or inaccuracy (A) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), and (B) is incapable of being cured or has not been cured by the Company by the earlier of (1) twenty (20) Business Days after the Company shall have received written notice from Parent of such breach, failure to perform or inaccuracy and (2) the close of business on the third Business Day before the Outside Date; or

(iii)  the Company shall have breached any of its obligations under Section 6.8 in any material respect;

provided that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to Parent if Parent’s or Merger Sub’s breach of any provision of this Agreement would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied; or

(f)  by the Company, at any time prior to the receipt of the Company Stockholder Vote, if:

(i)  (A) the Company Board has received a Superior Proposal, (B) the Company has complied with its obligations pursuant to Section 6.8 in all material respects, (C) the Company Board (or the applicable committee thereof) concurrently approves, and the Company substantially concurrently with the termination of this Agreement enters into, an Alternative Acquisition Agreement with respect to such Superior Proposal and (D) the Company, prior to, or substantially concurrently with, such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.3(a); or

(ii)  Parent or Merger Sub shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, or any representation or warranty of the Parent or Merger Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, which breach, failure to perform or inaccuracy (A) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is incapable of being cured or has not been cured by Parent or Merger Sub by the earlier of (1) twenty (20) Business Days after Parent or Merger Sub shall have received written notice from the Company of such breach, failure to perform or inaccuracy and (2) the close of business on the third Business Day before the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 8.1(f)(ii) shall not be available to the Company if the Company’s breach of any provision of this Agreement would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied; or

(g)  by the Company, at any time prior to the Effective Time, if (i) all of the conditions set forth in Section 7.1 and Section 7.2 shall have been satisfied or, to the extent permitted by applicable Law, waived, (ii) the Company has confirmed by written notice to Parent that it is ready, willing and able to consummate the Merger, and (iii) Parent and Merger Sub shall have failed to consummate the Merger within two (2) Business Days following the date the Closing should have occurred pursuant to Section 1.3.

The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

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Section 8.2.  Effect of Termination. Upon the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void, without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party), except for the provisions of (i) the last two sentences of Section 6.12, (ii) Section 8.2, Section 8.3, Section 8.4 and Section 8.5 and (iii) Article 9, which shall survive such termination; provided that none of the Company, Parent and Merger Sub shall be relieved or released from any liabilities or damages arising out of its willful and intentional breach of any provision of this Agreement. Without limiting the generality of the foregoing, any failure of Parent and Merger Sub to satisfy the payment obligations hereunder upon satisfaction of the conditions set forth in Section 7.1 and Section 7.2, as applicable, will constitute a material breach of this Agreement. The Guarantee and the Confidentiality Agreement shall not be affected by the termination of this Agreement.

Section 8.3.  Fees and Expenses.

(a)  If this Agreement is terminated pursuant to Section 8.1(e)(i), the Company shall promptly, but in no event later than two (2) Business Days after termination of this Agreement, pay Parent or its designee (if prior to termination Parent shall have notified the Company of such designee and provided all necessary payment instructions) a fee in immediately available funds of $2,500,000 (the “Termination Fee”). If this Agreement is terminated pursuant to Section 8.1(f)(i), the Company shall pay Parent or its designee (if prior to termination Parent shall have notified the Company of such designee and provided all necessary payment instructions) the Termination Fee in immediately available funds before or substantially concurrently with such termination.

(b)  If (i) this Agreement is terminated (A) by the Company or Parent pursuant to Section 8.1(b) or Section 8.1(d) and at any time on or after the date hereof and prior to the Company Stockholders Meeting a Takeover Proposal shall have been publicly announced or otherwise publicly communicated to the Company Stockholders and not withdrawn prior to the Company Stockholders Meeting or (B) by Parent pursuant to Section 8.1(e)(iii), (ii) at the time of termination neither Parent nor Merger Sub was in breach of any provision of this Agreement that would give rise to a failure of any of the conditions set forth in Section 7.3(a) or Section 7.3(b) to be satisfied at the time of termination and (iii) within twelve (12) months after the date of the Company Stockholders Meeting, the Company enters into a Contract (other than a confidentiality agreement contemplated by Section 6.8) to effect or consummates any Takeover Proposal (including but not limited to the Takeover Proposal referred to in clause (i)), the Company shall pay Parent or its designee the Termination Fee (less any Parent Expenses previously reimbursed pursuant to Section 8.3(c)) no later than the second Business Day after the consummation (if any) of such transaction, provided that, for purposes of clauses (i) and (iii) of this Section 8.3(b), “Takeover Proposal” shall have the meaning ascribed thereto in Section 6.8(f) except that references in Section 6.8(f) to “20%” and “80%” shall be replaced by “50%.”

(c)  In the event (i) this Agreement is terminated by the Company pursuant to Section 8.1(d), under circumstances in which the Termination Fee is not then payable pursuant to Section 8.3(b), or pursuant to Section 8.1(e)(ii) or Section 8.1(e)(iii) and (ii) at the time of termination neither Parent nor Merger Sub was in breach of any provision of this Agreement that would give rise to a failure of any of the conditions set forth in Section 7.3(a) or Section 7.3(b) to be satisfied at the time of termination, then the Company shall, following receipt of an invoice therefor, promptly (in any event within two Business Days) pay up to $1,000,000 of Parent’s reasonable and documented out-of-pocket fees and expenses (including legal fees and expenses) incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the Transactions (the “Parent Expenses”), by wire transfer of same day funds to one or more accounts designated by Parent; provided, that the existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to Section 8.3(b) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 8.3(c); provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 8.3(c) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.3(b).

(d)  In the event (i) this Agreement is terminated by the Company pursuant to Section 8.1(f)(ii) or Section 8.1(g) and (ii) at the time of termination the Company was not in breach of any provision of this

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Agreement that would give rise to a failure of any of the conditions set forth in Section 7.2(a) or Section 7.2(b) to be satisfied at the time of termination, then Parent shall promptly, but in no event later than two (2) Business Days after termination of this Agreement, pay or cause to be paid to the Company a fee in immediately available funds of $5,000,000 (the “Reverse Termination Fee”).

(e)  Except as set forth in this Section 8.3, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that all fees payable under or pursuant to the HSR Act and foreign antitrust or competition Laws shall be borne by the Parent, whether or not the Transactions are consummated.

(f)  The parties hereto acknowledge that the damages resulting from termination of this Agreement under circumstances in which the Termination Fee, Parent Expenses or the Reverse Termination Fee is payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to this Section 8.3 are reasonable forecasts of the actual damages which may be incurred, and in the event that Parent or the Company shall receive full payment pursuant to this Section 8.3, the receipt of Parent Expenses or the Termination Fee by the Parent or the Reverse Termination Fee by the Company, in each case, shall be deemed to be liquidated damages, and not a penalty, for any and all losses or damages suffered or incurred by Parent, Merger Sub, the Company, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, the Company, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against any party to this Agreement or any of its Affiliates for damages or any equitable relief arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination. Under no circumstances shall (i) the Company be obligated to pay more than one (1) Termination Fee or (ii) Parent or Merger Sub be obligated to pay more than one (1) Reverse Termination Fee.

Section 8.4.  Amendment.  This Agreement may be amended by the parties hereto, without the need to receive approval of any third-party beneficiaries, at any time before or after approval of this Agreement and the Transactions by the respective boards of directors or stockholders of the parties hereto; provided, however, that after any such approval by the Company Stockholders, no amendment shall be made that in any way materially adversely affects the rights of such stockholders (other than a termination of this Agreement in accordance with the provisions hereof) without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.5.  Waiver.  Any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

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ARTICLE 9
GENERAL PROVISIONS

Section 9.1.  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by nationally recognized overnight courier or by facsimile (upon confirmation of receipt) to the parties at the following addresses or at such other address(es) for a party as such party shall specify by like notice:

(a)  if to the Company:

SeraCare Life Sciences, Inc.
37 Birch Street
Milford, Massachusetts
Attention: Chief Executive Officer
Fax: (508) 634-3334

with a copy to:

Foley Hoag LLP
Seaport West
155 Seaport Boulevard
Boston, Massachusetts 02210-2600
Attention: John D. Hancock, Esq.
Fax: 617-832-7000

(b)  if to Parent or Merger Sub:

Project Plasma Holdings Corporation
c/o Linden LLC
111 S. Wacker Drive, Suite 3350
Chicago, Illinois 60606
Attention: Brian Miller
         William Drehkoff
Fax: (312) 506-5601

with a copy to:

Kirkland & Ellis LLP
300 N. LaSalle Drive
Chicago, Illinois 60654
Attention: Ted H. Zook, P.C.
         Gerald T. Nowak, P.C.
         Robert A. Wilson
Fax: 312-862-2200

Notice so given shall (in the case of notice so given by mail or nationally recognized overnight courier) be deemed to be given when received and (in the case of notice so given by facsimile or personal delivery) on the date of actual transmission or personal delivery, as the case may be.

Section 9.2.  Representations and Warranties.  The representations and warranties contained in this Agreement shall not survive the Effective Time. Except for the representations and warranties contained in Article 3 of this Agreement, the Company has not made any representation or warranty, expressed or implied, as to the Company or as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent or Merger Sub and any of their respective representatives, and none of the Company or any stockholder shall have or be subject to any liability to Parent or Merger Sub, or Parent’s or Merger Sub’s use of or reliance on, any such information or any information, documents or material made available to Parent in any form in expectation of, or in connection with, the Transactions. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the parties in this Agreement, each of Parent and Merger Sub agrees that the Company does not make and has

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not made any representation or warranty with respect to (i) any projections, forecasts, estimates, plans or budgets of or for future revenues or expenses, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or the future business, operations or affairs of the Company heretofore or hereafter delivered to or made available to it, or (ii) any other information, statements or documents heretofore or hereafter delivered to or made available to it, including any information in any data room, with respect to the Company or the business, operations or affairs of the Company, except to the extent and as expressly covered by a representation and warranty made in this Agreement.

Section 9.3.  Knowledge Qualifiers.  “To the knowledge of the Company” and similar phrases mean the actual knowledge of the individuals described in Section 9.3 of the Company Disclosure Letter.

Section 9.4.  Interpretations.  When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.5.  Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(a)  Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any state or federal court located in the State of Delaware or in the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement, the Merger or any of the other Transactions, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement, the Merger or any of the other Transactions in any court other than a state or federal court located in the State of Delaware or the Court of Chancery of the State of Delaware.

(b)  Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the Transactions.

Section 9.6.  Counterparts; Facsimile Transmission of Signatures.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 9.7.  Assignment; No Third Party Beneficiaries.

(a)  This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void; provided, however, that prior to the Closing, Parent and Merger Sub may assign this Agreement (in whole but not in part) to any of their respective Affiliates and/or collaterally assign this Agreement to any parties providing debt financing pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such financing).

(b)  Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except that (i) from and after the Closing, each Indemnified Party is an intended third-party beneficiary of Section 6.9, and such Persons may specifically enforce such

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provisions and (ii) each Person identified in Section 6.12 is an intended third-party beneficiary of Section 6.12, and such Persons may specifically enforce such provisions; provided that, prior to the Closing, no consent of the third-party beneficiaries shall be required to amend Section 6.9 or Section 6.12 pursuant to Section 8.4.

Section 9.8.  Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such illegality, invalidity or unenforceability shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 9.9.  Entire Agreement.  This Agreement, the Equity Commitment Letter, the Guarantee and the Confidentiality Agreement contain all of the terms of the agreement of the parties hereto with respect to the subject matter hereof.

Section 9.10.  Parent Guarantee.  Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.10.

Section 9.11.  Remedies.

(a)  Remedies of Parent and Merger Sub.

(i)  Specific Performance.  Prior to the valid termination of this Agreement pursuant to Article 8, Parent and Merger Sub shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by the Company in the courts described in Section 9.5 and to enforce specifically the terms and provisions hereof, including the Company’s obligation to consummate the Merger. The election to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit Parent or Merger Sub from, in the alternative, seeking to terminate the Agreement and collect the Termination Fee or Parent Expenses under Section 8.3(a), Section 8.3(b) or Section 8.3(c) as applicable.

(ii)  Termination Fee.  Parent shall be entitled to payment of the Termination Fee if and when payable pursuant to Section 8.3(a) and Section 8.3(b) hereof.

(iii)  Expense Reimbursement.  Parent shall be entitled to reimbursement of Parent Expenses if and when payable pursuant to Section 8.3(c) hereof.

(iv)  Termination.  Parent and Merger Sub shall be entitled to terminate this Agreement in accordance with Article 8 hereof.

(v)  Monetary Damages.  Other than in the case of fraud, in no event shall Parent, Merger Sub or any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees have the right to seek or obtain money damages from the Company or any of its former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees under this Agreement (whether at law or in equity, in contract, in tort or otherwise) other than the right of Parent and Merger Sub to payment of the Termination Fee or Parent Expenses pursuant to Section 8.3(a), Section 8.3(b) and Section 8.3(c), as applicable.

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(b)  Remedies of the Company.

(i)  Specific Performance.  Prior to the valid termination of this Agreement pursuant to Article 8, the Company shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by Parent and Merger Sub in the courts described in Section 9.5 and to enforce specifically the terms and provisions hereof; provided that the Company shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to enforce Parent’s and Merger Sub’s obligations to cause the Equity Financing to be funded and to consummate the Merger only in the event that each of the following conditions has been satisfied: (A) the conditions set forth in Section 7.1 and Section 7.2 (other than conditions that by their nature are to be satisfied at the Closing) have been satisfied on the date the Closing should have been consummated pursuant to the terms of this Agreement but for the failure of the Equity Financing to be funded, and (B) the Company has confirmed in writing to Parent that if the Equity Financing is funded, then it would take all such actions that are within its control to cause the Closing to occur. Notwithstanding the foregoing, the Company agrees to cause any Action, including any Action seeking an injunction, specific performance or other equitable relief, to be dismissed with prejudice at such time as Parent and Merger Sub consummate the Merger and the other Transactions in accordance with this Agreement (but such dismissal shall not be a condition thereto). In no event shall the Company be entitled to seek the remedy of specific performance of Parent’s and Merger Sub’s obligations to cause the Equity Financing to be funded and to consummate the Merger other than solely under the specific circumstances and as specifically set forth in this Section 9.11(b)(i). The election to pursue an injunction, specific performance or other equitable remedy shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate the Agreement and collect the Reverse Termination Fee under Section 8.3(d); provided that in no event shall the Company be permitted to pursue an injunction, specific performance or other equitable remedy under this Agreement following the payment of the Reverse Termination Fee. For the avoidance of doubt, the Company shall be entitled to enforce its rights (by litigation or otherwise) as a third-party beneficiary of the Equity Commitment Letter in the event that the conditions in this Section 9.11(b)(i) are satisfied.

(ii)  Reverse Termination Fee.  The Company shall be entitled to payment of the Reverse Termination Fee if and when payable pursuant to Section 8.3(d) hereof.

(iii)  Termination.  The Company shall be entitled to terminate this Agreement in accordance with Article 8 hereof.

(iv)  Equity Commitment Letter and Guarantee.  For the avoidance of doubt, the Company shall have the remedies set forth in each of the Equity Commitment Letter and the Guarantee.

(v)  Monetary Damages.  Other than in the case of fraud, in no event shall the Company or any of its former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates or assignees have the right to seek or obtain money damages from Parent or Merger Sub or any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees under this Agreement (whether at law or in equity, in contract, in tort or otherwise) other than the right of the Company to payment of the Reverse Termination Fee pursuant to Section 8.3(d); provided, however, that this Section 9.11(b)(v) shall not limit or restrict the remedies available under the Confidentiality Agreement, the Equity Commitment Letter, the Guarantee and the indemnification and reimbursement obligations of Parent contained in Section 6.12.

(c)  Acknowledgement Regarding Available Remedies.  The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger and the other Transactions) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) the parties shall be entitled to an injunction or

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injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.5 without proof of damages or otherwise, (ii) the provisions set forth in Section 8.3 are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and shall not be construed to diminish or otherwise impair in any way any party’s right to specific performance and (iii) such rights of specific enforcement are an integral part of the Transactions and without such rights, neither the Company nor Parent would have entered into this Agreement. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(d)  Sole Remedy.  The parties hereto acknowledge and agree that the remedies provided for in this Section 9.11 shall be the parties’ sole and exclusive remedies for any breaches of this Agreement or any claims relating to the Transactions. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action, known or unknown, foreseen or unforeseen, which exist or may arise in the future, that such party may have against the other party or any of its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives arising under or based upon any federal, state or local law (including any securities law, common law or otherwise) for any breach of the representations and warranties or covenants contained in this Agreement.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

SERACARE LIFE SCIENCES, INC.

By:	/s/ Gregory A. Gould
Name:	Gregory A. Gould
Title:	Interim President and Chief Executive Officer and Chief Financial Officer

PROJECT PLASMA HOLDINGS CORPORATION

By:	/s/ Eric C. Larson
Name:	Eric C. Larson
Title:	Vice President and Assistant Secretary

PROJECT PLASMA MERGER CORP.

By:	/s/ Eric C. Larson
Name:	Eric C. Larson
Title:	Vice President and Assistant Secretary

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Annex A-2

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of February 27, 2012 (this “Amendment”), is entered into by and among Project Plasma Holdings Corporation, a Delaware corporation (“Parent”), Project Plasma Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and SeraCare Life Sciences, Inc., a Delaware corporation (the “Company”).

WHEREAS, the parties hereto are parties to that certain Agreement and Plan of Merger, dated as of February 12, 2012 (the “Merger Agreement”);

WHEREAS, pursuant to Section 8.4 of the Merger Agreement, the parties hereto desire to amend the Merger Agreement as set forth in this Amendment; and

WHEREAS, all necessary actions to make this Amendment a valid agreement of the parties hereto have been taken,

NOW THEREFORE, for and in consideration of the premises and mutual agreements herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  Defined Terms.  Unless the context otherwise requires: (a) capitalized terms used herein that are not otherwise defined herein shall have the meaning assigned to such terms in the Merger Agreement; (b) references to Sections mean reference to Sections of the Merger Agreement, unless stated otherwise; and (c) rules of construction applicable pursuant to the Merger Agreement are also applicable herein.

2.  Amendment to Merger Agreement.  The Merger Agreement shall be, and hereby is, amended as follows:

Exhibit C to the Merger Agreement shall be amended and restated as set forth in Exhibit C as attached hereto, which shall be for all purposes “Exhibit C” to the Merger Agreement, as amended.

3.  Ratification of Merger Agreement; No Further Amendment; Full Force and Effect.  The Merger Agreement, as amended by this Amendment, is in all respects ratified and confirmed, and this Amendment shall be deemed part of the Merger Agreement. Except as otherwise expressly provided in this Amendment, all of the terms and conditions of the Merger Agreement remain unchanged and continue in full force and effect. This Amendment shall form a part of the Merger Agreement for all purposes, and each party hereto and thereto shall be bound hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

4.  Governing Law.  This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

5.  Entire Agreement; Counterparts; Exchange by Facsimile or Electronic Delivery.  The Merger Agreement, as amended by this Amendment, and the Equity Commitment Letter, the Guarantee and the Confidentiality Agreement, contain all of the terms of the agreement of the parties hereto with respect to the subject matter hereof and thereof. This Amendment may be executed in one or more counterparts, any number of which may be by facsimile, all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Amendment (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Amendment.

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     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

SERACARE LIFE SCIENCES, INC.
By: /s/ Gregory A. Gould Name: Gregory A. Gould Title: Interim President and Chief Executive Officer and Chief Financial Officer
PROJECT PLASMA HOLDINGS CORPORATION
By: /s/ Bill Drehkoff Name: Bill Drehkoff Title: Vice President and Assistant Secretary
PROJECT PLASMA MERGER CORP.
By: /s/ Bill Drehkoff Name: Bill Drehkoff Title: Vice President and Assistant Secretary

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Exhibit C

Certificate of Incorporation of Surviving Corporation

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SERACARE LIFE SCIENCES, INC.

ARTICLE ONE

The name of the corporation is SeraCare Life Sciences, Inc. (the “Corporation”)

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of stock which the Corporation has authority to issue is one thousand (1,000) shares of Common Stock, par value one cent ($0.01) per share.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

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ARTICLE EIGHT

1.  The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

2.  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity by the Corporation for such expenses which the Court of Chancery or such other court shall deem proper.

3.  Expenses (including attorneys’ fees) incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent of the Corporation) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of a person so indemnified to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this ARTICLE EIGHT.

4.  The indemnification and other rights set forth in this ARTICLE EIGHT shall not be exclusive of any provisions with respect thereto in the by-laws of the Corporation or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against liability under this ARTICLE EIGHT and applicable law, including the General Corporation Law of the State of Delaware.

5.  Neither the amendment nor repeal of this ARTICLE EIGHT, nor the adoption of any provision of this certificate of incorporation inconsistent with this ARTICLE EIGHT, shall eliminate or reduce the effect of this ARTICLE EIGHT in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to the reimbursement of expenses pursuant to this ARTICLE EIGHT if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

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6.  The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

ARTICLE NINE

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE TEN

To the maximum extent permitted from time to time under the laws of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this ARTICLE TEN shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

* * * * *

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Annex B

February 12, 2012

The Board of Directors
SeraCare Life Sciences, Inc.
37 Birch Street
Milford, Massachusetts

Dear Members of the Board:

We understand that SeraCare Life Sciences, Inc., a Delaware corporation (the “Company”), Project Plasma Holdings Corporation, a Delaware corporation (“Parent”), and Project Plasma Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which Parent will acquire the Company (the “Transaction”). Pursuant to the Transaction, Merger Sub will be merged with and into the Company and each outstanding share of the common stock, par value $0.001 per share, of the Company (“Company Common Stock”), other than shares of Company Common Stock held by holders who are entitled to and properly demand an appraisal of their shares of Company Common Stock, Parent or Merger Sub (such holders, together with their respective affiliates (“Excluded Holders”), will be converted into the right to receive $4.00 in cash (the “Consideration”). Certain holders of Company Common Stock will enter into a voting agreement in favor of Parent and Merger Sub (the “Voting Agreement”). Linden Capital Partners II LP, a Delaware limited partnership, and Linden Capital Partners II-A LP, a Delaware limited partnership have also entered into a guarantee agreement in favor and for the benefit of the Company (the “Guarantee Agreement”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Company Common Stock (other than Excluded Holders (as defined above)) of the Consideration to be paid to such holders in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of a draft, dated February 8, 2012, of the Agreement;
(ii)	Analyzed certain publicly available historical business and financial information relating to the Company;
(iii)	Reviewed various financial forecasts and other data provided to us by the Company relating to the business of the Company, which included three alternative sets of forecasts, which we refer to as “Case A”, a “Case B” and a “Case C”;
(iv)	Held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;
(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of the Company;
(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of the Company;
(vii)	Reviewed historical stock prices and trading volumes of the Company Common Stock; and
(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or concerning the solvency or fair value of the Company, and we have not been furnished with such valuation or appraisal. With respect to the financial forecasts that we have reviewed, we have assumed, with the consent of the Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the

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management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Transaction.

In rendering our opinion, we have assumed, with your consent, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. Representatives of the Company have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. We also have assumed, with your consent, that obtaining the necessary regulatory or third party approvals and consents for the Transaction will not have an adverse effect on the Company. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects of the Transaction (other than the Consideration to the extent expressly specified herein), including without limitation, the Voting Agreement and the Guarantee. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

Lazard Frères & Co. LLC is acting as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. In addition, in the ordinary course of their respective businesses, affiliates of Lazard Frères & Co. LLC and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard Frères & Co. LLC) may actively trade securities of the Company for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by the Opinion Committee of Lazard Frères & Co. LLC.

Our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the Transaction.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of the Company and our opinion is rendered to the Board of Directors of the Company in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Company Common Stock (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,
LAZARD FRERES & CO. LLC
By /s/ David Low David Low Managing Director

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Annex C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Appraisal rights.

(a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)  Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)  Appraisal rights shall be perfected as follows:

(1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)  If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)  After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SPECIAL MEETING OF STOCKHOLDERS OF

SERACARE LIFE SCIENCES, INC.

April 18, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Special Meeting. For additional directions on how to attend the meeting and vote in person, see the "Questions and Answers About the Special Meeting and the Merger" section of the proxy statement.

COMPANY NUMBER	
ACCOUNT NUMBER	

↓ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ↓

00033300000000000000 5 041812

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN
1. Adopt the merger agreement.	☐	☐	☐
2. Approve, on a non-binding basis, certain compensation arrangements for our named executive officers in connection with the merger.	☐	☐	☐
3. Approve a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement.	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ADOPTION OF THE MERGER AGREEMENT, FOR THE APPROVAL, ON A NON-BINDING BASIS, OF CERTAIN COMPENSATION ARRANGEMENTS FOR OUR NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER, AND FOR THE APPROVAL OF THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND AT ALL ADJOURNMENTS OR POSTPONEMENTS THEREOF, TO THE EXTENT AUTHORIZED BY APPLICABLE REGULATIONS.

PLEASE INDICATE YOUR VOTE, SIGN AND MAIL THIS PROXY TODAY USING THE ENCLOSED ENVELOPE.

NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SPECIAL MEETING OF STOCKHOLDERS OF

SERACARE LIFE SCIENCES, INC.

April 18, 2012

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00033300000000000000 5 041812

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN
1. Adopt the merger agreement.	☐	☐	☐
2. Approve, on a non-binding basis, certain compensation arrangements for our named executive officers in connection with the merger.	☐	☐	☐
3. Approve a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement.	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ADOPTION OF THE MERGER AGREEMENT, FOR THE APPROVAL, ON A NON-BINDING BASIS, OF CERTAIN COMPENSATION ARRANGEMENTS FOR OUR NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER, AND FOR THE APPROVAL OF THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND AT ALL ADJOURNMENTS OR POSTPONEMENTS THEREOF, TO THE EXTENT AUTHORIZED BY APPLICABLE REGULATIONS.

PLEASE INDICATE YOUR VOTE, SIGN AND MAIL THIS PROXY TODAY USING THE ENCLOSED ENVELOPE.

NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

FORM OF PROXY CARD

SERACARE LIFE SCIENCES, INC.

37 Birch Street
Milford, MA 01757

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS

The undersigned stockholder of SeraCare Life Sciences, Inc. (the "Company") acknowledges receipt of the Company's Notice of Special Meeting of Stockholders and Proxy Statement,dated as of March 12, 2012, and does hereby appoint Gregory A. Gould and Brian McLain, or either of them acting singly, as the attorneys and proxies of the undersigned, with full power of substitution, to vote, on behalf of the undersigned, all of the shares of common stock of the Company held of record by the undersigned on March 12, 2012, at the Company's Special Meeting of Stockholders to be held at 10:00 a.m., Eastern time, on April 18, 2012 at the offices of Foley Hoag LLP, Seaport West, 155 Seaport Boulevard, 13th Floor, Boston, MA 02210 and at all adjournments or postponements thereof, hereby revoking any proxy heretofore given with respect to such shares.

(Continued and to be signed on the reverse side)

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